Exhibit 10.8

Execution Copy

POWER PURCHASE AGREEMENT

BETWEEN

SOUTHERN CALIFORNIA PUBLIC POWER AUTHORITY

AND

MILFORD WIND CORRIDOR PHASE I, LLC

DATED AS OF MARCH 16, 2007

i

ii

Section 14.12 Contract Approvals		49
Section 14.13 Governing Law		49
Section 14.14 Execution in Counterparts		49
Section 14.15 Effect of Section Headings		49
Section 14.16 Waiver		49
Section 14.17 Relationship of the Parties		49
Section 14.18 Third Party Beneficiaries		49
Section 14.19 Indemnification; Damage or Destruction; Insurance; Limit of Liability		49
Section 14.20 Severability		51
Section 14.21 Status of Review by Buyer		51
Section 14.22 Confidentiality		52
Section 14.23 No Immunity Claim		53
Section 14.24 Fixed-Rate Contract: Mobile-Sierra Clause		54

APPENDIX A	MONTHLY PAYMENT SCHEDULE
APPENDIX B	FACILITY DESCRIPTION AND MILESTONE SCHEDULE
APPENDIX C	BUYER AND SELLER BILLING, NOTIFICATION AND SCHEDULING CONTACT INFORMATION
APPENDIX D	FORM OF ATTESTATION
APPENDIX E	FORM OF SECURITY INTEREST
APPENDIX F	INSURANCE
APPENDIX G	REMAINING PREPAYMENT AMOUNT
APPENDIX H	CIRCLE FOUR LEASE
APPENDIX I	GUARANTEED GENERATION AND PREPAYMENT AMOUNT TABLE
APPENDIX J	QUALITY ASSURANCE PROGRAM

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POWER PURCHASE AGREEMENT

PARTIES

THIS POWER PURCHASE AGREEMENT (“Agreement”) is entered into as of this 16TH day of March, 2007 by and between Southern California Public Power Authority, (“Buyer”), a public entity and joint powers agency formed and organized pursuant to the California Joint Exercise of Powers Act (California Government section 6500 et seq.), and Milford Wind Corridor Phase I, LLC (“Seller”), a limited liability corporation organized and existing under the laws of the State of Delaware. Each of Buyer and Seller is referred to individually under this Agreement as a “Party” and together they are referred to as the “Parties”.

RECITALS

WHEREAS, Buyer seeks to provide to certain of its members energy from renewable power sources;

WHEREAS, in response to a Request for Proposals issued by Buyer on August 30, 2005, Seller proposes to own and operate a nominal 200 MW wind electric generating and transmission facilities (the “Facility” as further described herein), located near Milford, Utah, which will utilize wind energy technology and sell power to Buyer beginning from the effective date of this Agreement and extending for a term of twenty (20) years from the Commercial Operation Date with an early termination and purchase option exercisable by Buyer as provided herein;

WHEREAS, Buyer desires to purchase Energy from the Facility from Seller, and Seller desires to sell Energy from the Facility to Buyer; and

WHEREAS, the Parties desire to set forth the terms and conditions pursuant to which such sales and purchases shall be made;

AGREEMENT

NOW, THEREFORE, in consideration of the mutual covenants and agreements herein set forth, the Parties hereto agree as follows:

ARTICLE I
DEFINITIONS AND INTERPRETATION

Section 1.1 Definitions. The following capitalized terms shall have the following meanings:

“Achieved Generation” means, in respect of each Contract Year, the total Delivered Energy, in MWh, achieved during such Contract Year.

“Affiliate” means, as to any Person, any other Person that, directly or indirectly, is in control of, is controlled by or is under common control with such Person or is a director or officer of such Person or of an Affiliate of such Person.

“Agreement” means this Power Purchase Agreement.

“Agreement Term” has the meaning set forth in Section 2.2 hereof.

“ASTM” means American Society for Testing and Materials.

“ASME” means American Society of Mechanical Engineers

“Authorized Auditors” means representatives of Buyer or Buyer’s Agents who are authorized to conduct audits on behalf of Buyer.

“Authorized Representative” means, with respect to each Party, the person designated as such Party’s authorized representative pursuant to Section 14.1.

“AWS” means American Welding Society.

“Bankruptcy” means any case, action or proceeding under any bankruptcy, reorganization, debt arrangement, insolvency or receivership law or any dissolution or liquidation proceeding commenced by or against a Person and, if such case, action or proceeding is not commenced by such Person, such case or proceeding shall be consented to or acquiesced in by such Person or shall result in an order for relief or shall remain undismissed for ninety (90) days.

“Business Day” means any calendar day that is not a Saturday, a Sunday, or a day on which commercial banks are authorized or required to be closed in Los Angeles, California or New York, New York.

“Buyer’s Agent” means any member of the Buyer authorized or designated by Buyer to make the determination or perform, carry out or provide the service or action as provided in this Agreement.

“Buyer Approvals” means the authorizations and approvals required in order for Buyer to execute and deliver this Agreement.

“CAMD” means the Clean Air Markets Division of the United States Environmental Protection Agency, any successor agency and any other state or federal entity or person that is given jurisdiction over a program involving transferability of Environmental Attributes.

“Capacity Rights” means the right to capacity, resource adequacy, and/or reserves associated with the electric generating capability of the Facility, measured in MW.

“CEC” means the California Energy Commission or any successor agency thereto.

“Circle Four Lease” means the Land Lease Agreement, dated February 22, 2007 between Circle Four LLC, as lessor, and Seller, as lessee, attached to this Agreement as Appendix H

“Closing” means the consummation of the transaction contemplated by this Agreement in Section 2.5.

“COD Notice” has the meaning set forth in Section 5.2 hereof.

“Commercial Operation” means the date on which all of the following have occurred:

(a)           The Facility interconnection to the Point of Delivery is completed and tested in accordance with the requirements of the Interconnection Agreement.

(b)           Seller shall have provided Buyer with evidence reasonably satisfactory to Buyer that the Facility meets the requirements for Early Completion Facility Configuration and has successfully completed all testing required prior to normal operations.

(c)           Seller shall have certified to Buyer that environmental and all other required permits necessary for the operation and maintenance of the Facility have been obtained in a final form no longer subject to appeal.

(d)           Seller shall have certified to Buyer that the Facility meets the requirements for Early Completion Facility Configuration and has been completed in all material respects; and

(e)           Seller shall have certified that it has obtained Insurance coverage for the Facility consistent with
Appendix F.

“Commercial Operation Date” means the date on which Commercial Operation shall have occurred; provided, that Seller shall have the right to declare Commercial Operation as to all additional wind turbines following the Commercial Operation Date if Commercial Operation is achieved as to the Facility in the Early Completion Facility Configuration in accordance with Section 5.3.

“Contract Capacity” means the maximum net continuous output level at the Point of Delivery that the Facility is designed to produce and that Buyer is obligated to purchase; provided, that Seller shall have the right to declare Commercial Operation as to the Early Completion Facility Configuration at the Commercial Operation Date, and thereafter on or before ninety (90) days following the Commercial Operation Date may declare Commercial Operation as to all additional wind turbines in accordance with Section 5.3 which shall also constitute Contract Capacity.

“Contract Year” means each 12-month period of the Delivery Term commencing with the Commercial Operation Date.

“Costs” has the meaning set forth in Section 11.6(f) hereof.

“Default” has the meaning set forth in Section 11.1 hereof.

“Defaulting Party” has the meaning set forth in Section 11.1 hereof.

“Delivered Energy” means the MWh of Energy as metered at the Point of Delivery, which amount will be adjusted to include the MWh of curtailed Energy in accordance with Section 6.5(i).

“Delivered Excess Energy” means the portion of the Delivered Energy which is designated as Excess Energy.

“Delivered Guaranteed Generation” means the portion of the Delivered Energy which is designated as Guaranteed Generation.

“Delivery Term” has the meaning set forth in Section 2.2 hereof.

“Early Completion Facility Configuration” means a configuration of the Facility with the interconnection facilities and installed wind turbines aggregating not less than 130 MW of nameplate capacity and no more than 200 MW of nameplate capacity.

“EEI” means Edison Electric Institute.

“Effective Date” means the date of this Agreement as set forth in Section 2.1 hereof.

“Electric Metering Device(s)” means all meters, metering equipment, and data processing equipment used to measure, record, or transmit data relating to the Energy output from the Facility. Electric Metering Devices include the metering current transformers and the metering voltage transformers.

“Energy” means the energy and Capacity Rights produced by wind turbines at the Facility and delivered to the Point of Delivery.

“Energy Rate” has the meaning set forth in Section 2.6 hereof.

“Environmental Attribute Reporting Rights” means all rights to report the ownership of the Environmental Attributes to any Person, without limitation.

“Environmental Attributes” means any and all credits, benefits (other than Tax Benefits), offsets, reductions, or allowances, howsoever entitled, resulting from the generation of renewable Energy and its subsequent displacement of conventional Energy generation. Environmental Attributes include without limitation: (1) any avoided emission of carbon dioxide (CO2), methane (CH4), or any other greenhouse gas, and (2) any avoided emission of sulfur oxides (SOx), nitrogen oxides (NOx), carbon monoxide (CO), particulate matter (PM), or any other sources or air, soil, or water pollution. Environmental Attributes received hereunder may be applied under any governmental, regulatory, or voluntary program, including but not limited to the United Nations Framework Convention on Climate Change (UNFCC) and the Kyoto Protocol to the UNFCC, in accordance with applicable law. Environmental Attributes created by the Facility shall be assigned so that one MWh of Facility Metered Output is equivalent to one MWh of Environmental Attributes. Environmental Attributes associated with the Replacement Energy shall be derived from a renewable energy resource which (i) is eligible for compliance with the renewable portfolio standards and greenhouse gas reporting requirements established under California law and (ii) does not emit carbon dioxide or other greenhouse gas emissions. Environmental Attributes are also commonly known as renewable energy credits (RECs) and green tags, and the terms shall have identical meanings for the purposes of this Agreement.

“EPA” means Environmental Protection Agency and any successor agency.

“Excess Energy” means the Energy delivered to the Point of Delivery which is in excess of the Guaranteed Annual Quantity.

“Excess Energy Price” means the $/MWh payment made to Seller by Buyer for Excess Energy according to the provisions in Appendix A.

“Excess PTC Value” has the meaning set forth in Section 2.5(g) hereof.

“Expected Production Tax Credits” means a renewable electricity production credit of 1.5 cents per kWh in accordance with Section 45 of the Internal Revenue Code (as the same exists on the Effective Date), as heretofore adjusted and as hereafter to be adjusted by the inflation adjustment factor specified in Section 45, as the same exists on the Effective Date, which tax credit shall be available for a 10-year period beginning on Commercial Operation Date, measured on Facility Metered Output.

“Facility” means the wind powered electric generating facility, including but not limited to the Facility Premises, the structures, facilities, equipment, fixtures, improvements and associated real and personal property and the other rights and interests, all as described in Appendix B.

“Facility Common Facilities Interests” means the rights and interests in and to the properties, structures, equipment and facilities described in Appendix B as constituting the Facility Common Facilities Interests.

“Facility Generating Premises” means the land described in Appendix B as constituting the Facility Generating Premises.

“Facility Lender” means any lender providing senior or subordinated construction, interim or long-term debt or equity financing or refinancing for or in connection with the development, construction, purchase, installation or operation of the Facility, including any equity and tax investor providing financing or refinancing for the Facility or purchasing equity ownership interests of Seller and/or its Affiliates, and any trustee or agent acting on their behalf, and any Person or entity providing interest rate protection agreements to hedge any of the foregoing debt obligations.

“Facility Metered Output” means the energy produced by the Facility wind turbine generators as measured at the site of the wind turbine generators.

“Facility Premises” means the Facility Generating Premises, the land and rights and interests in land included in the Facility Common Facilities Interests and the Facility Transmission Line Interests.

“Facility Transmission Line Interests” means the rights and interests in and to the properties, structures and facilities described in Appendix B as constituting the Facility Transmission Line Interests.

“Fair Market Value” means the amount the Buyer and Seller agree is the current value of the Facility and, failing agreement, what an appraiser, selected jointly by Buyer and Seller, reports is the value. The value will be based on the value that a third party would be willing to pay if it acquired the Facility subject to this Agreement.

“FERC” means the Federal Energy Regulatory Commission or any successor agency thereto.

“Force Majeure” has the meaning set forth in Section 14.6 hereof.

“Forced Outage” means the removal of service availability of the Facility, or any portion of the Facility, for emergency reasons or conditions in which the Facility, of any potion thereof, is unavailable due to unanticipated failure, including as a result of Force Majeure.

“GAAP” means generally accepted accounting principles set forth in the opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board or in such other statements by such other entity as have been approved by a significant segment of the accounting profession, which are in effect as of the relevant date of determination.

“Gains” has the meaning set forth in Section 11.6.

“GDPIPD” means the implicit price deflator for the gross domestic product as computed and published from time to time by the U.S. Department of Commerce.

“Guaranteed Annual Quantity” means Guaranteed Generation divided by twenty (20).

“Guaranteed Generation” means the MWh of Energy specified in Section 3.1 to be guaranteed to be delivered from the Facility to the Point of Delivery as measured at the Point of Delivery; provided, that such Guaranteed Generation and the applicable Guaranteed Annual Quantity shall be reduced for each MWh that the Facility is unable to generate as a result of a Buyer Default, a curtailment pursuant to Section 6.5(i), or Force Majeure declared by the Buyer.

“IEEE” means Institute of Electrical and Electronics Engineers.

“Insurance” means the policies of insurance as set forth in Appendix F.

“Interconnection Agreement” has the meaning set forth in Section 4.2.

“Intermountain Power Agency” means the Intermountain Power Agency, a political subdivision of the State of Utah.

“Intermountain Power Project Switchyard” means the transmission switchyard owned by the Intermountain Power Agency, which is located in Delta, Utah, which interconnects through Intermountain Power Project transmission systems to the interstate transmission grid.

“ISA” means Instrument Society of America.

“KW” means kilowatt.

“KWh” means kilowatt-hour.

“Lien” means any lien, mortgage, encumbrance, attachment, pledge, charge, lease, sublease, easement or security interest of any kind.

“Leases and Property Agreements” means (A) the following leases and property agreements and instruments under which Seller shall acquire the Facility Generating Premises, as well as other undeveloped property in connection therewith: (i) the Circle Four Lease, and all other leases to Seller, as lessee, from third parties (other than the State of Utah) as set forth in Section 2.10, (ii) a grant or grants of right of way to Seller by the USBLM, (iii) the lease or leases to Seller, as lessee, from the State of Utah, and (iv) agreements or instruments providing for the acquisition and fee ownership by Seller of parcels of land, and (B) the grants of rights of way and the leases, agreements, deeds and other instruments providing for the acquisition by Seller of the Transmission Line right of way and associated property rights and interests.

“Losses” has the meaning set forth in Section 11.6(f) hereof.

“Monthly Payment” means the amount to be paid to Seller by Buyer on a monthly basis for all items set forth in Appendix A.

“MW” means megawatt.or megawatts, as applicable.

“MWh” means megawatt-hour or megawatt-hours, as applicable.

“NERC” means the North American Electric Reliability Council or its successor organization, if any.

“Non-Consolidation Opinion” means a reasoned opinion of Chadbourne & Parke LLP addressed and delivered to the Buyer on or before the date on which the Buyer pays the Prepayment Amount to Seller as to the non-consolidation of the Seller in a bankruptcy proceeding of any member of Seller.

“Non-Defaulting Party” has the meaning set forth in Section 11.5(a) hereof.

“OATT” means Open Access Transmission Tariff approved by FERC or approved by the governing body(s) of a non jurisdictional public utility.

“Off Peak” means all hours other than On Peak hours.

“On Peak” means 6:00 a.m. - 10:00 p.m., Monday through Friday.

“Operating Insurance” means the Insurance associated with the Facility after final completion of the Facility construction phase, specifically excluding Marine/Inland Marine Cargo, Marine

Delay in Start Up, Builder’s Risk, and Workers Compensation coverages, as set forth in Appendix F, which are associated with construction or personnel.

“Option Exercise Date” has the meaning set forth in Section 2.5(h) hereof.

“OSHA” means Occupational Safety & Health Administration and any successor thereto.

“P99 Energy” means the amount of Energy predicted to be available for delivery to the Point of Delivery annually with a probability of exceedance of 99%, or the predicted one year Energy production at a 99% probability of exceedance.

“Pacific Prevailing Time” means the time in Los Angeles, California when actual transactions are made.

“Performance Security” means the performance security described in Section 6.6 that is required to be provided by Seller to Buyer, prior to Buyer’s obligation to pay the Prepayment Amount, to secure Seller’s performance under this Agreement.

“Permitted Encumbrances” means (i) any Lien expressly provided for or permitted by the terms of the Agreement, (ii) Liens for taxes not yet due or for taxes being contested in good faith by appropriate proceedings so long as such proceedings do not involve a material risk of the sale, forfeiture, loss or restriction on the use of the Facility or any part thereof, provided that such proceedings end by the expiration of the Agreement Term, (iii) suppliers’, vendors’, mechanics’, workman’s, repairman’s, employees’ or other like Liens arising in the ordinary course of business for work or service performed or materials furnished in connection with the Facility for amounts the payment of which is either not yet delinquent or is being contested in good faith by appropriate proceedings so long as such proceedings do not involve a material risk of the sale, forfeiture, loss or restriction on use of the Facility or any part thereof, provided that such proceedings end by the expiration of the Agreement Term, and (iv) easements, rights of way, use rights, exceptions, encroachments, reservations, restrictions, conditions or limitations, provided that in each case the same do not interfere with or impair the operation or use of the Facility or any interest therein as contemplated by the Agreement, or have a material adverse effect on the value, the remaining useful life or the utility of the Facility or any interest therein.

“Person” means any individual, corporation, partnership, joint venture, limited liability company, association, joint stock company, trust, unincorporated organization, entity, government or other political subdivision.

“Point of Delivery” means the interconnection facilities of Seller located at the point of interconnection between the Facility’s transmission line and the Intermountain Power Project Switchyard bus as further described in the Interconnection Agreement.

“Prepayment Amount” means the amount to be paid by Buyer for the Guaranteed Generation as set forth in Section 3.1.

“Present Value Rate” means the sum of 0.50% plus the yield reported on page “USD” of the Bloomberg Financial Markets Services Screen (or, if not available, any other nationally recognized trading screen reporting on-line intraday trading in United States government securities) at 11:00 a.m. (New York City, New York time) for the United States government securities having a maturity that matches the average remaining Agreement Term.

“Production Tax Credits” or “PTCs” means the Production Tax Credit under Section 45 of the Internal Revenue Code, as the same may be amended, supplemented, extended or replaced from time to time, and including all successor enactments or legislation relating thereto, measured on the Facility Metered Output.

“Prudent Utility Practices” means those practices, methods, and acts, that are commonly used by a significant portion of the electric wind power generation industry in prudent engineering and operations to design and operate electric equipment (including wind powered facilities) lawfully and with safety, dependability, efficiency, and economy, including any applicable practices, methods, acts, guidelines, standards and criteria of FERC, NERC, WECC and all applicable Requirements of Law.

“Quality Assurance Program” has the meaning set forth in Appendix J.

“Remaining Prepayment Amount” means, for any Contract Year, the amount set forth in Appendix G for 8,500,000 MWh of Guaranteed Generation; provided however that if the Guaranteed Generation calculated pursuant to Section 3.1 is less than 8,500,000 MWh, then the Remaining Prepayment Amounts shown in Appendix G shall also be reduced pro-rata.

“Replacement Energy” has the meaning set forth in Section 12.3.

“Requirement of Law” means federal, state and local laws, statutes, regulations, rules, codes or ordinances (other than those relating to Taxes) enacted, adopted, issued or promulgated by any federal, state, local or other governmental authority or regulatory body (including those pertaining to electrical, building, zoning, environmental and occupational safety and health requirements).

“Scheduled Outage” means any outage with respect to the Facility other than a Forced Outage.

“Scheduled Outage Projection” has the meaning set forth in Section 6.5(g).

“Scheduler” means an employee or agent of a Party hereto who has, among other duties, the responsibility for preparing preliminary interchange energy schedules. The contact information for Buyer and Seller Schedulers is provided in Appendix C (item 4) and will be revised by the Parties as needed.

“Security Interest” has the meaning set forth in Section 6.6(iii) hereof.

“Shortfall Energy” has the meaning set forth in Section 12.1 hereof.

“Site Common Facilities” means and includes:

(i)        a substation, including switching facilities, and interconnections with the Transmission Line and collection systems and related transmission facilities and the site thereof, including fee ownership interests, leaseholds, rights of way, easements and other related property rights and interests and associated buildings, structures and other improvements therefor;

(ii)       approximately 36 miles of newly constructed access roads and turnaround areas;

(iii)      supervisory control and data acquisition (SCADA) systems;

(iv)     operation, maintenance and storage buildings, structures and facilities; and

(v)      all equipment and other personal property necessary or useful to provide operational and support services to any of the foregoing.

“Special Investor” means the equity investor in Seller receiving the majority of the Production Tax Credits.

“Special Purpose Entity” means a limited liability company which at all times prior to, on and after the date hereof:

(a)           shall not (i) engage in any dissolution, liquidation or consolidation or merger with or into any other business entity, (ii) transfer, lease or sell, in one transaction or any combination of transactions, all or substantially all of its properties or assets except to the extent permitted herein, (iii) modify, amend or waive any provisions of its organizational documents related to its status as a Special Purpose Entity or terminate its organizational documents or its qualifications and good standing in any jurisdiction.

(b)           was, is and will be organized solely for the purpose of (i) acquiring, developing, owning, holding, selling, leasing, transferring, exchanging, managing and operating the Facility, entering into this Agreement with Buyer and transacting lawful business that is incident, necessary and appropriate to accomplish the foregoing;

(c)           Except for the ownership of undeveloped or unused leased land, has not been, is not, and will not be engaged in any business unrelated to the acquisition, development, ownership, management or operation of the Facility, other than the sale of Energy from the Facility to third parties as permitted by this Agreement, the removal and divestiture of leaseholds as provided in Section 2.10, or the sale, transfer or disposal of rights or interests in and to Site Common Facilities as provided in Section 2.11 or in and to the Transmission Line as provided in Section 2.12; provided however that (i) Seller shall divest of all property rights and interests of undeveloped or unused leased land not included in the Facility, as permitted under Sections 2.10, 2.11 and 2.12, prior to any development or usage of said property rights and interests for purposes other than those provided for in this Agreement; and provided further that said divestiture shall not alter or affect Buyer’s Security Interest, except as permitted by Sections 2.10, 2.11 or 2.12. For the purpose of owning and divesting of undeveloped or unused leased land, as provided under Section 2.10 prior to any development or usage thereof for purposes other than this Agreement, Seller shall amend or terminate, as applicable, the Leases and

Property Agreements to remove such leased land from the Leases and Property Agreements and cause the lessor(s) to execute replacement leases or other property agreements with other Persons applicable to the leased land divested.

(d)        Except for the ownership of undeveloped or unused leased land or those portions of the Transmission Line and Site Common Facilities not included in the Facility as described in (c) above, has not had, does not have and will not have, any assets other than those related to the Facility;

(e)          has not failed and will not fail to correct any known misunderstanding regarding the separate identity of such entity;

(f)          has maintained and will maintain its accounts, books, resolutions, agreements and records separate from any other Person and has filed and will file its own tax returns;

(g)          has held itself out and identified itself and will hold itself out and identify itself as a separate and distinct entity under its own name or in a name franchised or licensed to it by a Person other than an Affiliate of Seller and not as a division or part of any other Person, except for services rendered under a business management services agreement with an Affiliate that complies with the terms contained in Subsection (k) below, so long as the manager, or equivalent thereof, under such business management services agreement holds itself out as an agent of Seller;

(h)         has maintained and will maintain its assets in such a manner that it will not be costly or difficult to segregate, ascertain or identify its individual assets from those of any other Person;

(i)           has not made and will not make loans to any Person or hold evidence of indebtedness issued by any other Person (other than cash and investment-grade securities issued by a Person that is not an Affiliate of or subject to common ownership with such Person);

(j)          has not identified and will not identify its members, or any Affiliate of any member, as a division or part of it, and has not identified itself and shall not identify itself as a division of any other Person;

(k)         has not entered into or been a party to, and will not enter into or be a party to, any transaction with its members or Affiliates, except (i) in the ordinary course of its business and on terms which are intrinsically fair, commercially reasonable and are no less favorable to it than would be obtained in a comparable arm’s-length transaction with an unrelated third party or (ii) in connection with this Agreement;

(l)           has not had and will not have any obligation to indemnify, and has not indemnified and will not indemnify its officers or members, as the case may be;

(m)        it has considered and shall consider the interests of its creditors in connection with all limited liability company actions;

(n)         does not and will not have any of its obligations guaranteed by any Affiliate; and

(o)         has complied and will comply with all of the terms and provisions contained in its organizational documents. The statement of facts contained in its organizational documents are true and correct and will remain true and correct;

(p)         has not commingled, and will not commingle, its funds or assets with those of any Person and has not participated and will not participate in any cash management system with any other Person;

(q)         has held and will hold its assets in its own name;

(r)          has maintained and will maintain its financial statements, accounting records and other entity documents separate from any other Person and has not permitted and will not permit its assets to be listed as assets on the financial statement of any other entity except as required by GAAP; provided, however, that any such consolidated financial statement shall contain a note indicating that its separate assets and liabilities are neither available to pay the debts of the consolidated entity nor constitute obligations of the consolidated entity;

(s)         has paid and will pay its own liabilities and expenses, including the salaries of its own employees, out of its own funds and assets, and has maintained and will maintain a sufficient number of employees in light of its contemplated business operations;

(t)          has observed and will observe all limited liability company formalities;

(u)         has not assumed or guaranteed or become obligated for, and will not assume or guarantee or become obligated for the debts of any other Person and has not held out and will not hold out its credit as being available to satisfy the obligations of any other Person except as permitted pursuant to this Agreement;

(v)         has not acquired and will not acquire obligations or securities of its members or any Affiliate;

(w)        has allocated and will allocate fairly and reasonably any overhead expenses that are shared with any Affiliate, including, but not limited to, paying for shared space and services performed by any employee of an Affiliate;

(x)         has maintained and used, now maintains and uses, and will maintain and use separate stationery, invoice and checks bearing its name; such stationery, invoices and checks utilized by the Special Purpose Entity or utilized to collect its funds or pay its expenses have borne and shall bear its own name and have not borne and shall not bear the name of any other entity unless such entity is clearly designated as being the Special Purpose Entity’s agent;

(y)         has not pledged and will not pledge its assets for the benefit of any other Person;

(z)         has had, now has, and will have articles of organization, a certificate of formation and/or an operating agreement, as applicable, that provides that it will not: (A) dissolve, merge,

liquidate or consolidate; (B) sell all or substantially all of its assets; (C) engage in any other business activity, or amend its organizational documents with respect to the matters set forth in this definition without the consent of Buyer; or (D) without the affirmative vote of all of its members, file a bankruptcy or insolvency petition or otherwise institute insolvency proceedings with respect to itself or to any other Person in which it has a direct or indirect legal or beneficial ownership interest;

(aa) has been, is and intends to remain solvent and has paid and intends to continue to pay its debts and liabilities (including, as applicable, shared personnel and overhead expenses) from its assets as the same shall have or become due, and has maintained, is maintaining and intends to maintain adequate capital for the normal obligations reasonably foreseeable in a business of its size and character and in light of its contemplated business operations; and

(bb) has and will have no indebtedness other than (i) the loan made by the Facility Lender providing construction financing for the Facility, (ii) Taxes and Insurance premiums, (iii) liabilities incurred in the ordinary course of business relating to its ownership, leasing and operation of the Facility and its routine administration, in amounts not to exceed $1.8 million which liabilities are not more than sixty (60) days past due, are not evidenced by a note and are paid when due, and which amounts are normal and reasonable under the circumstances, and (iv) such other liabilities that are permitted pursuant to this Agreement.

“Startup and Test Energy” means the energy produced by the Facility prior to the Commercial Operation Date.

“System Emergency” means an emergency condition or abnormal interconnection situation which in Buyer’s sole reasonable judgment affects the ability of Buyer, or Buyer’s Agent, to receive the Delivered Energy in a manner which is deemed to minimize the risk of injury to persons and/or property.

“Targeted Rate of Return” means the Special Investor’s target, after-tax, internal rate of return on its investment as established in the Seller’s equity agreement, not to exceed 15%, and the return shall consist of all tax benefits (including, but not limited to Production Tax Credits and the value of tax deductions) and taxable income received by the Special Investor from the date of its initial investment in the Facility until the tenth (10th) anniversary of the Commercial Operation Date at the Special Investor’s effective tax rate as established in the Seller’s equity agreement, plus cash distributions allocated to the Special Investor.

“Tariff Rate” has the meaning set forth in Section 4.4 hereof.

“Tax Benefits” means all tax deductions and tax credits available under applicable laws to owners or operators of the Facility, including Production Tax Credits, or such substantially equivalent tax credits that provide Seller with a tax credit based on energy production from any portion of the Facility and all tax deductions and tax credits that are now or may in the future be, applicable to owners and/or operators of the Facility under the laws of the State of California or Utah.

“Taxes” has the meaning set forth in Section 6.3.

“Termination Payment” means in the case of a Default, the amount to liquidate this Agreement, as calculated pursuant to Section 11.6.

“Transmission Line” means the transmission line extending from the Site Common Facilities substation at the wind generation site to the Intermountain Power Project (IPP) Switchyard in Delta, Utah, a distance of approximately 90 miles, including the rights of way, easements and other property interests constituting the right of way of such transmission line and the interconnection facilities at the Site Common Facilities substation and the interconnection facilities at the IPP Switchyard, together with all related structures, facilities and equipment and associated real or personal properties.

“USBLM” means the Bureau of Land Management of the United States Department of Interior.

“WECC” means the Western Electricity Coordinating Council, or any successor entity thereto.

Section 1.2 Interpretation. In this Agreement, unless a clear contrary intention appears:

(a)   the singular number includes the plural number and vice versa;

(b)   reference to any Person includes such Person’s successors and assigns but, in case of a Party hereto, only if such successors and assigns are permitted by this Agreement, and reference to a Person in a particular capacity excludes such Person in any other capacity or individually;

(c)   reference to any gender includes the other;

(d)   reference to any agreement (including this Agreement), document, instrument or tariff means such agreement, document, instrument or tariff as amended or modified and in effect from time to time in accordance with the terms thereof and, if applicable, the terms hereof;

(e)   reference to any Article, Section, or Appendix means such Article of this Agreement, Section of this Agreement, or such Appendix to this Agreement, as the case may be, and references in any Article or Section or definition to any clause means such clause of such Article or Section or definition;

(f)    “hereunder”, “hereof”, “hereto” and words of similar import shall be deemed references to this Agreement as a whole and not to any particular Article or Section or other provision hereof or thereof;

(g)   “including” (and with correlative meaning “include”) means including without limiting the generality of any description preceding such term;

(h)   relative to the determination of any period of time, “from” means “from and including”, “to” means “to but excluding” and “through” means “through and including”;

(i)    reference to time shall always refer to Pacific Prevailing Time; and

(j)      reference to any “day” shall mean a calendar day unless otherwise indicated.

ARTICLE II
EFFECTIVE DATE, TERM, PRODUCTION TAX CREDITS,
EARLY TERMINATION AND FACILITY PROPERTIES

Section 2.1 Effective Date. This Agreement shall become effective when duly executed and delivered by both Parties.

Section 2.2 Agreement Term and Delivery Term. Subject to Buyer’s purchase option described in Section 2.5, this Agreement shall have a delivery term (the “Delivery Term”) of twenty (20) Contract Years commencing on the Commercial Operation Date. The term of this Agreement (the “Agreement Term”) shall commence on the Effective Date and shall end upon the expiration or termination for any reason of the Delivery Term.

Section 2.3 Survivability. The provisions of this Article II, Article VIII, Article X, and Article XI shall survive the termination of this Agreement. The provisions of Article III and Article VIII shall continue in effect after termination to the extent necessary to provide for final billing and adjustments related to the period prior to termination of this Agreement, including payment of any money due and owing to Seller or Buyer pursuant to this Agreement.

Section 2.4 Early Termination by Seller. Notwithstanding any provisions of this Agreement to the contrary, (a) if no financial closing for the construction of the Facility occurs before December 31, 2007, or (b) if Seller reasonably determines that the requirements of the permits issued for the Facility would make development or operation of the Facility infeasible or uneconomic, Seller shall, on the terms and subject to the conditions of this Section 2.4, have the right to terminate this Agreement, without any further financial or other obligation to Buyer as a result of such termination (except as expressly provided herein), by providing written notice of such determination to Buyer at any time before December 31, 2007. Seller shall provide written notice to Buyer of financial closing for the construction financing of the Facility within five (5) Business Days after such financial closing has occurred.

Section 2.5 Extension of Production Tax Credits; Early Termination by Buyer or Exercise of Purchase Option.

(a) In the event that the Commercial Operation Date shall not occur by December 31, 2008 but shall occur prior to any default under Section 11.1(e) arising from a failure to achieve the Commercial Operation Date, and on or prior to the Commercial Operation Date the Production Tax Credits for wind generating facilities shall have been extended so as to apply to the Facility at a value that is at least equal to 95% (but does not exceed 100%) of the value of the Expected Production Tax Credits on the Commercial Operation Date, the Buyer shall pay to the Seller (A) within 90 days following the Commercial Operation Date the Prepayment Amount and (B) all other payments as provided in Section 3.1 and Appendix A.

(b) In the event that the Commercial Operation Date shall not occur by December 31, 2008 but shall occur prior to any default under Section 11.1(e) arising from a failure to achieve the Commercial Operation Date, and on or prior to the Commercial Operation Date the Production Tax Credits for wind generating facilities shall have been extended so as to apply to the Facility at a value that is at least equal to 75% (but less than 95%) of the value of the Expected Production Tax Credits, the Buyer shall pay to the Seller:

(1)           within 90 days following the Commercial Operation Date the Prepayment Amount, and

(2)           all other payments as provided in Section 3.1 and Appendix A, and

(3)           an additional monthly payment equal to the difference between the value of the reduced (or eliminated) Production Tax Credits for such applicable month and 95% of the value of the Expected Production Tax Credits for such applicable month, multiplied by the Delivered Energy for such applicable month, and all divided by 0.65 as a gross-up of the amount of such difference to account for Seller income taxes which would not have been applicable to the reduced (or eliminated) Production Tax Credits.

(c) In the event that the Commercial Operation Date shall not occur by December 31, 2008 but shall occur prior to any default under Section 11.1(e) arising from a failure to achieve the Commercial Operation Date, and on or prior to the Commercial Operation Date the Production Tax Credits for wind generating facilities shall have been extended so as to apply to the Facility at a value that is less than 75% of the value of the Expected Production Tax Credits, the Buyer shall exercise one of the following options:

(1)           Buyer shall purchase the Facility from Seller within 90 days following the Commercial Operation Date at a purchase price of $2,050 per installed KW of Contract Capacity, or

(2)           Buyer shall pay to Seller (A) within 90 days following the Commercial Operation Date the Prepayment Amount, (B) all other payments set forth in Section 3.1 and Appendix A, and (C) an additional monthly payment equal to the difference between the value of the reduced (or eliminated) Production Tax Credits for such applicable month and 95% of the value of the Expected Production Tax Credits for such applicable month, multiplied by the Delivered Energy for such applicable month, and all divided by 0.65 as a gross-up of the amount of such difference to account for Seller income taxes which would not have been applicable to the reduced (or eliminated) Production Tax Credits.

(d) In the event that the Commercial Operation Date shall not occur by December 31, 2008 but shall occur prior to any default under Section 11.1(e) arising from a failure to achieve the Commercial Operation Date, and on or prior to the Commercial Operation Date the Production Tax Credits for wind generating facilities shall not have been extended and at least one of the Parties shall have determined on or prior to the Commercial Operation Date that it is likely that the Production Tax Credits will be extended prior to the first anniversary of the Commercial Operation Date so as to apply to the Facility, Buyer shall not pay to Seller the Prepayment Amount on or prior to the Commercial Operation Date, but instead Buyer shall pay Seller $52.50 per MWh for all Delivered Guaranteed Generation and shall make all other payments as provided in Section 3.1 and Appendix A; provided however that such payment for the Delivered Guaranteed Generation shall terminate upon payment by the Buyer of the Prepayment Amount or upon the purchase by the Buyer of the Facility as set forth herein below in this Section 2.5(d). If prior to the first anniversary of the Commercial Operation Date the Production Tax Credits for wind generation facilities shall have been extended so as to apply to the Facility and:

(1)           such extended Production Tax Credits shall have a value that is at least equal to 95% (but does not exceed 100%) of the value of the Expected Production Tax Credits, then the Buyer shall pay to the Seller (A) within 90 days following such first anniversary of the Commercial Operation Date the Prepayment Amount and (B) all other payments as provided in Section 3.1 and Appendix A, or

(2)           such Extended Production Tax Credits shall have a value that is at least equal to 75% (but less than 95%) of the value of the Expected Production Tax Credits, then the Buyer shall (AA) pay to Seller within 90 days following such first anniversary of the Commercial Operation Date the Prepayment Amount, (BB) continue the other payments set forth in Section 3.1 and Appendix A, and (CC) pay to Seller an additional monthly payment equal to the difference between the value of the reduced (or eliminated) Production Tax Credits for such applicable month and 95% of the value of the Expected Production Tax Credits for such applicable month, multiplied by the Delivered Energy for such applicable month, and all divided by 0.65 as a gross-up of the amount of such difference to account for Seller income taxes which would not have been applicable to the reduced (or eliminated) Production Tax Credits, or

(3)           such extended Production Tax Credits have a value that is less than 75% of the value of the Expected Production Tax Credits, then the Buyer shall exercise one of the following options:

(A)          Buyer shall purchase the Facility from Seller within (90) days following such first anniversary of the Commercial Operation Date at a purchase price of $2,050 of installed KW of Contract Capacity, or

(B)          Buyer shall (a) pay to Seller within 90 days following such first anniversary of the Commercial Operation Date the Prepayment Amount, (b) continue all other payments to Seller as provided in Section 3.1 and Appendix A, and (c) pay to Seller an additional monthly payment equal to the difference between the value of the reduced (or eliminated) Production Tax Credits for such applicable month and 95% of the value of the Expected Production Credits for such applicable month, multiplied by the Delivered Energy for such applicable month, and all divided by 0.65 as a gross-up of the amount of such difference to account for Seller income taxes which would have been applicable to the reduced (or eliminated) Production Tax Credits.

In the event, however, that in such case that the Production Tax Credits for wind generating facilities shall not have been extended prior to such first anniversary of the Commercial Operation Date, then Buyer shall purchase the Facility from the Seller within 90 days following such first anniversary of the Commercial Operation Date at a purchase price of $2,050 per installed KW of Contract Capacity.

(e)   In the event that the Commercial Operation date shall not occur by December 31, 2008, but shall occur prior to any default under Section 11.1(e) arising from a failure to achieve the Commercial Operation Date, and prior to the Commercial Operation Date the Production Tax Credits for wind generating facilities shall not have been extended and neither of the Parties is able to determine prior to the Commercial Operation Date that it is likely that the Production Tax Credits will be extended by the first anniversary of the Commercial Operation Date so as to apply to the Facility, the Buyer shall purchase the Facility from Seller within 90 days following the Commercial Operation Date at a purchase price of $2,050 per installed KW of Contract Capacity.

(f)    The failure by Buyer to exercise its option to purchase the Facility or to pay the Prepayment Amount as set forth in paragraphs (c) or (d) above or to purchase the Facility as set forth in paragraph (e) above shall be considered to be a payment default under Section 11.1(a).

(g)   If under Section 2.5(a) or Section 2.5(d)(1) Production Tax Credits for wind generating facilities are extended at a value that exceeds one hundred percent (100%) of their current value for the first ten Contract Years (“Excess PTC Value”), the Prepayment Amount to be paid in each such case shall be reduced by the same percentage that the Excess PTC Value exceeds 100% of the current value.

(h)   Buyer shall have the right at any time on or prior to the date that is six months prior to the later of (i) the tenth anniversary of the Commercial Operation Date or (ii) the tenth anniversary of the date of enactment of Production Tax Credits in the event such credits are not in place at the Commercial Operation Date but become effective within twelve (12) months thereafter (“Option Exercise Date”), to exercise its option to purchase the Facility and the related assets from Seller and terminate this Agreement at the Option Exercise Date by providing written notice of its intent to exercise its purchase option effective as of the Option Exercise Date for the Fair Market Value of the Facility, but in no event less than the value that the Special Investor requires to reach a Targeted Rate of Return and in no event more than one hundred fifty million dollars ($150,000,000). Buyer may request in writing Seller’s reasonable estimate of the purchase price for the Facility at any time following the eighth (8th) anniversary of the Commercial Operation Date, and Seller shall provide such estimate with supporting documentation within 60 days of such written request. The reasonable estimate will be based on the actual Delivered Energy from the Commercial Operation Date through the most recent anniversary of the Commercial Operation Date, and the expected Delivered Energy from that date until the Option Exercise Date. The calculation of the expected Delivered Energy will be based on the average annual Delivered Energy since the Commercial Operation Date.

(i)   In the event the Buyer does not exercise its option to purchase the Facility at the Option Exercise Date, Buyer shall have the option to purchase the Facility from the Seller at the expiration of the Agreement Term at the Fair Market Value calculated as of the expiration of the Term by providing notice to the Seller at least 180 days prior to the expiration of the Agreement Term. This Agreement will be terminated upon the effective date of the consummation of such purchase by Buyer and (i) the payment in full to Seller of the purchase price, (ii) the payment of all other obligations due hereunder, and (iii) the release and return to Seller of any Performance Security provided under this Agreement. If Buyer does not provide written notice of its intent to exercise its purchase option on or before the date that is six months prior to the twentieth (20th) anniversary of the Commercial Operation Date, Buyer shall be deemed to have forfeited all rights to purchase the Facility at the expiration of the Agreement Term.

(j)  Closing Conditions. The Closing for the purchase and sale of the Facility shall take place at the offices of Southern California Public Power Authority, 225 South Lake Ave, Pasadena, CA 91101 on the third Business Day after the conditions to Closing have been satisfied or waived, or at such place as Buyer and Seller mutually agree in writing. The Closing shall be deemed effective as of 12:01 a.m. (Pacific Prevailing Time) on the Closing Date:

(1)           Except as provided in Article VII, Seller shall transfer the Facility to Buyer on an “as is” basis, and Seller shall not make any representations and warranties to Buyer relating to the condition of the Facility in connection with such transfer, either express or implied by statute or otherwise, including warranties as to merchantability and/or fitness for any particular purpose, the absence of patent or inherent defects, description or otherwise of whatsoever nature, other than a warranty of title. Seller shall have no liability of any kind whatsoever to Buyer under this Agreement or in respect of the operation or otherwise of the Facility by Buyer or Buyer’s designee from and after the transfer of the Facility to Buyer; provided, however, that no such transfer shall relieve Seller of any liability whatsoever arising from the violation, breach or default by Seller, prior to the transfer date, of any transferred contract, transferred permit, transferred intellectual property or other transferred asset, or resulting from any act or omission by Seller or its Affiliates that occurred prior to the transfer date.

(2)           Seller shall transfer the Facility to Buyer, free and clear of all liens and encumbrances, other than Permitted Encumbrances. Seller shall assign and transfer to Buyer all of its right, title and interest in: (i) all raw materials, consumables and spare parts; (ii) all tangible personal property; (iii) all intangible personal property, including permits, patents, patent licenses, patent applications, trade names, trademarks, trademark registrations and applications therefore, trade secrets, copyrights, know-how, secret formulae and any other intellectual property rights; (iv) all buildings and fixtures; (v) computerized and non-computerized records, reports, data, files, and information; (vi) all design, construction and equipment warranties and guarantees related to the Facility in which Seller has any remaining rights against engineers, contractors, suppliers, equipment manufacturers or other Persons; and (vii) the Leases and Property Agreements, Interconnection Agreement, and all common or joint ownership, construction and operating agreements entered into by Seller as provided in Sections 2.11 and 2.12 and all other agreements with a total market value in excess of $50,000 for third-party joint operation or use of the Facility or any portion thereof or of any capacity or capability of the Site Common Facilities or the Transmission Line, all of which shall be assignable and transferable to Buyer in accordance with the terms thereof; provided, however, that assignments of interest of the USBLM and the State of Utah may be subject to the prior approval of the USBLM and the State of Utah, respectively.

(3)           All items relating to the ownership and operation of the Facility, which are customarily prorated, including without limitation Taxes, Operating Insurance premiums, and rentals or other payments under Leases and Property Agreements, shall be prorated as of the Closing Date. Seller shall be liable with respect to items or obligations that relate to any time period prior to the Closing Date and Buyer shall be liable with respect to items or obligations relating to time periods after the Closing Date, and to the extent practicable, there shall be a cash settlement on the Closing Date, provided that any monthly payments made by Buyer for Taxes and Operating Insurance premiums shall be credited to Buyer’s settlement account.

Section 2.6 Early Termination for Change in Requirement of Law. If at any time after the Effective Date there is a change in Requirement of Law that either has (a) a material adverse effect on the performance by Seller of its obligations under this Agreement or on the Seller’s ownership, construction and/or operation and maintenance of the Facility or (b) a disproportionate adverse impact to Seller or the Facility, such that in either such case development or operation of the Facility would be infeasible or uneconomic, Seller shall have the right unless waived by Seller in writing, to terminate this Agreement, without any further financial or other obligation to Buyer as a result of such termination, by providing written notice of such determination to Buyer at any time within thirty (30) days after Seller becomes aware of such change in Requirement of Law and such termination of this Agreement shall become effective ninety (90) days after such notice, but only if Buyer shall have been paid the Remaining Prepayment Amount and all other amounts owed to Buyer under this Agreement, less all amounts owed to Seller under this Agreement. Seller shall include as part of any such notice documentation reasonably substantiating that the change in Requirement of Law would have a material adverse effect on the performance by Seller of its obligations under this Agreement or on Seller’s ownership, construction, and/or operation and maintenance of the Facility, or make development or operation of the Facility infeasible or uneconomic. If Seller determines that this Agreement is sustainable with an additional payment to cover the additional costs directly associated with this change in Requirement of Law, then Seller may propose to continue the Agreement with an additional payment per MWh of Delivered Energy (“Energy Rate”), with reference to the cost projections used by the Seller to determine the Energy Rate. If Buyer, in its sole and absolute discretion, determines that it is willing to increase the Energy Rate to the amount Seller has determined to be necessary to offset such cost increases, Buyer shall, within ninety (90) days of receipt of Seller’s termination notice, notify Seller thereof, and the Parties shall amend this Agreement to reflect such Energy Rate and this Agreement, as so amended, shall continue in full force and effect. If Buyer fails to provide such notice, this Agreement shall terminate effective immediately upon the expiration of such ninety (90) day period, but only if Buyer shall have been paid the Remaining Prepayment Amount for all other amounts owed to Buyer under this Agreement, less all amounts owed to Seller under this Agreement; provided, however, that in the event that, prior to the expiration of such ninety (90)-day period, Buyer notifies Seller that Buyer wishes to negotiate the amount of the increase in the Energy Rate requested by Seller, this Agreement shall terminate on the thirtieth (30th) day following Seller’s receipt of such written notice, subject however to the receipt by Buyer of the payments by Seller referred to above in this Section 2.6, unless prior to the expiration of such thirty (30)-day period the Parties reach agreement regarding the amount of the increase in the Energy Rate (in which event the Parties shall mutually amend this Agreement to reflect such agreed increase in the Energy Rate and this Agreement, as so amended, shall continue in full force and effect). In the event of early termination under this Section, Buyer agrees at the cost and expense of Seller to cooperate with Seller in arrangements to be made by Seller for the transmission of Energy from the Facility by one or more members of the Buyer under an OATT. It is acknowledged by Seller that Buyer has no rights, interests or entitlements in any system or facilities for the transmission of such Energy or under any OATT. The Parties acknowledge and agree that the Facility covered by this Agreement will be subject to environmental review pursuant to the National Environmental Policy Act of 1969 (NEPA) and pursuant to Utah laws requiring preparation of a document containing essentially the same points of analysis as in an environmental assessment or environmental impact statement prepared under NEPA, and is therefore statutorily exempt from the California Environmental Quality Act (“CEQA”) pursuant to Title 14 California Code of Regulations, Section 15277. Neither Party shall be bound by this Agreement unless and until a Notice of Exemption pursuant to said Title 14, California Code Regulations, Section 15277 is prepared and duly filed in the appropriate state and county and the statute of limitations pertaining to that filing has expired without a legal challenge ..

Section 2.7 Early Termination by Mutual Agreement. This Agreement may be terminated upon mutual written agreement of the Parties

Section 2.8 Early Termination for Certain Force Majeure. Buyer may terminate this Agreement effective upon written notice to Seller if, as a result of Force Majeure involving action or inaction by, or failure to obtain necessary authorizations or approvals from, any governmental agency or authority, including as a result of any appeals of such authorizations or approvals, the Commercial Operation Date is not achieved within four (4) years after the Effective Date.

Section 2.9 Milestone Schedule. Seller has provided a milestone schedule with estimated deadlines for the development of the Facility through the Commercial Operation Date in Appendix B. Seller shall inform Buyer on a quarterly basis of the status of each milestone, including any slippage in an estimated deadline.

Section 2.10 The Facility Generating Premises.

(a)     Seller shall enter into such Leases and Property Agreements which, together with the Circle Four Lease, provide Seller with leaseholds or other property rights and interests which shall include the entire Facility Generating Premises, as well as leaseholds and property interests in other undeveloped lands. The terms and provisions of the leases hereafter entered into by Seller (other than those with the State of Utah) shall be substantially the same as the terms and provisions of the Circle Four Lease, except as otherwise approved by Buyer, which approval shall not be unreasonably withheld. The terms and provisions of a grant or grants of right of way from the USBLM and a lease or leases from the State of Utah to be entered into by Seller shall be subject to review, comment and approval by Buyer, which approval shall be granted upon confirmation by Buyer that its rights and interests under this Agreement and the Security Interest afforded by its Performance Security are not adversely affected. In the event that Buyer fails to approve the terms and conditions negotiated between the Seller and (i) USBLM or (ii) the State of Utah within 30 days of receipt by Buyer of such terms and conditions, such delay shall be deemed to be an event of Force Majeure until such approval is received by the Seller. All Leases and Property Agreements, to the extent recordable under federal or state law, shall be duly recorded in the land records of the applicable county or counties of the State of Utah or as otherwise provided by applicable law.

(b)     All such Leases and Property Agreements referred to in (a) above shall be entered into by Seller so as to enable Seller to construct and install the wind turbine generators and related transmission facilities and other improvements constituting the portion of the Facility located on the Facility Generating Premises.

(c)     Seller agrees not to develop or improve the areas of such Leases and Property Agreements, other than the Facility Generating Premises which shall be developed and improved so as to provide for the facilities and improvements of the Facility to be located on the Facility Generating Premises in accordance with this Agreement. Seller shall be entitled, however, by amendment or termination of any of the Leases and Property Agreements to remove any portions of or rights or interests in the premises, other than the Facility Generating Premises, acquired thereunder; provided that, upon the granting of the Performance Security to Buyer all the property rights and interests under the Leases and Property Agreements then in effect shall become subject to the lien and security interest of the Performance Security. Thereafter, Seller may remove any portions of or interests in the premises under such Leases and Property Agreements, other than the Facility Generating Premises, with consent of the Buyer to an amendment of the Performance Security releasing such portion of or interests in such premises from the lien and security interest of the Performance Security, which consent shall be granted upon confirmation by Buyer that such removal does not interfere with the operation or use of the Facility under this Agreement.

Section 2.11 Site Common Facilities and Facility Common Facilities’ Interests. The construction and installation of structures, facilities and other improvements of the Facility on the Facility Generating Premises as provided in this Agreement shall include the Site Common Facilities. The Seller may sell, transfer or otherwise dispose of undivided interests or rights in such Site Common Facilities including the use of the capacity or capabilities thereof to other entities in accordance with agreements as to the common ownership, use, construction and operation of such Site Common Facilities including provisions for sharing of the costs thereof and rights and entitlements to the capacity and services thereof; provided that Seller shall not sell, transfer or dispose of the Facility Common Facilities’ Interests or any portion thereof but shall retain the same as part of the Facility under this Agreement. However, upon the granting of the Performance Security to Buyer all the ownership, rights and interests of the Seller in the Site Common Facilities, other than those theretofore sold, transferred or disposed of, shall become subject to the lien and security interest of the Performance Security. Thereafter, any such sale, transfer or disposal by Seller of rights or interests in such Site Common Facilities shall require the consent of Buyer to an amendment of the Performance Security releasing such rights and interests from the lien and security interest of the Performance Security, which consent shall be granted upon confirmation by Buyer that such sale, transfer or disposal does not interfere with the operation or use of the Facility Common Facilities Interests. Except for third party contracts having a total market value of less than $50,000, Buyer shall have the right to review any agreement that provides for any third party ownership and related joint operation of the Site Common Facilities or any capacity or capability thereof, and such agreement shall be subject to approval by Buyer prior to execution thereof by Seller which approval shall be granted upon confirmation by Buyer that its rights and interests under this Agreement and the Security Interest afforded by its Performance Security are not adversely affected thereby. Seller shall not enter into any use agreement for the Site Common Facilities that would have a material adverse effect on the Buyer, provided that Buyer shall have the right to review and comment on said use agreements prior to execution.

Section 2.12 Transmission Line and Facility Transmission Line Interests.

(a)     Seller shall acquire such rights of way, easements and other property rights and interests necessary for the Transmission Line right of way and shall locate and construct thereon the facilities and improvements of the Transmission Line.

(b)     Seller may sell, transfer or otherwise dispose of undivided interests or rights in the Transmission Line including the rights to use the capacity or transfer capability thereof;

provided that Seller shall not sell, transfer or otherwise dispose of and shall retain the Facility Transmission Line Interests. However, upon the granting of the Performance Security to Buyer, the ownership, rights and interests of the Seller in the Transmission Line shall become subject to the lien and security interest of the Performance Security. Thereafter any sale, transfer or disposal by Seller of rights or interests in the Transmission Line shall require the consent of Buyer to an amendment of the Performance Security releasing such rights or interests from the lien and security interest of the Performance Security, which consent shall be granted upon confirmation by Buyer that such sale, transfer or disposal does not interfere with the operation or the use of the Facility Transmission Line Interests. Except for third party contracts having a total market value of less than $50,000, Buyer shall have the right to review any agreement that provides for any third party ownership or related joint operation of the Transmission Line or any capacity or capability thereof, and such agreement shall be subject to approval by Buyer prior to execution thereof by Seller which approval shall be granted upon confirmation by Buyer that its rights and interests under this Agreement and the Security Interest afforded by its Performance Security are not adversely affected thereby. Seller shall not enter into any use agreement for the Transmission Line except as provided in Section 4.4, and Buyer shall have the right to review any such use agreement prior to its submission to FERC.

ARTICLE III
PURCHASE AND SALE OF POWER

Section 3.1 Purchases by Buyer.

(a)   The Facility shall have a Contract Capacity of up to 200 MW and a Guaranteed Generation of 8,500,000 MWh based on a Contract Capacity of 200 MW. On or before the Commercial Operation Date (or such date as specified in Section 2.5 if the Prepayment Amount is deferred as provided therein), Buyer shall pay to Seller the Prepayment Amount set forth in Appendix I for the Guaranteed Generation calculated as provided in Section 3.1(c), except as otherwise provided in Section 2.5(g).

(b)   Subject to the terms and conditions of this Agreement, all of the Energy from the Facility shall be dedicated to the Buyer.

(c)   At least 90 days prior to the anticipated Commercial Operation Date, as set forth in the COD Notice pursuant to Section 5.2, Seller shall deliver to Buyer a written declaration of the planned Contract Capacity and the planned Guaranteed Generation. The calculation of such planned Guaranteed Generation shall be based on a written certification, to be furnished to Buyer with such declaration, of the P99 Energy for the planned Contract Capacity, multiplied by twenty (20) years; provided, however, that such calculation of the planned Guaranteed Generation shall in no event be based on an amount of planned Contract Capacity greater than 110% of the Early Completion Facility Configuration consisting of the actual Contract Capacity installed on the Commercial Operation Date. Such certification of P99 Energy shall be prepared by a recognized wind expert, to be selected by Seller subject to Buyer’s approval, which approval shall not be unreasonably withheld by Buyer.

(d)     Following the Commercial Operation Date and continuing for the Delivery Term, Seller shall make available, schedule and deliver, and Buyer shall accept and purchase, the Delivered Energy from the Facility for the Delivery Term.

(e)     Prior to the Commercial Operation Date, Seller shall sell and deliver, and Buyer shall accept and purchase the Delivered Energy at the Startup and Test Energy rate in accordance with paragraph 2 of the payment schedule set forth in
Appendix A.

(f)     For all Excess Energy delivered following the Commercial Operation Date, Buyer shall pay Seller the Excess Energy Price in accordance with paragraph 1 of the payment schedule set forth in Appendix A.

(g)     For all Delivered Energy following the Commercial Operation Date, Buyer shall pay Seller the Environmental Attributes Payment in accordance with paragraph 3 of the payment schedule set forth in Appendix A.

(h)     Commencing on the Commercial Operation Date, Buyer shall pursuant to Appendix A reimburse Seller for all Taxes and Operating Insurance premiums following the Commercial Operation Date, except as otherwise provided in Appendix A. Such reimbursement amounts will be estimated by Seller prior to the year of payment, divided by 12, and paid monthly by Buyer. Any overpayment or underpayment by Buyer of reimbursement amounts for such actual Taxes and Operating Insurance premiums paid by Seller will be reconciled through an adjustment to the invoice sent to Buyer in the month following the applicable year of payment.

Section 3.2 Dispatch Procedures. For purposes of helping Buyer or Buyer’s Agent schedule its resources, Seller shall follow the applicable scheduling procedures set forth in Section 6.5.

Section 3.3 Energy to Come Exclusively from Facility. Except as provided in Article XII, in no event shall Seller have the right to procure energy from sources other than the Facility for sale and delivery pursuant to this Agreement.

ARTICLE IV

POINT OF DELIVERY AND INTERCONNECTION AGREEMENT

Section 4.1 Point of Delivery. Seller shall deliver Energy to Buyer, and Buyer, or its designee, shall receive Energy from Seller, under this Agreement at the Point of Delivery. Seller will be responsible for all losses to the Point of Delivery. Buyer will be responsible for all losses from the Point of Delivery.

Section 4.2 Interconnection Agreement. Prior to the Commercial Operation Date, Intermountain Power Agency and Seller will enter into an interconnection agreement, to define the equipment to be installed at the Point of Delivery to interconnect the Facility at the Point of Delivery and all other interconnection issues, including the Parties’ rights and obligations in respect of the design, construction and operation of the Intermountain Power Switchyard (the

“Interconnection Agreement”). In the event that the total capital costs of incremental interconnection facilities associated with the Facility exceed two-million dollars ($2 million), Seller will have the right to terminate this Agreement without liability to Buyer following thirty (30) days’ written notice to Buyer; provided however that if Buyer agrees, in its sole discretion, to reimburse Seller for incremental interconnection facilities costs in excess of two-million dollars ($2 million), then Seller shall not have the right to terminate this Agreement pursuant to this Section 4.2. In connection with any sales, transfers, use, or disposal of any rights or interests in the Transmission Line by Seller as permitted by Section 2.12, Buyer shall be entitled to recover a pro-rata share of Buyer’s reimbursement for such incremental interconnection facilities costs in excess of two-million dollars ($2 million). Such pro-rata reimbursement due to Buyer shall offset amounts otherwise due to Seller pursuant to the Monthly Payment hereunder.

Section 4.3 Transmission Service Agreement. Buyer agrees to cooperate with Seller at the cost and expense of Seller in Seller’s arranging of transmission service, pursuant to the applicable OATTs, which could enable Seller to sell Energy to other parties during any period during which Buyer is unable to accept Energy from the Facility and/or a Buyer Default has occurred and is continuing. It is acknowledged by Seller that Buyer has no rights, interests or entitlements in any systems or facilities for the transmission of such Energy or under any OATT.

Section 4.4 Use of Transmission Line. Seller agrees to charge cost based tariff rates (“Tariff Rates”) subject to FERC jurisdiction under the Federal Power Act for third party use of any Transmission Line capacity or entitlement rights that are in excess of the capacity or entitlement rights thereon provided for the Facility under this Agreement. Such Tariff Rates as filed with FERC by Seller shall provide for the full recovery of all capital, fixed, and variable costs incurred for, or properly allocated to, the portion of the Transmission Line associated with such third party capacity rights thereon, in accordance with standard FERC cost of service ratemaking policies and practices. In no event, however, shall (i) the rates charged to any such third party be less than the Tariff Rates or (ii) the use afforded such third party with respect to the Transmission Line interfere with Buyer’s rights or interests under this Agreement, and provided, further, that the terms and conditions of such tariff service shall be consistent with the rules and regulations of FERC or, in the absence of such rules and regulations, standard industry practice.

ARTICLE V
OWNERSHIP OF THE FACILITY

Section 5.1 Ownership of the Facility. Seller shall use commercially reasonable and diligent efforts to site, permit, develop, finance and construct the Facility. The Facility shall be owned by Seller during the Agreement Term. Seller shall operate and maintain, at its sole risk and expense, the Facility in compliance with all Requirements of Law, Prudent Utility Practices, and applicable manufacturer’s and operator’s specifications and recommended procedures. Meeting this requirement shall not relieve Seller of its other obligations pursuant to the terms and conditions of this Agreement. Seller shall be responsible, at its sole expense, for:

(a)     the development and commercial operation of the Facility in accordance with Prudent Utility Practices; and

(b)     seeking, obtaining, maintaining, complying with and, as necessary, renewing and modifying from time to time, all permits, certificates or other authorizations which are required by any Requirement of Law, governmental authority or regulatory agency as prerequisites to engaging in the activities envisioned by this Agreement and to meeting Seller’s obligation to operate the Facility consistently with the terms of this Agreement. Buyer and Buyer’s Agent shall be responsible, at Buyer’s sole expense, to the extent required, for seeking, obtaining, maintaining, complying with and, as necessary, reviewing and modifying from time to time, all permits, certificates or other authorizations which are required to meet Buyer’s obligations under this Agreement. Each party will cooperate with the other Party with respect to the other Party’s obtaining and maintaining and complying with required permits, certificates, or other authorizations.

Section 5.2 Certification of Commercial Operation Date. Seller shall provide Buyer with a written notice when Seller believes that all conditions precedent to achieving Commercial Operation of the Facility have been satisfied (such notice, the “COD Notice”).

Section 5.3 Additional Capacity after Early Completion in the Early Completion Facility Configuration. In the event that Seller shall achieve Commercial Operation as to the Facility in the Early Completion Facility Configuration, then Seller shall nevertheless have the right to install additional wind turbines (for a maximum aggregate Contract Capacity of 200 MW) up to ninety (90) days following the Commercial Operation Date. Seller shall have the right to modify the Facility configuration shown in Appendix B to incorporate additional wind turbines installed and completed after achievement of Commercial Operation of the Facility in the Early Completion Facility Configuration by providing written notice to Buyer. Any such installation of additional wind turbines shall have no effect on the Prepayment Amount.

Section 5.4 Other Information. Seller shall provide to Buyer such other information regarding the permitting, engineering, construction or operations, of Seller, its subcontractors or the Facility, financial or otherwise, and other data concerning the Seller, its subcontractors or the Facility as Buyer may, from time to time, reasonably request. Until the Commercial Operation Date, Seller shall provide to Buyer quarterly written reports describing permitting and development activities in the previous quarter and anticipated progress and activities for the upcoming quarter. Buyer shall be permitted to inspect the Facility from time to time upon reasonable notice to Seller and during reasonable business hours, provided that Buyer is accompanied by Seller’s employees made available for such purpose.

ARTICLE VI
OPERATION AND MAINTENANCE OF THE FACILITY

Section 6.1 Compliance with Electrical Service Requirements. Seller shall, at its sole expense, operate and maintain the Facility in accordance with Prudent Utility Practices. Seller shall comply with standard operating procedures such that the Facility has on-site or on-call operations management twenty-four (24) hours per day.

Section 6.2 General Operational Requirements.

Seller shall, at all times:

(a)          Employ qualified and trained personnel for managing, operating and maintaining the Facility and for coordinating with Buyer and Buyer’s Agent. Seller shall ensure that necessary personnel are available on-site or on-call twenty-four (24) hours per day during the Delivery Term.

(b)         Operate and maintain the Facility with due regard for the safety, security and reliability of the interconnected system.

(c)          Comply with operating and maintenance standards recommended by, and required by, the Facility’s equipment suppliers.

Section 6.3 Taxes. Buyer will be responsible for, and will reimburse Seller if paid by Seller, lawful state and local taxes assessed within the State of Utah, which are directly associated with the Facility or the delivery or sale of Energy or Environmental Attributes, if any, including all property taxes or payments in lieu of property taxes directly associated with the Facility and excluding income, payroll, and sales taxes other than sales taxes directly imposed on the delivery or sale of Energy or Environmental Attributes, if any, (“Taxes”). To the extent reasonably able to do so, either Party, upon written request of the other, shall provide a certificate of exemption or other reasonably satisfactory evidence of exemption if either Party is exempt from any Taxes, and shall use all reasonable efforts to obtain or maintain, or to enable the other Party to obtain or maintain, any exemption from or reduction of any Taxes, whether currently available or becoming available in the future. Seller will pay all lawful Taxes and will use reasonable efforts to minimize Taxes, and will consult with the Buyer on any negotiations Seller may undertake with governmental authorities responsible for imposing Taxes. Promptly following its payment of any Taxes Seller shall provide Buyer with copies of receipts or other evidence of the payment of such Taxes. Seller shall also promptly provide to Buyer copies of all notices, correspondence or other items (including, without limitation, written reports on any verbal exchanges with the relevant taxing authorities) to the extent relating to Taxes, and shall afford Buyer a reasonable opportunity to participate in any discussions or other communications with any taxing authority relating to Taxes. To the extent it is legally able to do so, Seller will follow the written instructions of Buyer with respect to the negotiation, reporting, payment and contest (and shall permit Buyer to conduct such contest, to the extent it is legally able to do so) of any Taxes for which Seller is liable hereunder. Seller shall promptly pay to Buyer the amount of any refunds or other credits against any Taxes or other economic benefits which Seller receives or to which it is entitled with respect to any Taxes for which Buyer is responsible hereunder. Without limiting the generality of the foregoing, the Parties agree that, if beneficial to the efforts of either Party to obtain or maintain any exemption from or reduction of any Taxes, whether currently available or becoming available in the future, the Parties will cooperate to restructure the transactions contemplated by this Agreement so as to enable either Party to obtain or maintain such exemption or reduction, as the case may be, provided, however, that any such restructuring shall not affect adversely the economic consequences to either Party. Buyer shall have no obligations with to respect to any Taxes to the extent such Taxes (1) are attributable to any period prior to the Commercial Operation Date for the Facility, or following the expiration or termination of this Agreement in accordance with the terms hereof, (2) are imposed as a result of the gross negligence or willful misconduct by the Seller, the breach by the Seller of any of its obligations under this Agreement or any related transaction document, (3) are imposed as a result of any transfers by Seller of any interest in the Facility, this Agreement or any transaction contemplated hereby or related hereto (except to the extent resulting from a breach by Buyer if its obligations under this Agreement).

Section 6.4 Environmental Credits. Seller shall, if applicable, obtain in its own name and at its own expense any and all pollution or environmental credits or offsets necessary to operate the Facility in compliance with the Requirements of Law.

Section 6.5 Scheduling of Energy and Scheduled Outages.

(a)          Seller or Seller’s designee shall be responsible for scheduling the forecast of Energy to the Point of Delivery during the Agreement Term in accordance with the dispatch and scheduling procedures that may be updated from time to time by Buyer or Buyer’s Agent. Seller shall submit schedules, and any updates to such schedules, to Buyer or Buyer’s Agent designated by Buyer based on the most current forecast of Energy. All generation scheduling and transmission services shall be performed in accordance with the applicable NERC and WECC operating policies, criteria, and any other applicable guidelines. Seller shall also fulfill the contractual, metering and interconnection requirements set forth in this Agreement, so as to be able to deliver Energy to the Point of Delivery.

(b)         [Intentionally omitted]

(c)          [Intentionally omitted]

(d)         No later than forty-five (45) days before the beginning of each calendar year, Seller or Seller’s designee shall provide, or cause to be provided, a non-binding forecast of each month’s average-day deliveries of Energy, by hour, for the following eighteen (18) months.

(e)   Ten (10) Business Days before the beginning of each month, Seller or Seller’s designee shall provide, or cause to be provided, a non-binding forecast of each day’s average deliveries of Energy, by hour, for the following month.

(f)    By 5:30 AM Pacific Prevailing Time on the Business Day immediately preceding the date of delivery, Seller or Seller’s designee shall cause the Facility’s scheduling coordinator to provide Buyer, or Buyer’s Agent as designated by Buyer, with a copy of a non-binding hourly forecast of deliveries of Energy for each hour of the immediately succeeding day. A forecast provided a day prior to any non-Business Day(s) shall include forecasts for the immediate day, each succeeding non-Business Day and the next Business Day. Seller shall provide Buyer, or Buyer’s Agent as designated by Buyer, with a copy of any and all updates to such forecast indicating a change in forecasted Energy from the then current forecast.

(g)         No later than sixty (60) days prior to the Commercial Operation Date, and on each January 1 thereafter, Seller shall provide Buyer, or Buyer’s Agent as designated by Buyer, with a non-binding written projection of all Scheduled Outages for the succeeding three (3) years (the “Scheduled Outage Projection”). The Scheduled Outage Projection shall include information concerning all projected Scheduled Outages during such period, including (i) the anticipated start and end dates of each Scheduled Outage; (ii) a description of the maintenance and/or repair work to be performed during the Scheduled Outage; and (iii) the anticipated operational MW capacity, if any, during the Scheduled Outage. Seller shall notify Buyer, or Buyer’s Agent as designated by Buyer, of any change in the Scheduled Outage Projection as soon as practicable, but in no event later than thirty (30) days prior to the originally scheduled date of the Scheduled Outage. Seller will use commercially reasonable efforts to accommodate reasonable requests of Buyer with respect to the timing of Scheduled Outages and Seller will, to the extent feasible and consistent with Prudent Utility Practices, arrange for Scheduled Outages to occur between October 1 and May 1 of each year and coincident with planned transmission outages. In the event of a System Emergency, Seller shall make all reasonable efforts to reschedule any Scheduled Outage previously scheduled to occur during the System Emergency.

(h)         In the event of a Forced Outage affecting at least 10% of the wind turbines comprising the Facility, to the extent practicable, Seller shall notify Buyer, or Buyer’s Agent as designated by Buyer, within two (2) hours of the Forced Outage and provide detailed information concerning the Forced Outage, including (i) the start and anticipated end dates of the Forced Outage; (ii) a description of the cause of the Forced Outage; (iii) a description of the maintenance and/or repair work to be performed during the Forced Outage; and (iv) the anticipated operational MW capacity, if any, during the Forced Outage. Seller shall take all reasonable measures and exercise commercially reasonable efforts to avoid Forced Outages and to limit the duration and extent of any such outages.

(i)             Seller shall reduce deliveries of Energy for curtailments required by Buyer in the event of a System Emergency or due to scheduled and unscheduled maintenance on Buyer’s side of the Point of Delivery that prevent it from accepting Energy at the Point of Delivery. Such curtailments shall not reduce the Achieved Generation, and the Guaranteed Annual Quantity or the Guaranteed Generation calculations shall include MWh that would have been realized had the curtailment not occurred. Seller shall be credited for all such curtailed Energy that would have been realized had the curtailment not occurred; and such curtailed Energy shall be reasonably estimated by the Parties and deemed Delivered Energy and Facility Metered Output for settlement purposes. In addition to payments due pursuant this Agreement for non-curtailed Delivered Energy and Facility Metered Output, Buyer shall pay to Seller all amounts, including any Production Tax Credits, to which Seller would have been entitled but did not receive for Energy curtailed by Buyer pursuant to this Section 6.5. Seller shall install sufficient measuring equipment at the Facility to collect data necessary to reasonably determine the amount of Energy subject to the aforementioned curtailments. Seller shall install sufficient meteorological towers around the Facility Generating Premises or in conjunction with the wind turbines comprising the Facility to provide the capability of measuring and recording representative wind data twenty-four (24) hours per day, which wind data, in conjunction with actual wind turbine availability and capability, shall be used to calculate any amounts due Seller under this Section 6.5.

Section 6.6 Performance Security. Notwithstanding anything to the contrary in this Agreement, Buyer’s obligation to pay the Prepayment Amount shall be conditioned upon (i) the release by the Facility Lender providing construction or other financing for the Facility of its lien or liens on the Facility, (ii) receipt by Buyer of Seller’s title insurance policy as to the Facility Premises that is reasonably satisfactory to Buyer, provided, however, that said title insurance policy shall not be required for lands owned by USBLM or the State of Utah, (iii) the Buyer obtaining a lien on and security interests in the Facility including all leasehold interests and real and personal property rights and interests of the Seller under the Leases and Property Agreements then in effect to secure the performance of this Agreement by Seller by means of a perfected first lien and priority security interest in the Facility (the “Security Interest”), subject only to Permitted Encumbrances, and (iv) the receipt by Buyer of the Non-Consolidation Opinion. The Security Interest will be in the form of a deed of trust against the Facility as set forth in Appendix E. The amount of the Security Interest will equal the Termination Payment plus any other amounts or damages owed by Seller to Buyer under Article XI. In the event of Buyer foreclosure on the Security Interest, Seller will be responsible for the reasonable legal expenses of the Buyer to accomplish the foreclosure.

ARTICLE VII
COMPLIANCE DURING CONSTRUCTION AND OPERATION PERIOD

Section 7.1 Facility Construction Warranty. The Seller warrants and guarantees that it will perform, or cause to be performed, all construction in a good and workmanlike manner and in accordance applicable standards, Prudent Utility Practice, Seller’s Quality Assurance Program, and other provisions of this Agreement. When complete, and at the time that Buyer exercises any purchase option, the Seller warrants and guarantees that the Facility, its design, its components and related work, shall be free from defects caused by errors or omissions in design, engineering and construction, that the Facility will comply in all respects with the requirements of the Agreement, and that the Facility will comply with, and be capable of operation, in accordance with applicable laws and regulations and the guarantees in this Agreement. Seller also warrants and guarantees that it will monitor the operation and maintenance of the Facility and that said operation and maintenance is, and will be, in full compliance of all requirements, including, but not limited to, vendor’s operation and maintenance requirements, and safety and environmental requirements. Any recommended or required updates or modifications to equipment and materials, including procedures, programming and software will be instituted in a timely manner.

Section 7.2 Compliance With Standards. The equipment and structures furnished under this Agreement shall be designed, constructed, tested, operated and maintained to meet all of the applicable requirements of the latest revision of the ASTM, ASME, AWS, EPA, EEI, IEEE, ISA (or any successors thereto), National Electrical Code, National Electric Safety Code, OSHA, Cal-OSHA as applicable, Uniform Building Code, Uniform Plumbing Code, and the local County Fire Department Standards of the applicable county, and other codes and standards and operations and maintenance requirements applicable to the services, equipment, and work as generally shown in this Agreement.

Section 7.3 Quality Assurance Program. Seller agrees to maintain and comply with a written quality assurance policy (“Quality Assurance Program”) attached hereto as Appendix J, and Seller shall cause all work performed pursuant to this Agreement to comply with said Quality Assurance Program.

ARTICLE VIII
BILLING; PAYMENT; AUDITS; METERING; ATTESTATIONS

Section 8.1 Billing and Payment. Billing and payment for the Energy purchases by Buyer under this Agreement and for any other amounts due and payable by Buyer hereunder shall be as follows:

(a)       On or before the tenth (10th) day of the month following a month in which transactions occur hereunder, Seller shall render one (1) invoice to Buyer showing the following:

(1)                                 Delivered Energy allocated to:

(A)                              Delivered Guaranteed Generation to be credited toward the Guaranteed Annual Quantity for the applicable Contract Year, including an accounting of new or made-up Shortfall Energy and/or Replacement Energy.

(B)                                Delivered Excess Energy billed pursuant to Appendix A.

(2)                                 Any Startup and Test Energy billed pursuant to Appendix A.

(3)                                 Environmental Attributes billed pursuant to Appendix A based on Facility Metered Output.

(4)                                 Any reimbursement to Seller for Taxes and Operating Insurance premiums, and adjustments for actual Taxes and Operating Insurance premiums, pursuant to Section 3.1(h).

(5)                                 Any reimbursement to Buyer for the purchase of Replacement Energy.

(b)         Monthly invoices shall be based on meter readings, or if such readings are unavailable, the best available data.

(c)          Monthly invoices shall be sent to the address set forth in Appendix C or such other address as is provided by Buyer in writing.

(d)         Buyer shall pay such invoices rendered by Seller by wire transfer to the accounts designated on the invoices rendered by Seller on or before the twenty-fifth (25th) day of the month or 15-days following their receipt. Bills or portions of bills which are not paid by the due date shall thereafter accrue an interest charge at the rate of one percent (1.0%) per month or the maximum rate permitted by law, whichever is less, from and including the date payment was due to but excluding the date such payment is made. Seller shall pay to Buyer any reimbursement owed to Buyer as set forth in Section 8.1(a)(5).

(e)          Attestations of Environmental Attribute transfers to Buyer shall accompany monthly invoices pursuant to Section 9.1(b).

(f)            In the event any portion of any bill is in dispute, the disputed amount shall nonetheless be paid under protest when due. The Party hereto disputing a payment shall promptly notify the other Party in writing of the basis for the dispute. Disputes shall be discussed and resolved by the Authorized Representatives, who shall use their best efforts to amicably and promptly resolve the disputes, and any failure to agree shall be subject to resolution in accordance with Section 14.3. Upon resolution of any dispute, the required amount of payment or refund shall be paid within ten (10) days after such determination, with interest accrued at the rate of one percent (1.0%) per month or the maximum rate permitted by law, whichever is less, computed from and including the due date to but excluding the date such payment or refund is paid.

Section 8.2 Records and Audits. Seller shall be subject, at any time with 7 calendar days’ prior written notice, to audits by Authorized Auditors relating to the accuracy of all billings and of all costs for which Buyer is required to reimburse the Seller pursuant to Article III. The Authorized Auditors shall have access to all records and data relating to such billings, costs, metering, and Environmental Attribute attestations. Seller shall maintain and the Authorized Auditors will have the right to examine and audit all books, records, documents, accounting procedures and practices, and other evidence, regardless of form (e.g., machine readable media such as disk, tape, etc.) or type (e.g., databases, applications software, database management software, utilities, etc.), sufficient to properly reflect all such billings and costs. Any information provided on machine-readable media shall be provided in a format accessible and readable by the Authorized Auditors. Seller shall not, however, be required to furnish the Authorized Auditors with commonly available software. The Authorized Auditors will also have the right to reproduce, photocopy, download, or transcribe, such billing and cost records. Seller shall make such records, or to the extent accepted by the Authorized Auditors, photographs, micro-photographs etc. or other authentic reproductions thereof available to the Authorized Auditors at Seller’s offices at all reasonable times and without charge. Seller shall keep and preserve all such records for a period of not less than 3 years from and after final payment or, if the Agreement is terminated in whole or in part, until 3 years after the Delivery Term.

Notwithstanding the foregoing, if the audit reveals that the overpayment is more than 5% of the billing, Seller shall pay all expenses and costs incurred by the Authorized Auditors arising out of or related to the audit.

Section 8.3 Delivery Arrangements. Seller shall be responsible for all interconnection, electric losses, transmission and ancillary service arrangements and costs required to deliver, the Energy from the Facility to Buyer or Buyer’s Agent at the Point of Delivery. Buyer shall be responsible for all electric losses, transmission and ancillary service arrangements and costs required to receive the Energy beyond the Point of Delivery. Seller shall have title to the Energy on its side of the Point of Delivery. Buyer, or Buyer’s Agent, shall have title to the Energy on its side of the Point of Delivery.

Section 8.4 Electric Metering Devices.

(a)               The Delivered Energy and Facility Metered Output made available to Buyer, or Buyer’s Agent, by Seller under this Agreement shall be measured using the Electric Metering Devices installed, owned and maintained by the Seller or its designee in accordance with the Interconnection Agreement, if applicable, and Prudent Utility Practices. If Electric Metering Devices are not installed at the Point of Delivery, meters or meter readings will be adjusted to reflect losses from the Electric Metering Devices to the Point of Delivery. All Electric Metering Devices used to provide data for the computation of payments shall be sealed and the Seller or its designee shall only break the seal when such Electric Metering Devices are to be inspected and tested or adjusted in accordance with this Section 8.4. Seller or its designee shall specify the number, type, and location of such Electric Metering Devices.

(b)              Seller or its designee, at no expense to Buyer, shall inspect and test all Electric Metering Devices upon installation and at least annually thereafter. Seller shall provide Buyer with reasonable advance notice of, and permit a representative of Buyer to witness and verify, such inspections and tests, provided, however, that Buyer shall not unreasonably interfere with or disrupt the activities of Seller or its designee and shall comply with all safety standards. Upon request by Buyer, Seller or its designee shall perform additional inspections or tests of any Electric Metering Device and shall permit a qualified representative of Buyer to inspect or witness the testing of any Electric Metering Device; provided, however, that Buyer shall not unreasonably interfere with or disrupt the activities of Seller or its designee and shall comply with all safety standards. The actual expense of any such requested additional inspection or testing shall be borne by Buyer, unless upon such inspection or testing an Electric Metering

Device is found to register inaccurately by more than the allowable limits established in this Section 8.4, in which event the expense of the requested additional inspection or testing shall be borne by Seller. Seller shall provide copies of any inspection or testing reports to Buyer.

(c)               Adjustment for Inaccurate Meters. If an Electric Metering Device fails to register, or if the measurement made by an Electric Metering Device is found upon testing to be inaccurate by more than one percent (1.0%), an adjustment shall be made correcting all measurements by the inaccurate or defective Electric Metering Device for both the amount of the inaccuracy and the period of the inaccuracy. To the extent that the adjustment period covers a period of deliveries for which payment has already been made by Buyer, Seller shall use the corrected measurements as determined in accordance with this Section 8.4 to recompute the amount due for the period of the inaccuracy and shall subtract the previous payments by Buyer for this period from such recomputed amount. If the difference is a positive number, the difference shall be paid by Seller to Buyer or at the discretion of Seller, may take the form of an offset to payments due Seller by Buyer; if the difference is a negative number, the difference shall be paid by Buyer to Seller. Payment of such difference by the owing Party shall be made not later than thirty (30) days after the owing Party receives notice of the amount due, unless Seller elects payment via an offset.

ARTICLE IX
ENVIRONMENTAL ATTRIBUTES AND OTHER COSTS

Section 9.1 Transfer of Environmental Attributes. For and in consideration of Buyer entering into this Agreement, and in addition to the agreement by Buyer and Seller to purchase and sell, respectively, the Energy on the terms and conditions set forth herein, Seller shall transfer to Buyer, and Buyer shall receive from Seller, all right, title, and interest in and to all Environmental Attributes, whether now existing or acquired by Seller or that hereafter come into existence or are acquired by Seller during the Agreement Term, for the Facility Metered Output and Replacement Energy pursuant to this Agreement. Buyer agrees to make the monthly payments for such Environmental Attributes as set forth in paragraph 3 of Appendix A. Seller agrees to transfer and make such Environmental Attributes available to Buyer immediately to the fullest extent allowed by applicable law upon Seller’s production of the Environmental Attributes. Seller shall not assign, transfer, convey, encumber, sell or otherwise dispose of all or any portion of such Environmental Attributes to any Person other than Buyer.

(a)                    Reporting of Ownership of Environmental Attributes. During the Agreement Term, Seller shall not report to any person or entity that the Environmental Attributes granted hereunder to Buyer belong to anyone other than Buyer, and Buyer may report under any program that such Environmental Attributes purchased hereunder belong to it.

(b)                   Further Assurances. Seller will document the production of Environmental Attributes under this Agreement by delivering with each invoice to Buyer an attestation for Environmental Attributes (i) produced by the Facility and (ii) included with Replacement Energy for the preceding calendar month. The form of attestation is set forth as Appendix D. At

Buyer’s request and expense, the Parties shall execute all such documents and instruments in order to effect the transfer of the Environmental Attributes specified in this Agreement to Buyer’s Agents as Buyer may reasonably request. In the event of the promulgation of a scheme involving Environmental Attributes administered by CAMD, upon notification by CAMD that any transfers contemplated by this Agreement will not be recorded, the Parties shall promptly cooperate in taking all reasonable actions necessary so that such transfer can be recorded. Each Party shall promptly give the other Party copies of all documents it submits to the CAMD to effectuate any transfers.

Section 9.2 Decommissioning and Other Costs. Unless Buyer exercises its purchase option described in Section 2.5, Buyer shall not be responsible for any cost of decommissioning or demolition of the Facility or any environmental liability associated with the construction, operation, or decommissioning thereof without regard to the timing or the cause of such decommissioning or demolition.

ARTICLE X
REPRESENTATIONS AND WARRANTIES; COVENANT OF SELLER

Section 10.1 Representations and Warranties by Buyer. Buyer makes the following representations and warranties to Seller:

(a)                    Buyer is duly organized, validly existing and in good standing under the laws of the State of California and has the legal power and authority to own its properties, to carry on its business as now being conducted and to enter into this Agreement and carry out the transactions contemplated hereby and perform and carry out all covenants and obligations on its part to be performed under and pursuant to this Agreement.

(b)                   The execution, delivery and performance by Buyer of this Agreement have been duly authorized by all necessary action, and do not and will not require any consent or approval of Buyer’s Board of Directors or members other than that which has been obtained.

(c)                    The execution and delivery of this Agreement, the consummation of the transactions contemplated hereby and the fulfillment of and compliance with the provisions of this Agreement do not and will not conflict with or constitute a breach of or a default under, any of the terms, conditions or provisions of any legal requirements, or its joint powers agreement or bylaws, or any deed of trust, mortgage, loan agreement, other evidence of indebtedness or any other agreement or instrument to which Buyer is a party or by which it or any of its property is bound, or result in a breach of or a default under any of the foregoing.

(d)                   This Agreement constitutes the legal, valid and binding obligation of Buyer enforceable in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, reorganization or similar laws relating to or affecting the enforcement of creditors’ rights generally or by general equitable principles, regardless of whether such enforceability is considered in a proceeding in equity or at law.

(e)               There is no pending, or to the knowledge of Buyer, threatened action or proceeding affecting Buyer before any governmental authority, which purports to affect the legality, validity or enforceability of this Agreement.

Section 10.2 Representations and Warranties by Seller. Seller makes the following representations and warranties to Buyer:

(a)                    Seller is a limited liability company, duly organized, validly existing and in good standing under the laws of the State of Delaware, is qualified to do business in the States of California and Utah and has the legal power and authority to own its properties, to carry on its business as now being conducted and to enter into this Agreement and, subject to the receipt of the regulatory approvals, carry out the transactions contemplated hereby and perform and carry out all covenants and obligations on its part to be performed under and pursuant to this Agreement.

(b)                   The execution, delivery and performance by Seller of this Agreement have been duly authorized by all necessary action, and do not and will not require any consent or approval of Seller’s managing member or equity holders other than that which has been obtained.

(c)                    The execution and delivery of this Agreement, the consummation of the transactions contemplated hereby and the fulfillment of and compliance with the provisions of this Agreement, do not and will not conflict with or constitute a breach of or a default under, any of the terms, conditions or provisions of any Requirement of Law, or any organizational documents, agreement, deed of trust, mortgage, loan agreement, other evidence of indebtedness or any other agreement or instrument to which Seller is a party or by which it or any of its property is bound, or result in a breach of or a default under any of the foregoing, and Seller has obtained or shall obtain all permits, licenses, approvals and consents of governmental authorities required for the lawful performance of its obligations hereunder. Further, Seller warrants that it shall maintain in good standing all permits, licenses, approvals, and consents of governmental authorities required for the lawful operation of the Facility in accordance with this Agreement, Prudent Utility Practices, and all Requirements of Law.

(d)                   This Agreement constitutes the legal, valid and binding obligation of Seller enforceable in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, reorganization or similar laws relating to or affecting the enforcement of creditors’ rights generally or by general equitable principles, regardless of whether such enforceability is considered in a proceeding in equity or at law.

(e)                    There is no pending, or to the knowledge of Seller, threatened action or proceeding affecting Seller before any governmental authority, which purports to affect the legality, validity or enforceability of this Agreement.

(f)                      Seller shall inform all investors in the Seller of the existence of this Agreement on or before the date of such investment in the Seller.

(g)                   Seller has been, is and will be a Special Purpose Entity.

(h)              Seller has (i) not entered into this Agreement or any other documents related thereto with the actual intent to hinder, delay or defraud any creditor and (ii) received reasonably equivalent value in exchange for its obligations under this Agreement. No petition in bankruptcy has been filed against Seller, and neither Seller nor any of its constituent Persons has ever made an assignment for the benefit of creditors or taken advantage of any insolvency act for its benefit as a debtor.

(i)                  All of the assumptions made in the Non-Consolidation Opinion, including, but not limited to, any exhibits attached thereto, are true and correct in all material respects. Seller has complied with all of the assumptions made with respect to Seller in the Non-Consolidation Opinion.

(j)                  There are no mineral rights or interests underlying the Facility Premises or otherwise underlying any premises leased or acquired under the Leases and Property Agreements the development or exploration of which would interfere with the construction or operation of the Facility.

Section 10.3 Covenant of Seller Related to Seller’s Status as Special Purpose Entity. Seller shall at all times comply with the requirements of, and qualify as, a Special Purpose Entity.

Section 10.4 Covenants of Seller Related to Leases and Property Agreements.

(a)               In the event that the lessor under any lease included under the Leases and Property Agreements is the subject of a bankruptcy, reorganization or other insolvency case proceeding, Seller as lessee under such lease shall elect to retain its rights under such lease pursuant to Section 365(h) of the U.S. Bankruptcy Code or other similar applicable law in the event that such lessor seeks to reject or otherwise disaffirm such lease, unless Buyer agrees otherwise in writing provided to the Seller in accordance with the notice provisions of this Agreement. Seller, as lessee under such lease, shall provide to Buyer all notices, motions and pleadings it receives in any such proceeding promptly, but no later than three business days following receipt. Seller, as lessee under such lease, hereby appoints Buyer as attorney in fact to appear and be heard on behalf of Seller, as lessee under such lease, in any such proceeding and Seller, as lessee under such lease, shall take no action in such proceeding without the prior written consent of Buyer.

(b)              In the event that Seller is the subject of a bankruptcy, reorganization or other insolvency case or proceeding, Seller, as lessee under any lease included under the Leases and Property Agreements, shall not reject or otherwise disaffirm such lease pursuant to Section 365 of the U.S. Bankruptcy Code or other similar applicable law unless Buyer is first granted by the applicable court or courts appropriate relief including any relief from any stay, such that Buyer may enforce all of its rights and interests and has taken possession of the Facility pursuant to the Performance Security.

(c)               Seller agrees to enforce the provisions of the Leases and Property Agreements and duly perform its covenants and agreements thereunder. Seller further agrees not to consent,

agree to or permit, or to take or cause to be taken any action or non-action, to bring about any rescission or termination of or amendment to any of the Leases and Property Agreements or to take any action in connection with any of the Leases and Property Agreements which will materially impair or have a material adverse effect on the rights, interest or security of the Buyer, or elect to arbitrate any controversy, claim or dispute under an arbitration provision in the Leases and Property Agreements, or to assign, sublease, encumber, mortgage, or grant any security interest in or otherwise dispose of any of the Leases and Property Agreements or any portion thereof or interest therein without the consent of the Buyer, except as expressly permitted in this Agreement.

(d)              Upon any payment by Buyer, as Beneficiary under the Performance Security, under any of the Leases and Property Agreements to cure any default of Seller thereunder, and thereby prevent termination of any of the Leases or Property Agreements, or the exercise of any other remedy of the other party or parties thereunder arising out of such default, Buyer shall be entitled to offset amounts otherwise due Seller pursuant to the Monthly Payment hereunder by the amount of such cure payment or remedy cost until Buyer has been fully repaid.

(e)               In the event of a complete taking of the Facility or any substantial portion thereof or a partial taking of a portion of the Facility under a statute or by right of eminent domain or private purchase in lieu thereof, Seller shall pay to Buyer from the sum awarded to and received by Seller, including damages and interest, the amount of the loss in value of this Agreement to Buyer resulting from such complete or partial taking; provided that in the event of a complete taking, such payment to Buyer shall not be less than the Remaining Prepayment Amount, if Seller is awarded and receives at least this amount.

(f)                 Upon the receipt by Seller of any offer to acquire or purchase from any other party under the Leases and Property Agreements all or any portion of such party’s interest in the Facility Premises, Seller shall promptly notify Buyer in writing of its receipt of such offer and furnish Buyer with a copy thereof. Seller agrees not to elect to exercise its option to purchase such offered interest in the Facility Premises unless it shall first reach agreement with Buyer as to any amendment or modification of the Performance Security and/or this Agreement reasonably requested by Buyer to reflect such purchase by Seller of the offered interest in the Facility Premises.

(g)              Seller shall use its commercially reasonable efforts to obtain and deliver to Buyer executed waivers from each party owning or leasing a mineral interest underlying any portion of the premises under the Leases and Property Agreements of its right to explore and/or develop minerals, on, in or under such premises which exploration and/or development might interfere with Seller’s rights under the Leases and Property Agreements.

(h)              From and after the Commercial Operation Date, Seller shall provide Buyer, as Beneficiary under the Performance Security, with evidence that the rent, fees or other payments payable by Seller under the Leases and Property Agreements have been paid at least ten days prior to the date on which such rent, fees or other payments world be delinquent. If Seller does not provide Buyer with such evidence within five days after receipt of written request for the same and if such rent, fees or other payments have not been paid, Buyer, as Beneficiary under the Performance Security, may, but shall not be obligated to, cure such default by Seller as provided under Section 10.4(d).

ARTICLE XI
DEFAULT; TERMINATION AND REMEDIES; PERFORMANCE DAMAGE

Section 11.1 Default. Each of the following events or circumstances shall constitute a “Default” by the responsible Party (the “Defaulting Party”):

(a)                 Payment Default. Failure by either Party to pay any amount when due under this Agreement which is not cured within ten (10) Business Days after receiving written notice thereof from the other Party hereto.

(b)                 Performance Default. Failure by any Party to perform any of its material duties or obligations under this Agreement when and as due (other than the failure to make any payment) which is not cured within thirty (30) calendar days after receipt of written notice thereof from the other Party hereto.

(c)                  Inaccuracy of Representations and Warranties. Inaccuracy of any material representations and warranties made herein at the time made or deemed to be made that has a material adverse effect on the other Party.

(d)                 Bankruptcy. Bankruptcy of either Party hereto.

(e)                  Seller Commercial Operation Date Default. Failure by Seller to achieve the Commercial Operation Date within 270 days following December 31, 2008, and such failure is not cured within thirty (30) calendar days or more after receipt of written notice thereof from Buyer to Seller.

(f)                     Buyer Commercial Operation Date Default. Failure by Buyer to accept Delivered Energy on or after the Commercial Operation Date.

Section 11.2 Default Remedy.

(a)                    If Buyer is in Default for nonpayment, subject to any duty or obligation under this Agreement, Seller may, at its sole option, suspend service and sell Energy to third parties or continue to provide services pursuant to its obligations under this Agreement; provided that nothing in this Section 11.2(a) shall affect Seller’s rights and remedies set forth in this Section 11.2; and provided, further, that Energy sold to third parties shall not count as Achieved Generation. Seller’s continued service to Buyer shall not act to relieve Buyer of any of its duties or obligations under this Agreement.

(b)                   Notwithstanding any other provision herein, if any Default has occurred and is continuing, the affected Party may, whether or not the dispute resolution procedure set forth in Section 14.3 has been invoked or completed, bring an action in any court of competent jurisdiction as required by Section 14.13 seeking injunctive relief in accordance with applicable California or Federal rules of civil procedure.

(c)          Except as expressly limited by this Agreement, if a Default has occurred and is continuing and Buyer is the Defaulting Party, Seller may without further notice exercise any rights and remedies provided herein or otherwise available at law or in equity, including the right to terminate this Agreement pursuant to Section 11.5 upon giving notice of intent to terminate to Buyer. No failure of Seller to exercise, and no delay in exercising, any right, remedy or power hereunder shall operate as a waiver thereof, nor shall any single or partial exercise by Seller of any right, remedy or power hereunder preclude any other or future exercise of any right, remedy or power.

(d)         Except as expressly limited by this Agreement, if a Default has occurred and is continuing and Seller is the Defaulting Party, Buyer may without further notice exercise any rights and remedies provided for herein, or otherwise available at law or equity, including termination of this Agreement pursuant to Section 11.5 and foreclosure of Buyer’s Performance Security, upon notice of intent to terminate to Seller. No failure of Buyer to exercise, and no delay in exercising, any right, remedy or power hereunder shall operate as a waiver thereof, nor shall any single or partial exercise by Buyer of any right, remedy or power hereunder preclude any other or future exercise of any right, remedy or power.

Section 11.3 Performance Damages.

(a)          If Seller fails to achieve the Commercial Operation Date by March 31, 2009, except to the extent due to a Force Majeure event, Seller shall pay liquidated damages to Buyer in an amount equal to $40,000/day for each day of delay thereafter, provided, however, that the maximum liability of Seller under this Section 11.3(a) during the Agreement Term shall not exceed $7.2 million.

(b)         [Deleted]

Section 11.4 Effect of Termination on Interconnection Agreement. The expiration or termination for any reason of this Agreement shall not affect the Leases and Property Agreements or the Interconnection Agreement or the continuing effectiveness thereof

Section 11.5 Termination for Default.

(a)          If Default occurs, the Party that is not the Defaulting Party (the “Non Defaulting Party”) shall, without limiting any other rights or remedies available to the Non-Defaulting Party under this Agreement, possess the right to terminate this Agreement upon notice (by facsimile or other reasonable means) to the Defaulting Party, such notice of termination shall specify the date on which the termination is to become effective. If the Non-Defaulting Party fails to furnish such notice of termination within one-hundred eighty (180) days following the time when the Default becomes known (or such later date if the Non Defaulting and Defaulting Parties agree to an extension), then such right of termination shall no longer be available to the Non Defaulting Party as a remedy for the event(s) of Default.

(b)         Upon termination, the Non Defaulting Party shall liquidate this Agreement as soon as practicable. The Termination Payment shall be calculated in accordance with

Section 11.6. The Termination Payment shall be the sole and exclusive remedy for the Non Defaulting Party for termination of this Agreement for the time period beginning at the time notice of termination under this Section 11.5 is received, provided that Buyer shall in any event be entitled to exercise foreclosure and other rights under the Performance Security to enforce payment of the Termination Payment and any other amounts due and owing to Buyer.

Upon termination, the Non-Defaulting Party may withhold any payments it owes the Defaulting Party for any obligations incurred prior to termination under this Agreement until the Defaulting Party pays the Termination Payment to the Non Defaulting Party. The Non Defaulting Party shall possess the right to set off the amount due it under this Section 11.5 by any such payments due the Defaulting Party.

Section 11.6 Calculation of Termination Payment. The Non Defaulting Party shall calculate the Termination Payment as follows:

(a)          If the Non-Defaulting Party is the Buyer, then Buyer shall be entitled to receive from the Seller the Remaining Prepayment Amount. If the Non-Defaulting Party is the Seller, then Seller shall be required to pay to the Buyer the Remaining Prepayment Amount. In addition to the Remaining Prepayment Amount, the Gains, Losses, and costs shall include those for the Excess Energy and the Environmental Attributes, which shall be determined by comparing the value of the Excess Energy and Environmental Attributes projected to be delivered for the remaining term giving effect to the Excess Energy Price and the value derived from the Environmental Attributes under this Agreement had it not been terminated to the equivalent quantities and relevant market prices for the remaining Agreement Term either quoted by a bona fide third party offer or which are reasonably expected to be available in the market under a replacement contract for this Agreement. To ascertain the market prices of a replacement contract, the Non-Defaulting Party may consider, among other valuations, quotations from dealers in energy contracts and bona fide third party offers, all adjusted for the length of the remaining Agreement Term and differences in transmission. It is expressly agreed that the Non Defaulting Party shall not be required to enter into replacement transactions in order to determine the Termination Payment.

(b)         The Gains and Losses for Excess Energy and Environmental Attributes calculated under Section 11.6(a) shall be discounted to present value using the Present Value Rate as of the time of termination (to take account of the period between the time notice of termination was effective and when such amount would have otherwise been due if this Agreement had been performed in full).

(c)          The Non Defaulting Party shall set off or aggregate, as appropriate, the Gains and Losses (as calculated in Section 11.6(a)) and Costs and notify the Defaulting Party. If the Non Defaulting Party’s aggregate Losses and Costs exceed its aggregate Gains with respect to Excess Energy and Environmental Attributes, the Defaulting Party shall, within three (3) Business Days of receipt of such notice, pay the resulting Termination Payment, after any aggregation or set off as provided in Section 11.6(d), to the Non Defaulting Party, which amount shall bear interest at the Present Value Rate from the time notice of termination was received until paid. If the Non

Defaulting Party’s aggregate Gains exceed its aggregate Losses and Costs, the Termination Payment shall be zero.

(d)         The Non Defaulting Party shall aggregate or set off, as applicable, at its election, any or all other amounts owing between the Parties under this Agreement with or against the Termination Payment so that all such amounts are aggregated and/or netted to a single liquidated amount, which shall be the amount of the Termination Payment. Such Termination Payment shall be paid within three (3) Business Days following the date notice of termination is received. Notwithstanding any other provision of this Section 11.6, if Buyer shall be the Non-Defaulting Party, in no event shall the amount of the Termination Payment due Buyer be less than the Remaining Prepayment Amount, subject, however, to aggregation or setoff, as applicable, of any amounts owing between the Parties under this Agreement other than Gains, Losses and Costs.

(e)          If the Defaulting Party disagrees with the calculation of the Termination Payment and the Parties cannot otherwise resolve their differences, the calculation issue shall be submitted to informal dispute resolution as provided in Section 14.3(a). Pending resolution of the dispute, the Defaulting Party shall pay the full amount of the Termination Payment calculated by the Non Defaulting Party within three (3) Business Days of receipt of notice of termination as set forth in Section 11.5(a) subject to the Non Defaulting Party refunding, with interest, at the Present Value Rate, any amounts determined to have been overpaid.

(f)            For purposes of this Section 11.6:

(1)                                  “Gains” means the economic benefit (exclusive of Costs), if any, resulting from the termination of this Agreement, determined in a commercially reasonable manner as calculated in accordance with this Section 11.6;

(2)                                  “Losses” means the economic loss (exclusive of Costs), if any, resulting from the termination of this Agreement, including, in the case of the Buyer, the Unamortized Prepayment Amount, determined in a commercially reasonable manner as calculated in accordance with this Section 11.6;

(3)                                  “Costs” means brokerage fees, commissions and other similar transaction costs and expenses reasonably incurred in terminating any specifically related arrangements or entering into arrangements which replace this Agreement, as well as Facility operation and maintenance costs and expenses, including transmission and ancillary service costs associated therewith, and excluding attorneys’ fees, if any, incurred in connection with the Non Defaulting Party enforcing its rights with regard to this Agreement. The Non Defaulting Party shall use reasonable efforts to mitigate or eliminate these Costs.

(4)                                  In no event, however, shall a Party’s Gains, Losses or Costs include any penalties or similar charges imposed by the Non Defaulting Party.

ARTICLE XII

MAKEUP OF SHORTFALL ENERGY

Section 12.1 Makeup of Shortfall. If Seller fails to deliver the full Guaranteed Annual Quantity during any Contract Year, then Seller shall make up this shortfall of Delivered Guaranteed Generation (“Shortfall Energy”) by delivery of Energy to Buyer as provided in Section 12.2 no later than three (3) Contract Years following the shortfall, or four (4) Contract Years if said shortfall is caused by a Force Majeure.

Section 12.2 No Excess Energy During Shortfall Periods. During periods in which there is Shortfall Energy due to Buyer, Seller shall deliver to Buyer all Energy that would otherwise be designated as Excess Energy until all Shortfall Energy is provided to Buyer. Notwithstanding any other provision in this Agreement, there will be no payment of the Excess Energy Price for this Energy until the Shortfall Energy has been fully made up.

Section 12.3 Replacement Energy. If Seller fails to provide the full amount of Shortfall Energy by the end of the third Contract Year following the Contract Year of the shortfall, or the fourth Contract Year if the shortfall is caused by a Force Majeure event, Seller shall provide to Buyer replacement energy at the Point of Delivery including associated Environmental Attributes comparable to those associated with the Energy produced by the Facility (“Replacement Energy”) within 180-days after the third anniversary, or fourth anniversary if shortfall is caused by a Force Majeure, on a delivery schedule consistent with the Facility’s historic percentage of On Peak and Off Peak Delivered Energy, or other delivery schedules as mutually agreed to by the Parties, provided that such schedule shall not cause the Delivered Energy to be delivered at a rate greater than 200 MW. If Seller fails to deliver Replacement Energy as described above then Buyer shall purchase Replacement Energy and Seller shall reimburse Buyer for said Replacement Energy and promptly notify Seller of the cost of such Replacement Energy.

ARTICLE XIII

CAPACITY RIGHTS

Section 13.1 Purchase and Sale of Capacity Rights. For and in consideration of Buyer’s agreement to purchase from Seller the Energy and Environmental Attributes on the terms and conditions set forth in this Agreement, Seller transfers to Buyer, and Buyer accepts from Seller, any and all right, title, and interest that Seller has in and to Capacity Rights, if any, associated with the Facility. Seller makes no written or oral representation or warranty, either express or implied, regarding the production or existence of Capacity Rights.

Section 13.2 Representation Regarding Ownership of Capacity Rights. Seller represents that it has not sold and will not in the future sell or attempt to sell to any Person other than Buyer the Capacity Rights, if any, associated with the Facility. During the Agreement Term of this Agreement, Seller shall not report to any Person that the Capacity Rights, if any, associated with the Facility belong to any Person other than Buyer. Buyer may, at its own risk and expense, report to any Person that the Capacity Rights, if any, associated with the Facility belong to Buyer. Seller makes no written or oral representation or warranty, either express or implied, regarding the production or existence of Capacity Rights.

Section 13.3 Further Assurances. At Buyer’s request, the Seller shall execute such documents and instruments as may be reasonably required to effect recognition and transfer of the Capacity Rights, if any, to Buyer. Buyer shall bear the costs associated with preparing and executing any such documents and instruments.

ARTICLE XIV
MISCELLANEOUS

Section 14.1 Authorized Representative. Each Party hereto shall designate an authorized representative who shall be authorized to act on its behalf with respect to those matters contained herein (each an “Authorized Representative”), which shall be the functions and responsibilities of such Authorized Representatives. Each Party may also designate an alternate who may act for the Authorized Representative. Within thirty (30) calendar days after execution of this Agreement, each Party shall notify the other Party in writing of the identity of its Authorized Representative, and alternate if designated, and shall promptly notify the other Party of any subsequent changes in such designation. The Authorized Representatives shall have no authority to alter, modify, or delete any of the provisions of this Agreement. Prior to the Commercial Operation Date, the Authorized Representative of each Party will meet periodically to discuss issues related to the sharing of information on the operation and maintenance of the Facility and interconnection facilities, provided, however, that Buyer shall have no right to approve Seller’s schedules or budgets. Each Party by notice to the other Party may also designate a Person as its designee as provided in this Agreement.

Section 14.2 Notices. With the exception of billing invoices pursuant to Section 8.1 hereof, all written notices under this Agreement shall be deemed properly sent if delivered in person or sent by facsimile transmission, reliable overnight courier, or sent by registered or certified mail, postage prepaid to the persons specified in Appendix C.

Section 14.3 Dispute Resolution. Subject to Section 11.2(b), regarding suits for injunctive relief, disputes under this Agreement between Seller and Buyer may be resolved in accordance with the provisions of this Section 14.3.

(a)   In the event of any claim, controversy or dispute between the Parties arising out of or relating to or in connection with this Agreement (including any dispute concerning the validity of this Agreement or the scope and interpretation of this Section 14.3) (a “Dispute”), either Party (the “Notifying Party”) may deliver to the other Party (the “Recipient Party”) notice of the Dispute with a detailed description of the underlying circumstances of such Dispute (a “Dispute Notice”). The Dispute Notice shall include a schedule of the availability of the

Notifying Party’s senior officers (having a title of senior vice president (or its equivalent) or higher) duly authorized to settle the Dispute during the thirty (30) day period following the delivery of the Dispute Notice.

(b)         The Recipient Party shall within five (5) Business Days following receipt of the Dispute Notice, provide to the Notifying Party a parallel schedule of availability of the Recipient Party’s senior officers (having a title of senior vice president (or its equivalent) or higher) duly authorized to settle the Dispute. Following delivery of the respective senior officers’ schedules of availability, the senior officers of the Parties shall meet and confer as often as they deem reasonably necessary during the remainder of the thirty (30) day period in good faith negotiations to resolve the Dispute to the satisfaction of each Party.

(c)          In the event a Dispute is not resolved pursuant to the procedures set forth in Subsections 14.3 (a) and 14.3 (b) by the expiration of the thirty (30) day period set forth in Subsection 14.3(a) then either Party may pursue any legal remedy available to it in accordance with the provisions of Section 14.13 of this Agreement.

Section 14.4 Regulatory Compliance. Each Party hereto shall at all times comply with all applicable Requirements of Law. As applicable, each Party hereto shall give all required notices, shall procure and maintain all necessary governmental permits, licenses, and inspections necessary for performance of this Agreement, and shall pay its respective charges and fees in connection therewith.

Section 14.5 No Dedication of Facilities. Any undertaking by one Party hereto to the other Party under any provisions of this Agreement shall not constitute the dedication of the system or any portion thereof of either Party to the public or to the other Party or any other Person, and it is understood and agreed that any such undertaking by either Party shall cease upon the termination of such Party’s obligations under this Agreement.

Section 14.6 Force Majeure.

(a)   Neither Party hereto shall be considered to be in default in the performance of any of its obligations under this Agreement (other than the obligations of a Party to make payment of amounts due under this Agreement, which are not subject to Force Majeure) when the failure of performance shall be due to a Force Majeure despite all reasonable efforts of such Party to prevent or mitigate its effects. A Party which is not able to perform its obligations under this Agreement as a result of a Force Majeure shall give prompt, written notice including a detailed description of the Force Majeure to the other Party, which notice shall include information with respect to the nature, cause and date of commencement of such event, and the anticipated scope and duration of the delay. The Party providing such notice shall be excused from fulfilling its obligations under this Agreement to the extent and until such time that the Force Majeure has ceased to prevent performance or other remedial action is taken, at which time the Party shall promptly notify the other Party of the resumption of its obligations under this Agreement. If Seller is unable to provide Excess Energy due to a Force Majeure, Buyer shall have no obligation to pay for Excess Energy under this Agreement from the start of the Force Majeure until Seller resumes delivery thereof under this Agreement. This Section 14.6 does not excuse Buyer from

Monthly Payments up to the time that Seller ceased deliveries of Energy due to a Force Majeure. Any Party whose performance under this Agreement is hindered by a Force Majeure shall make all reasonable efforts to remove and cure the Force Majeure and perform its obligations under this Agreement and to mitigate the effects of the Force Majeure. It is understood by the Parties that the foregoing provisions do not excuse any obligations of the Seller with respect to Shortfall Energy and Replacement Energy, as provided under Article XII, caused by a Force Majeure.

(b)   The term “Force Majeure” means any cause beyond the reasonable control of, and not the result of negligence of, the Party affected or due to removable or remediable causes which the affected Party fails to remove or remedy within a reasonable period of time, which the affected Party, notwithstanding its exercise of due diligence, is unable to avoid and, when occurred, overcome, including, but not restricted to, flood, drought, earthquake, storm, fire, lightning, epidemic, war, riot, civil disturbance or disobedience, excessive wind speeds which prevent the construction or safe operation of the Facility, equipment failures which require lengthy repair or replacement of equipment, labor dispute, labor or material shortage, sabotage, and action or inaction by, or failure to obtain the necessary authorizations or approvals from, any governmental agency or authority. Nothing contained in this Section 14.6 shall be construed so as to require either Party to settle a strike or labor dispute in which it may be involved. A Force Majeure does not include (i) an act of negligence or wrongdoing; (ii) events arising from the failure by Seller to operate and maintain the Facility in accordance with Prudent Utility Practices and the standards set forth in this Agreement; (iii) an increase in the variable and fixed costs of operation and maintenance of the Facility; (iv) failure of third parties to provide goods or services essential to a Party’s performance, unless such failure is caused by a Force Majeure; (v) delays in or an inability of a Party hereto to obtain financing or (vi) economic hardship.

Section 14.7 Assignment of Agreement.

(a)          Except as set forth in this Section 14.7, neither Party hereto shall assign or transfer this Agreement, in whole or in part, or any of its interests hereunder to any other Person without the prior written consent of the other Party hereto. Such consent shall not be unreasonably withheld by either Party. Any attempt to transfer or assign this Agreement, or any privilege hereunder, without such prior written consent, except as provided herein, shall be void and confer no right on any Person that is not a party to this Agreement.

(b)         Buyer’s consent shall not be required for Seller to assign this Agreement to an Affiliate of Seller, subject however to compliance with Section 10.3; provided that Seller provides reasonable assurances and executes documents reasonably required by Buyer regarding Seller’s continued liability for all of Seller’s obligations under this Agreement in the event of any nonperformance on the part of such assignee.

(c)          Buyer’s consent shall not be required for Affiliates of Seller to assign or sell any membership interest in Seller, subject to compliance with Section 10.3.

(d)         Buyer’s consent shall not be required for Seller to assign this Agreement for collateral purposes to any Facility Lender; provided however that the terms of such financing and the documentation relating thereto shall comply with the applicable terms and conditions of this

Agreement. Seller shall provide Buyer with written notice of any such assignment to any Facility Lender no later than thirty (30) days after the assignment.

(e)          To facilitate Seller’s obtaining of financing to construct and operate the Facility, Buyer shall provide such consents to assignment or other documents as may be reasonably requested by Seller or any Facility Lender in connection with the financing of the Facility, including the acquisition of equity for the development, construction and operation of the Facility; provided however that the terms of such financing and the documentation relating thereto shall comply with the applicable terms and conditions of this Agreement. Seller shall reimburse, or shall cause the Facility Lender to reimburse, Buyer for the incremental direct expenses (including the reasonable fees and expenses of outside counsel) incurred by Buyer in the preparation, negotiation, execution and/or delivery of any documents requested by Seller or the Facility Lender, and provided by Buyer, pursuant to this Section 14.7(e).

(f)            Seller may subcontract its duties or obligations under this Agreement without the prior written consent of Buyer, provided, that no such subcontract shall relieve Seller of any of its duties or obligations hereunder.

(g)         Seller’s consent shall not be required for Buyer to assign this Agreement to the City of Los Angeles, acting by and through the Department of Water and Power, a municipal corporation created under the laws of the State of California (“LADWP”) or LADWP in conjunction with the cities of Burbank and Pasadena, provided that at the time of assignment each of the assignees shall have at least an investment grade credit rating from a national credit rating agency.

Section 14.8 Ambiguity. The Parties acknowledge that this Agreement was jointly prepared by them, by and through their respective legal counsel, and any uncertainty or ambiguity existing herein shall not be interpreted against either Party on the basis that the Party drafted the language, but otherwise shall be interpreted according to the application of the rules on interpretation of contracts.

Section 14.9 Attorney Fees & Costs. Both Parties hereto agree that in any action to enforce the terms of this Agreement that each Party shall be responsible for its own attorney fees and costs.

Section 14.10 Voluntary Execution. Both Parties hereto acknowledge that they have read and fully understand the content and effect of this Agreement that the provisions of this Agreement have been reviewed and approved by their respective counsel. The Parties to this Agreement further acknowledge that they have executed this Agreement voluntarily, subject only to the advice of their own counsel, and do not rely on any promise, inducement, representation or warranty that is not expressly stated herein.

Section 14.11 Entire Agreement. This Agreement (including all Appendices and Exhibits) contains the entire understanding concerning the subject matter herein and supersedes and replaces any prior negotiations, discussions or agreements between the Parties, or any of them, concerning that subject matter, whether written or oral, except as expressly provided for herein. This is a fully integrated document. Each Party acknowledges that no other party, representative or agent, has made any promise, representation or warranty, express or implied, that is not expressly contained in this Agreement that induced the other Party to sign this document.

Section 14.12 Contract Approvals. This Agreement is contingent upon Buyer obtaining the Buyer Approvals.

Section 14.13 Governing Law. This Agreement shall be interpreted, governed by, and construed under the laws of the State of California without consideration of conflicts of law principles.

Section 14.14 Execution in Counterparts. This Agreement may be executed in counterparts and upon execution by each signatory, each executed counterpart shall have the same force and effect as an original instrument and as if all signatories had signed the same instrument. Any signature page of this Agreement may be detached from any counterpart of this Agreement without impairing the legal effect of any signature thereon, and may be attached to another counterpart of this Agreement identical in form hereto by having attached to it one or more signature pages.

Section 14.15 Effect of Section Headings. Section headings appearing in this Agreement are inserted for convenience only and shall not be construed as interpretations of text.

Section 14.16 Waiver. The failure of either Party to this Agreement to enforce or insist upon compliance with or strict performance of any of the terms or conditions hereof, or to take advantage of any of its rights hereunder, shall not constitute a waiver or relinquishment of any such terms, conditions or rights, but the same shall be and remain at all times in full force and effect.

Section 14.17 Relationship of the Parties. This Agreement shall not be interpreted to create an association, joint venture or partnership between the Parties hereto or to impose any partnership obligation or liability upon either such Party. Neither Party shall have any right, power or authority to enter into any agreement or undertaking for, or act on behalf of, or to act as an agent or representative of, the other Party.

Section 14.18 Third Party Beneficiaries. This Agreement shall not be construed to create rights in, or to grant remedies to, any third party as a beneficiary of this Agreement or any duty, obligation or undertaking established herein.

Section 14.19 Indemnification; Damage or Destruction; Insurance; Limit of Liability.

(a)   Indemnification.

(1)                                  Seller shall indemnify and defend the Buyer, its officers, directors and employees against, and hold the Buyer, its officers, directors and employees harmless from, at all times after the date hereof, any and all claims incurred, suffered, sustained or required to be paid, directly or indirectly, by, or sought to be imposed upon, the Buyer, its officers, directors and employees for personal injury or death to persons or damages to property arising out of any negligent act or omission or any intentional misconduct by Seller in connection with this Agreement. “Claims” in this Section means all third party claims or actions, threatened or filed and, whether groundless, false, fraudulent or otherwise, that relate to the subject matter of an indemnity, and the resulting losses, damages, expenses, attorneys’ fees and court costs, whether incurred by settlement or otherwise, and whether such claims or actions are threatened or filed prior to or after the termination of this Agreement.

(2)                                  The Buyer shall indemnify and defend Seller, its officers, directors and employees against, and hold Seller, its officers, directors and employees harmless from, at all times after the date hereof, any and all Claims, incurred, suffered, sustained or required to be paid, directly or indirectly, by, or sought to be imposed upon, Seller, its officers, directors and employees for personal injury or death to persons or damage to property arising out of any negligent act or omission or any intentional misconduct by the Buyer in connection with this Agreement.

(3)                                  In the event injury or damage results from the joint or concurrent negligent or intentional acts or omissions of both the Buyer and Seller, the Parties shall be deemed to be equally liable for such injury or damages unless it is established that the Parties’ relative degree of fault is other than 50/50, in which event each Party shall be liable in proportion to its relative degree of fault.

(b)         Damage or Destruction.                  In the event of any damage or destruction of the Facility or any part thereof, the Facility or such part thereof shall be diligently repaired, replaced or reconstructed by the Seller so that the Facility or such part thereof shall be restored to substantially the same general condition and use as existed prior to such damage or destruction, unless a different condition or use is approved by the Buyer. Proceeds of Insurance with respect to such damage or destruction maintained as provided in this Agreement shall be applied to the payment for such repair, replacement or reconstruction of the damage or destruction as provided in Section 14.19(c).

(c)          Insurance.

(1)                                  Seller shall obtain and maintain the Insurance coverages listed in Appendix F on the terms set forth in Appendix F. Insurance coverages for jointly owned facilities shall be apportioned to the Seller in an equitable manner. In the event that the cost of obtaining and maintaining coverage required by this Agreement materially increases from the cost that applies to such Insurance coverage as of the Effective Date, or if any risk required to be insured in connection with this Agreement becomes uninsurable after the Effective Date, then at Seller’s request the Parties shall, using reasonably prudent risk management practices and insurance industry standards, revise such insurance coverages then in effect as the parties mutually determine to be necessary so as to enable the Seller to provide Insurance to the extent available on commercially reasonable terms.

(2)                                  If at any time there shall have occurred a casualty event with respect to all or a substantial portion of the Facility, all Insurance proceeds relating to such event shall be paid by the insurer to an escrow agent named in the insurance policy as the loss payee and deposited in an escrow account held by such escrow agent. Such escrow agent shall be mutually agreed upon by Buyer and Seller. Seller may request a withdrawal or transfer from the escrow account by delivering to the escrow agent, with a copy to Buyer, a requisition of funds no fewer than five (5) days in advance of any proposed transfers or withdrawals from the escrow account. Each requisition of funds shall be accompanied by a certification by a financial officer of Seller to the effect that (i) the directed withdrawals, transfers or payments will be used exclusively for repair, replacement or restoration of the Facility and (ii) such repair, replacement, or restoration are being conducted either (x) pursuant to plans and specifications that have been previously approved in writing by Buyer, or (y) pursuant to such other arrangements approved in writing by Buyer. Upon receipt of a requisition of funds, the escrow agent shall make the withdrawals, transfers or payments directed therein.

(d)   Limitation of Liability. Neither Party will be liable to the other Party for indirect, consequential or special damages, other than indemnification obligations related to third party claims.

Section 14.20 Severability. In the event any of the terms, covenants or conditions of this Agreement, or the application of any such terms, covenants or conditions, shall be held invalid, illegal or unenforceable by any court having jurisdiction, all other terms, covenants and conditions of this Agreement and their application not adversely affected thereby shall remain in force and effect, provided that the remaining valid and enforceable provisions materially retain the essence of the Parties’ original bargain.

Section 14.21 Status of Review by Buyer. Any review by Buyer of the design, construction, operation or maintenance of the Facility is solely for the information of Buyer. By making such review, Buyer makes no representation as to the economic and technical feasibility, operational capability or reliability of the Facility. Seller shall in no way represent to any third party that any such review by Buyer of the Facility, including, but not limited to, any review of the design, construction, operation or maintenance of the Facility by Buyer, is a representation by Buyer as to the economic and technical feasibility, operational capability or reliability of the Facility. Seller is solely responsible for the economic and technical feasibility, operational capability and reliability thereof.

Section 14.22 Confidentiality.

(a)   Each Party agrees, and shall cause its parent, subsidiary and affiliated corporations, and its and their respective directors, officers, employees and representatives, as a condition to receiving confidential information hereunder, to keep confidential all documents, data, drawings, studies, projections, plans and other information, whether oral or written, that relate to economic benefits to or amounts payable by either Party under this Agreement, and, with respect to documents, that are clearly marked “Confidential” at the time a Party shares such information with the other Party (“Confidential Information”). The provisions of this Section 14.22 shall survive and shall continue to be binding upon the Parties for period of one (1) year following the date of termination of this Agreement. Notwithstanding the foregoing, information shall not be considered confidential which (i) was in the public domain prior to disclosure, (ii) was lawfully in a Party’s possession or acquired by a Party outside of this Agreement, which acquisition was not known by the receiving Party to be in breach of any confidentiality obligation, or (iii) developed independently by a Party based solely on information that is not considered confidential under this Agreement.

(b)   Either Party may, without violating this Subsection 14.22, disclose matters that are made confidential by this Agreement:

(1)                                  To actual or prospective, co-owners, lenders, underwriters, contractors, suppliers, and others involved in construction, operation, and financing transactions and arrangements for a Party or its subsidiaries, affiliates, or parent, if the Party making the disclosure obtains, as a condition precedent to the disclosure, a confidentiality agreement with the person, corporation, or other entity to whom the disclosure is being made with terms substantially the same as this Section 14.22; and

(2)                                  To governmental officials and parties involved in any proceeding in which either Party is seeking a permit, certificate, or other regulatory approval or order necessary or appropriate to carry out this Agreement, but the Party making the disclosure shall make reasonable efforts to restrict public access to the information disclosed, by protective order or otherwise; to governmental officials or the public as required by any law, regulation, or order, including without limitation laws or regulations requiring disclosure of financial information, information material to financial matters, and filing of financial reports, but the Party making the disclosure shall make reasonable efforts to restrict public access to the information disclosed, by protective order or otherwise.

(c)   Notwithstanding the foregoing or any other provision of this Agreement, Seller acknowledges that Buyer, as a California municipal corporation, is subject to disclosure as required by the California Public Records Act, Cal. Govt. Code §§ 6250 et. seq. (“CPRA”) and the Ralph M. Brown Act, Cal. Govt. Code §§ 54950 et. seq. (“Brown Act”). Confidential Information of Seller provided to the Buyer pursuant to this Agreement will become the property of the Buyer and Seller acknowledges that Buyer shall not be in breach of this Agreement or have any liability whatsoever under this Agreement or otherwise for any claims or causes of action whatsoever resulting from or arising out of Buyer’s copying or releasing to a third party any of the Confidential Information of Seller pursuant to the CPRA or Brown Act.

If Buyer receives a CPRA request for Confidential Information of Seller, and Buyer determines that such Confidential Information, is subject to disclosure under the CPRA, then Buyer will notify the Seller of the request and its intent to disclose the documents. The Buyer, as required by the CPRA, will release such documents unless the Seller timely obtains a court order prohibiting such release. If Seller, at its sole expense, chooses to seek a court order prohibiting the release of Confidential Information pursuant to a CPRA request, then Seller undertakes and agrees to defend, indemnify and hold harmless Buyer from and against all suits, claims, and causes of action brought against Buyer for Buyer’s refusal to disclose Confidential Information of Seller to any person making a request pursuant to CPRA. Seller’s expenses and obligations herein include, but are not limited to, all attorney’s fees (both in house and outside counsel), costs of litigation incurred by Buyer or its attorneys (including all actual, costs incurred by Buyer, not merely those costs recoverable by a prevailing party, and specifically including costs of experts and consultants) as well as all damages or liability of any nature whatsoever arising out of any such suits, claims, and causes of action brought against Buyer, through and including any appellate proceedings. Seller’s obligations to Buyer under this indemnification provision shall be due and payable on a monthly, on-going basis within thirty (30) days after each submission to Seller of Buyer’s invoices for all fees and costs incurred by Buyer, as well as all damages or liability of any nature.

(d)         Notwithstanding the foregoing or any other provisions of this Agreement, Seller acknowledges that Buyer shall not be in breach of this Agreement or have any liability whatsoever under this Agreement or otherwise for any claims or causes or action whatsoever resulting from or arising out of the disclosure by Buyer of any Confidential Information of Seller that Buyer, as advised by counsel, deems to be material disclosure and discloses in connection with the public offering by Buyer of its bonds or other obligations to finance payment of the Prepayment Amount.

(e)          The provisions of this Section 14.22 shall survive the expiration or termination of this Agreement.

Section 14.23 No Immunity Claim. Buyer warrants and covenants that with respect to its contractual obligations hereunder and performance thereof, if and to the extent permitted by law to waive such immunity, it will not claim immunity on the grounds of sovereignty or similar grounds with respect to itself or its revenues or assets from (a) suit, (b) jurisdiction of court (including a court located outside its jurisdiction), (c) relief by way of injunction, order for specific performance or recovery of property, (d) attachment of assets, or (e) execution or enforcement of any judgment.

Section 14.24 Fixed-Rate Contract: Mobile-Sierra Clause. The Parties hereby stipulate and agree that this Agreement was entered into as a result of arms’-length negotiations between the Parties. Further, the Parties believe that the rates, terms and conditions of this Agreement are just and reasonable within the meaning of Sections 205 and 206 of the Federal Power Act, 16 U.S.C. Sections 824d or 824e, and that the rates, terms and conditions of this Agreement will remain so over the life of the Agreement. The Parties waive all rights to challenge the validity of this Agreement or whether it is just and reasonable for and with respect to the entire term thereof, under Sections 205 and 206 of the Federal Power Act and to request the FERC to revise the terms and conditions and the rates or services specified in this Agreement, and hereby agree to make no filings at the FERC or with any other state or federal agency, board, court or tribunal challenging the rates, terms and conditions of this Agreement as to whether they are just and reasonable or in the public interest under the Federal Power Act. The Parties hereby further stipulate and agree that neither Party may bring any action, proceeding or complaint under Section 205 or 206 of the Federal Power Act, 16 U.S.C. 824d or 824e, seeking to modify, cancel, suspend, or abrogate the rates, terms and conditions of this Agreement, or to prevent this Agreement from taking effect. It is further agreed that, in the event any of the Parties challenges this Agreement for any other reason, they will not dispute the applicability of the public interest standard as that term has been defined and interpreted under the Federal Power Act and the cases of United Gas Pipe Line Co. v.  Mobile Gas Corp., 350 U.S. 332 (1956) and FPC v. Sierra Pacific Power Co., 350 U.S. 348 (1956), and subsequent cases.

IN WITNESS WHEREOF, each Party was represented by legal counsel during the negotiation and execution of this Agreement and the Parties hereto have executed this Agreement as of the date set forth at the beginning of this Agreement.

Southern California Public Power Authority

Date:	4/4/07	By:	/s/ David H. Wright
David H. Wright, President

		Attest:	/s/ Bill D. Carnahan
Bill D. Carnahan, Assistant Secretary

Milford Wind Corridor Phase I, LLC

Date:	16-MAR-07	By:	/s/ Paul J Gaynor

		Name:	PAUL J GAYNOR

		Its:	PRESIDENT

APPENDIX A

Monthly Payment Schedule

1.              Monthly Energy Payment (MEP) for Excess Energy. The monthly payment for Excess Energy shall be made in accordance to the following formula:

MEP = EEP x DEE

Where:

EEP is the Excess Energy Price, which is $56.94 per MWh and escalated at an annual rate of 1.75% commencing on January 1, 2009, and continuing on each anniversary of that date.

DEE is the MWh of Delivered Excess Energy delivered or deemed to be delivered to the Point of Delivery during the month, as metered according to Section 8.4, and, in the event of System Emergency or other curtailment, as may be adjusted pursuant to Section 6.5(i).

2.              Monthly Payment for Startup and Test Energy. Buyer shall purchase Delivered Energy from the Facility during startup and testing periods prior to the Commercial Operation Date at a price equal to $55 per MWh times the Delivered Energy. All startup and test energy shall be scheduled in accordance with Buyer procedures in Section 6.5. Buyer shall receive any and all Environmental Attributes associated with the Startup and Test Energy, the value of which is included in this Startup and Test Energy price.

3.              Monthly Environmental Attributes Payment. After the Commercial Operation Date, Buyer shall make a monthly payment to the Seller for the transfer of all Environmental Attributes pursuant to Section 9.1 in an amount equal to $10.60 per MWh times the Facility Metered Output and escalated at an annual rate of 1.75% commencing on January 1, 2009 and continuing on each anniversary of that date; provided that, beginning the sixth Contract Year, the payment shall be increased by an additional $1.96 per MWh.

4.              Taxes and Operating Insurance Payment. Buyer shall reimburse Seller for all Taxes and Operating Insurance premiums as set forth in Section 3.1 of the Agreement; provided that such Taxes and Operating Insurance premiums associated with Site Common Facilities or the Transmission Line will be apportioned to the Seller pro-rata based on the Facility Common Facilities Interests or the Facility Transmission Line Interests, as the case may be, in the Site Common Facilities or the Transmission Line, respectively, and in accordance with the common or joint ownership, operation or use agreements therefor entered into in accordance with Section 2.11 or Section 2.12, as applicable. Such Taxes and Operating Insurance payments in the aggregate shall not exceed $4 million for any Contract Year, escalated at an annual rate of 1.75% commencing on January 1, 2009 and continuing on each anniversary of that date. In the event Seller fails to pay when due any Taxes or any Operating Insurance premiums, and fails to make such payment within five days following notice from Buyer of such failure, Buyer shall have the

A-1

right to pay such Taxes or Operating Insurance premiums, as the case may be, and Seller shall refund to Buyer the monthly payments made by Buyer with respect to such overdue Taxes or Operating Insurance premiums pursuant to Section 3.1(h) with interest on such amounts of monthly payments at the Present Value Rate. Thereafter, Buyer shall have the right exercised on notice to Seller to pay such Taxes or Operating Insurance premiums, as applicable, in lieu of making monthly payments therefor as provided in Section 3.1(h).

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APPENDIX B

Facility Description and Milestone Schedule

I. Facility Description

•                       The Facility Generating Premises, consisting of at least approximately 4000 acres, as described in Exhibit A to this Appendix B, which consist of leaseholds and other property rights and interests under the Leases and Property Agreements as set forth in Section 2.10.

•                       Exhibit A also provides a Facility layout showing the planned Facility configuration (which is subject to revision so as to show the actual Facility configuration), provided that such configuration shall comply with the following minimum specifications:

•                            Individual wind turbines will be sited no closer than two (2) rotor diameters apart

•                            Any two rows of wind turbines will be no closer than (6) rotor diameters apart

•                            Upwind wind turbines will be set back at least six (6) rotor diameters from the Facility Generating Premises boundary

•                       Rights of way and easements associated with all of the wind turbine generators and all other fixtures and personal property associated with the Facility Generating Premises.

•                       Fee ownership of all wind turbine generators associated with the Contract Capacity, which is currently expected to include up to eighty 2.5-MW wind turbine generators and pad-mounted transformers, and all other fixtures and personal property located on or associated with the Facility Generating Premises.

•                       Up to four permanent meteorological towers appropriately located on the Facility Generating Premises, which are necessary to operate the Facility in accordance with this Agreement.

•                       A 34.5-kV power underground collection system linking each turbine to the next and to the main step-up transformer located on the Facility Generating Premises and the Site Common Facilities.

•                       One main step-up transformer to interconnect the 34.5-kV underground collection system to the Transmission Line located on the Site Common Facilities.

•                       The Facility Transmission Line Interests which shall consist of an ownership interest (which may be an undivided interest) in the property of the Transmission Line, including the rights of way, easements and other property rights and interests constituting the Transmission Line right of way, all associated real or personal property, and all rights and interests of the Seller in and to any rights of way, easement or license agreements, crossing permits, or line crossing agreements, and any and all agreements for joint ownership or for any third party joint operation or use of the Transmission Line or any capacity or transfer capability thereof referred to in Section 2.12 which shall provide Seller with rights to not less than the greater of 220 MW of the capacity of the Transmission Line or 25% of such capacity.

•                       The Facility Common Facilities Interests which shall consist of an ownership interest (which may be an undivided interest) in the Site Common Facilities, including all associated real or personal property, and the rights and interests of the Seller in and to any and all agreements for joint ownership or for any third party joint operation or use of the Site Common Facilities or the capacity or capability thereof referred to in Section 2.11 and which shall provide Seller with the rights to such capability, capacity or use of the Site Common Facilities that shall in no event be less than that necessary to support the full Contract Capacity on a prudent and reliable basis.

II. Estimated Project Development Milestone Schedule

4Q06	•	Ongoing collection of wind data at site
	•	Plan of Development for Transmission Line submitted to USBLM
	•	Conditional-Use-Permit Application submitted to Beaver County, Utah
	•	Conditional Use Permit granted by Beaver County, Utah on Dec. 4, 2006
	•	Wind Turbine Generators (WTGs) Purchased – 80 Clipper C99 WTGs
	•	Discussion with Utah State Tax Assessors Office regarding Property Tax Assessment

1Q07	•	Final System Impact Study Reviewed with the Los Angeles Department of Water and Power (“LADWP”)
	•	Completion of LADWP interconnection studies
	•	Sign Interconnection Studies Agreement with LADWP/IPA.
	•	NEPA Kickoff of Facility and Transmission Line commences
	•	Seller hires NEPA contractor
	•	Seller hires transmission engineering firm to design the project transmission line
	•	Identify NEPA study requirements with the BLM
	•	(Title 14 CEQA Compliance)
	•	Property Tax Assessment Ongoing

2Q07	•	Apply for Millard County, Utah Conditional Use Permit
	•	BLM’s NEPA review ongoing (Biological, Plant, Archeological)
	•	Seller orders transmission line poles, conductors and other long-lead time equipment
	•	Property tax assessment ongoing

3Q07	•	USBLM’s NEPA review ongoing

4Q07	•	USBLM’s NEPA review ongoing
	•	Tax equity financing commitment obtained by Seller

1Q08	•	BLM issues NEPA findings & Record of Decision for Facility

2Q08	•	Construction & Installation of Facility commences
	•	Construction of Transmission Line commences

3Q08	•	Construction & installation of Facility
	•	Wind Turbines arrive on site

4Q08	•	Construction of Transmission Line completed
	•	Testing & commissioning of Facility
	•	Energization of substation & interconnection to Intermountain Power Project Switchyard
	•	Commercial Operation Date Achieved

1Q09	•	Final punchlist items

Exhibit A to Appendix B

Description of Planned Facility Generating Premises and Facility Layout

Power Purchase Agreement

APPENDIX C

Buyer and Seller Billing, Notification and Scheduling Contact Information

1.	Authorized Representative. Correspondence pursuant to Section 14.1 shall be transmitted to the following addresses:

	1.1	If to Buyer:

Executive Director
Southern California Public Power Authority
225 S. Lake Avenue, Suite 1250
Pasadena, CA 91101
Telephone: 626-793-9364
Facsimile: 626-793-9461

	1.2	If to Seller:

Milford Wind Corridor Phase I, LLC
c/o UPC Wind Management, Suite 201
Newton, MA 02459
Attn: General Counsel
Telephone: 617-964-3340
Facsimile: 617-964-3342

2.	Billings and payments pursuant to Section 3.1 and Appendix A shall be transmitted to the following addresses:

	2.1	If Billing to Buyer:

Finance and Accounting Manager
Southern California Public Power Authority
225 S. Lake Avenue, Suite 1250
Pasadena, CA 91101
Telephone: 626-793-9364
Facsimile: 626-793-9461

	2.2	If Payment to Buyer:

Finance and Accounting Manager
Southern California Public Power Authority
225 S. Lake Avenue, Suite 1250
Pasadena, CA 91101
Telephone: 626-793-9364
Facsimile: 626-793-9461

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3.	All notices (other than scheduling notices) required under the Agreement shall be sent by registered or certified mail, postage prepaid, to the address specified below.

If to Buyer:

Executive Director
Southern California Public Power Authority
225 S. Lake Avenue, Suite 1250
Pasadena, CA 91101
Telephone: 626-793-9364
Facsimile: 626-793-9461

If to Seller:

Milford Wind Corridor Phase I, LLC
c/o UPC Wind Management, Suite 201
Newton, MA 02459
Attn: General Counsel
Telephone: 617-964-3340
Facsimile: 617-964-3342

4.	All notices related to scheduling of the Facility shall be sent to the following address:

If to Buyer:

Energy Systems Manager
Southern California Public Power Authority
225 S. Lake Avenue, Suite 1250
Pasadena, CA 91101
Telephone: 626-793-9364
Facsimile: 626-793-9461

If to Seller:

Milford Wind Corridor Phase I, LLC
c/o UPC Wind Management, Suite 201
Newton, MA 02459
Attn: General Counsel
Telephone: 617-964-3340
Facsimile: 617-964-3342

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APPENDIX D

Form of Attestation

Milford Wind Corridor Phase I, LLC

Environmental Attribute Attestation and Bill of Sale

Milford Wind Corridor Phase I, LLC (“Milford/Seller”) hereby sells, transfers and delivers to                                                                                                               (“Buyer”) the Environmental Attributes and other associated environmental attribute reporting rights associated with the generation of the indicated energy for delivery to the grid (as such term(s) are defined in the                                           (identify contract) (the “Agreement’) dated      , 200   between Milford and Buyer) arising from the generation for delivery to the grid of the energy by the Facility described below:

Facility name and location:

Fuel Type:

Capacity (MW):                                                         Operational Date:

(for facility that has added renewable capacity, show operational date and amount of new capacity)

As applicable: CEC Reg. no.       Energy Admin ID no.                Q.F. ID no.

Dates	MWhs generated

200

200

200

in the amount of one Environmental Attribute or its equivalent for each megawatt hour generated; and Milford further attests, warrants and represents as follows:

D-1

i)	to the best of its knowledge, the information provided herein is true and correct;

ii)	its sale to Buyer is its one and only sale of the Environmental Attributes and other associated environmental attribute reporting rights referenced herein;

iii)	the Facility generated and delivered to the grid the energy in the amount indicated as undifferentiated energy; and

[check one:]

iv)	Milford owns the Facility.

iv)

to the best of Milford’s knowledge, each of the Environmental Attributes and Environmental Attribute Reporting Rights associated with the generation of the indicated energy for delivery to the grid have been generated and sold by the Facility.

This serves as a bill of sale, transferring from Milford to Buyer all of Milford’s right, title and interest in and to the Environmental Attributes and Environmental Attribute Reporting Rights associated with the generation of the energy for delivery to the grid.

Contact Person:                                        tel:

D-2

APPENDIX E

Form of Security Interest

DEED OF TRUST, SECURITY AGREEMENT AND FIXTURE FILING

THIS DEED OF TRUST, SECURITY AGREEMENT AND FIXTURE FILING (“Deed of Trust”) is by and among Milford Wind Corridor Phase I, LLC, a Delaware limited liability company, having an office and mailing address c/o UPC Wind Management, LLC, 100 Wells Avenue, Suite 201, Newton, Massachusetts 02459 (hereinafter “Trustor”),                                                 (hereinafter “Trustee”), and Southern California Public Power Authority, a joint power agency created pursuant to the laws of the State of California and having an office and mailing address at 225 South Lake Ave, Pasadena, CA 91101 (hereinafter “Beneficiary”).

WITNESSETH:

1.                                       Grant.                Trustor grants, transfers, assigns, conveys and warrants to Trustee, for the benefit of Beneficiary, and its successors and assigns, IN TRUST, WITH POWER OF SALE AND RIGHT OF ENTRY AND POSSESSION, all right, title and interest of Trustor in and to all of the following (collectively the “Subject Property”):

a.                                       the fee simple interests in each of the parcels of real property described on Exhibit A attached hereto and made a part hereof that are identified as a “Fee Parcel” thereon (each a “Fee Parcel” and, collectively, the “Fee Parcels”);

b.                                      the leasehold interests in each of the parcels of real property described on Exhibit A that are identified as a “Leasehold Parcel” thereon (each a “Leasehold Parcel” and collectively the “Leasehold Parcels”), pursuant to each of the ground leases described on Exhibit B attached hereto and made a part hereof (as the same may be amended, restated, supplemented or otherwise modified from time to time (each a “Ground Lease” and collectively, the “Ground Leases”); and the leasehold estates in the Leasehold Parcels created by the Ground Leases, and all other rights of Trustor under the Ground Leases, including all of Trustor’s unexpired estate, title, interest and term of years by virtue of the Ground Leases and any and all credits, deposits, options to renew or extend, options to purchase, rights of first refusal, and any other rights and privileges of Trustor thereunder;

c.                                       the rights-of-way and other interests granted in and with respect to each of the parcels of real property described on Exhibit A that are identified as a “BLM Parcel” thereon (each a “BLM Parcel” and collectively the “BLM Parcels”), pursuant to each of the Right-of-Way Grant/Temporary Use Permits issued by the United States Department of Interior Bureau of Land Management (the “BLM”)described on Exhibit B attached hereto and made a part hereof (as the same may be amended, restated, supplemented or otherwise modified from time to time (each a “BLM Grant” and collectively, the “BLM Grants”); and the easement estates in the BLM Parcels created by the BLM Grants, and all other rights of Trustor under the BLM Grants, including all of Trustor’s unexpired estate, title and interest by virtue of the BLM Grants and any and all credits, deposits, options to renew or extend, and any other rights and privileges of

Trustor thereunder. The Fee Parcels, Leasehold Parcels, and BLM Parcels are referred to collectively as the “Land”);

d.             all appurtenances now or hereafter belonging or in anywise appertaining to the Land, including, without limitation, all easements, rights-of-way and rights used in connection with or as a means of access to any portion of the Land, all right, title or interest of Trustor in and to any road or highway adjoining the Land or any part thereof and all strips and gores belonging, adjacent or pertaining to the Land; any after-acquired title to any of the foregoing (all of the foregoing is referred to collectively as the “Appurtenances”);

e.             All buildings, structures, replacements, furnishings, fixtures, fittings and other improvements and property of every kind and character now or hereafter located or erected on the Land and owned or purported to be owned by Trustor, or leased or purported to be leased to Trustor, together with all building or construction materials, equipment, appliances, machinery, fittings, apparatus, fixtures and other articles of any kind or nature whatsoever now or hereafter found on, affixed to or attached to the Land and owned or purported to be owned by Trustor or leased or purported to be leased to Trustor, (all of the foregoing is herein referred to collectively as the “Improvements”). The Land, Improvements and Appurtenances are herein referred to collectively as the “Real Estate”);

f.              All equipment now or hereafter owned or purported to be owned by Trustor and used or useful in connection with the Real Estate, regardless of whether located on the Real Estate or located elsewhere including, without limitation, all rights of Trustor under any lease to equipment and fixtures and other items of personal property at any time (all of the foregoing is herein referred to collectively as the “Equipment”);

g.             All option rights, purchase or sale contracts, agreements, including without limitation the Transmission and Common Facility Agreements as defined in Section 3q, condemnation claims, demands, awards and settlement payments, insurance contracts, insurance payments and proceeds, unearned insurance premiums, warranties, guarantees, utility deposits, books and records and general intangibles of Trustor relating to the Real Estate or the Equipment and any other intangible property of Trustor related to the Real Estate, the Equipment, the Facility Transmission Line Interests or the Facility Common Facilities’ Interests (hereafter defined) (all of the foregoing is herein referred to collectively as the “Intangibles”);

h.             All rents, issues, profits, royalties, avails, income and other benefits derived or owned by Trustor directly or indirectly from the Real Estate or the Intangibles (all of the foregoing is herein collectively called the “Revenues”);

i.              All rights of Trustor, if any, to all plans and specifications, designs, drawings and other matters prepared in connection with the Real Estate or the Equipment (all of the foregoing is herein called the “Plans”);

j.              All rights of Trustor under any contracts executed by Trustor with any provider of goods or services for or in connection with any construction, operation, maintenance or services performed or to be performed in connection with the Real Estate or the Equipment, including, without limitation, any construction contracts and management contracts (all of the foregoing are herein referred to collectively as the “Contracts for Construction or Services”);

k.             All rights of Trustor in any permits, approvals, consents and other authorizations in connection with the Real Estate (all of the foregoing is herein referred to collectively as the “Permits”);

l.              to the extent not included in (a) through (k) above, all rights of Trustor in and to the properties, easements, license agreements, crossing permits, right-of-way agreements, line crossing agreements and other rights in land running in favor of Trustor, structures, equipment and facilities, including, without limitation, those described in Exhibit C as the Facility Transmission Line Interests (the “Facility Transmission Line Interests”);

m.            to the extent not included in (a) through (k) above, all rights of Trustor in and to the properties, structures, equipment and facilities described in Exhibit D as the Facility Common Facilities’ Interests (“the Facility Common Facilities’ Interests”); and

n.             All other property or rights of Trustor of any kind or character related to the Real Estate, the Equipment, the Intangibles, the Revenues, the Plans, the Contracts for Construction or Services, the Permits, the Facility Transmission Line Interests or the Facility Common Facilities’ Interests, and all substitutions, replacements and additions thereto, whether now existing or hereafter acquired, and all proceeds (including insurance and condemnation proceeds) and products of any of the foregoing.

2.             Secured Obligations. Trustor makes the grant, conveyance, transfer and assignment set forth above for the purpose of securing the payment and performance of (i) all obligations of Trustor, as Seller, under the Power Purchase Agreement dated                                                , 2007, between Trustor, as Seller, and Beneficiary, as Buyer (as defined therein and as amended, supplemented or modified from time to time, the “Power Purchase Agreement”), which provides for remedies to be exercised following a default under Section 11.1 of the Power Purchase Agreement (a “Default”) and (ii) Trustor’s performance pursuant to its covenants and warranties of this Deed of Trust (collectively, the “Secured Obligations”). The amount of the Secured Obligations secured by this Deed of Trust is indefinite, but in no event shall the amount secured hereunder exceed THREE HUNDRED TWENTY FIVE MILLION and No/100 Dollars ($325,000,000 or the “Maximum Amount”); provided that such Maximum Amount shall be reduced by $10,000,000 on January 1st of each year following Contract Years in which there is no Shortfall Energy due to Beneficiary, as Buyer (all as defined in the Power Purchase Agreement).

3.             Trustor Covenants and Warranties. Trustor hereby covenants with and warrants to the Trustee and Beneficiary that: (a) at the execution and delivery hereof it is the owner of a valid fee estate in the Fee Parcels, of a valid leasehold interest in the Leasehold Parcels, and of a valid right way easement interest in the BLM Parcels, and that it is the owner or lessee of the other Subject Property, that the Subject Property is free from all encumbrances whatsoever other than: (i) any lien expressly provided for or permitted by the terms of the Power Purchase Agreement, (ii) liens for taxes not yet due or for taxes being contested in good faith by appropriate proceedings so long as such proceedings do not involve a material risk of the sale, forfeiture, loss or restriction on the use of the Subject Property or any part thereof; (iii) suppliers’, vendors’, mechanics’, workman’s, repairman’s, employees’ or other like liens arising in the ordinary course of business for work or service performed or materials furnished in connection with the Subject Property for amounts the payment of which is either not yet delinquent or is being contested in good faith by appropriate proceedings so long as such proceedings do not involve a material risk of the sale, forfeiture, loss or restriction on use of the Subject Property or any part thereof, and (iv) easements, rights of way, use rights, exceptions, encroachments, reservations, restrictions, conditions or limitations, provided that in each case the same do not interfere with or impair the operation or use of the Subject Property or any rights or interests therein as contemplated by the Power Purchase Agreement (collectively, the “Permitted Encumbrances”); (b) each of the Ground Leases and the BLM Grants is in full force and effect and has not been modified or terminated and that Trustor is not in default under any of the Ground Leases or BLM Grants; (c) Trustor has good and lawful right to sell, mortgage and convey the Subject Property; and (d) Trustor and its successors and assigns will forever warrant and defend the Subject Property against all claims and demands whatsoever.

To protect the security of this Deed of Trust, Trustor agrees with the Trustee and Beneficiary as follows:

a.             Payment of Taxes. Trustor will pay or cause to be paid when due all taxes and assessments, general or special, and any and all levies, claims, charges, expenses and liens, ordinary or extraordinary, governmental or non-governmental, statutory or otherwise, due or to become due, that may be levied, assessed, or charged on or against the Subject Property, and will submit to Beneficiary all receipts showing payment of all of such taxes, assessments and charges promptly after Beneficiary’s written request therefor.

b.             Maintenance and Repair. Trustor will operate and maintain the Subject Property as required by the Power Purchase Agreement and not commit, suffer, or permit waste of any part of the Subject Property.

c.             Sales; Liens. Except as permitted by the Power Purchase Agreement, Trustor will not sell, contract to sell, assign, transfer or convey, or permit to be transferred or conveyed, the Subject Property or any part thereof or any interest or estate in any thereof; or create, suffer or permit to be created or to exist any mortgage, lien, claim, security interest, charge, encumbrance or other right or claim of any kind whatsoever upon the Subject Property or any part thereof.

d.             Insurance. Trustor will at all times maintain or cause to be maintained on the Subject Property, all insurance required under the Power Purchase Agreement, the Ground Leases and the BLM Grants. Any proceeds of such insurance shall be paid and accounted for as provided for in the Power Purchase Agreement. Nothing contained in this Deed of Trust shall create any responsibility or obligation on Beneficiary to collect any amounts owing on any insurance policy or resulting from any condemnation, to rebuild or replace any damaged or destroyed Improvements or other portions of the Subject Property or to perform any other act hereunder. Beneficiary shall not by the fact of approving, disapproving, accepting, preventing, obtaining or failing to obtain any insurance, incur any liability for or with respect to the amount of insurance carried, the form or legal sufficiency of insurance contracts, solvency of insurance companies, or payment or defense of lawsuits, and Trustor hereby expressly assumes full responsibility therefor and all liability, if any, with respect thereto.

e.             Eminent Domain. If the Subject Property, or any part or interest in any thereof, is threatened or taken by condemnation, Trustor shall take all action reasonably required by Beneficiary in order to protect Trustor’s and Beneficiary’s rights with respect to any such taking, including the commencement of, appearance in or prosecution of any appropriate action or proceeding. Trustor and Beneficiary shall apply all condemnation awards as provided in the Power Purchase Agreement.

f.              Governmental Requirements. Trustor will at all times fully comply in all material respects with, and cause the Subject Property and the use and condition thereof fully to comply in all material respects with, all federal, state, county, municipal, local and other governmental statutes, ordinances, requirements, regulations, rules, orders and decrees of any kind whatsoever that apply or relate to Trustor or the Subject Property or the use thereof (including, without limitation, those relating to land use and development, construction, access, water rights and use, and hazardous waste and substances), and will comply with all conditions and requirements necessary to preserve and extend any and all rights, licenses, permits, privileges, franchises and concessions which are applicable to Trustor or have been granted for the Subject Property or the use thereof, in each case to the extent required under the Power Purchase Agreement. Unless required by applicable law, or unless Beneficiary has otherwise first agreed in writing or under the Power Purchase Agreement, Trustor shall not make or allow any changes to be made in the nature of the occupancy or use of the Subject Property or any portion thereof for which the Subject Property or such portion was intended at the time this Deed of Trust was delivered. Trustor shall not initiate or acquiesce in any change in any zoning or other land use classification now or hereafter in effect and affecting the Subject Property or any part thereof without in each case obtaining Beneficiary’s prior written consent thereto.

g.             No Mechanics’ Liens. Trustor will not suffer any construction, mechanic’s, laborer’s or materialmen’s lien or similar liens to be created or remain outstanding upon the Subject Property or any part thereof, other than those liens that are Permitted Encumbrances. Trustor agrees to promptly deliver to Beneficiary a copy of any notices that Trustor receives with respect to any recorded lien or the foreclosure thereof.

h.             Continuing Priority. Trustor will pay such fees, taxes and charges, execute and record or file (at Trustor’s expense) such deeds, conveyances, mortgages and financing statements and do all such other acts and things as Beneficiary may from time to time reasonably request to establish and maintain this Deed of Trust as a valid and perfected first and prior lien on and security interest in the Subject Property.

i.              Environmental Laws. Trustor shall take all appropriate response actions, including any removal and remedial actions, in the event of a release, emission, discharge or disposal of Hazardous Materials, as defined hereinafter, in, on, under, or about the Subject Property and shall operate and maintain the Subject Property in compliance with all Environmental Laws, as defined hereinafter. The term “Hazardous Materials” shall mean dangerous, toxic, or hazardous pollutants, contaminants, chemicals, wastes, materials or substances, as defined in or governed by the provisions of any Environmental Law. The term “Environmental Laws” shall mean any federal, state or local laws, statutes, ordinances, rules, regulations, orders, or permits now in effect or hereinafter enacted, pertaining to the public health, safety, industrial hygiene, or the environmental conditions on, under or about the Real Estate.

j.              Corrective Action. In the event Trustor is in material breach of any of its representations, warranties or agreements as set forth in this Deed of Trust, then, without limiting Beneficiary’s other rights hereunder, Trustor, at its sole expense, shall take all actions required, including, without limitation, environmental cleanup of the Subject Property, to comply with the representations, warranties, and covenants contained herein and with all applicable legal requirements and, in any event, shall take all actions deemed necessary under all applicable Environmental Laws.

k.             Right of Inspection. Trustor hereby grants to Beneficiary, its agents, attorneys, employees, consultants, contractors, successors and assigns, an irrevocable license and authorization, upon reasonable notice, to enter upon and inspect the Subject Property and facilities thereon, and perform such tests (including without limitation, if a Phase I Environmental Site Assessment, as hereinafter defined, provides evidence of a breach of Trustor’s covenants with respect to Hazardous Materials hereunder, subsurface testing, soils and groundwater testing, and other tests which may physically invade the Subject Property) as Beneficiary, in its reasonable discretion, determines are necessary to protect its interest in the Subject Property or in connection with any foreclosure (or transfer in lieu of foreclosure) with respect to the Subject Property; provided, however, that under no circumstances shall Beneficiary be obligated to perform such inspections or tests, and provided, further, that Beneficiary indemnifies Trustor for gross negligence or willful misconduct of Beneficiary with respect to any such tests. In making such inspections, Beneficiary shall be accompanied by a representative of Trustor, if requested by Trustor, and shall comply with Trustor’s safety requirements. Trustor shall make its representative reasonably available to Beneficiary in order to accommodate Beneficiary’s inspections as provided in this paragraph. The term “Phase I Environmental Site Assessment” shall mean an assessment of the environmental condition of the Real Estate conducted in accordance with American Society for Testing Materials (“ASTM”) standards.

l.              Indemnity. Trustor agrees to indemnify and hold Beneficiary, its directors, employees, agents, and its successors and assigns, harmless from and against any and all claims, losses, damages, liabilities, fines, penalties, charges, judgments, administrative orders, remedial action requirements, enforcement actions of any kind, and all costs and expenses incurred in connection therewith (including without limitation attorneys’ fees and expenses) arising directly or indirectly, in whole or in part, out of any failure of Trustor to comply with the environmental representations, warranties, and covenants contained herein. This indemnity shall in no way diminish any additional indemnification obligations of the parties set forth in the Power Purchase Agreement.

m.            Continuation of Representations, Warranties, Covenants and Indemnities. Trustor’s representations, warranties, covenants, and indemnities contained herein shall survive the occurrence of any event whatsoever, including, without limitation, the satisfaction of the obligations secured hereby, the reconveyance or foreclosure of this Deed of Trust, the acceptance by Beneficiary of a deed in lieu of foreclosure, or any transfer or abandonment of the Subject Property

n.             Beneficiary’s Performance. If Trustor fails to pay or perform any of its obligations herein contained (including payment of expenses of foreclosure and court costs), Beneficiary may (but need not), as agent or attorney-in-fact of Trustor, make any payment or perform (or cause to be performed) any obligation of Trustor hereunder, in any form and manner deemed expedient by Beneficiary, and any amount so paid or expended (plus reasonable compensation to Beneficiary for its out-of-pocket and other expenses for each matter for which it acts under this Deed of Trust), with interest thereon at the rate of one percent (1%) per month, or the maximum rate permitted by law, whichever is less (the “Default Rate”), shall be added to amount hereby secured and shall be repaid to Beneficiary upon demand. By way of illustration and not in limitation of the foregoing, Beneficiary may (but need not) do all or any of the following: make lease payments, payments of principal or interest, or other amounts on the Ground Lease or the BLM Grants and any other lien, encumbrance or charge on any of the Subject Property; complete construction; make payments with respect to maintaining and operating the Subject Property, make repairs; obtain insurance and pay premiums therefor; purchase, discharge, compromise or settle any tax lien or any other lien, encumbrance, suit, proceeding, title or claim thereof; contest any tax or assessment; and redeem from any tax sale or forfeiture affecting the Subject Property. In making any payment or securing any performance relating to any obligation of Trustor hereunder, Beneficiary shall be the sole judge of the legality, validity and amount of any lien or encumbrance and of all other matters necessary to be determined in satisfaction thereof. No such action of Beneficiary shall ever be considered as a waiver of any right accruing to it on account of the occurrence of any matter which constitutes a Default or a breach of Trustor’s obligations under this Deed of Trust.

o.             Subrogation. To the extent that Beneficiary, on or after the date hereof, pays any sum under any provision of law or any instrument or document creating any lien or other interest prior or superior to the lien of this Deed of Trust, Beneficiary shall have and be entitled to a lien or other interest on the Subject Property equal in priority to the lien or other interest discharged and Beneficiary shall be subrogated to, and receive and enjoy all rights and liens possessed, held or enjoyed by, the holder of such lien, which shall remain in existence and benefit Beneficiary in securing the obligations secured hereby.

p.             Covenants Regarding Ground Leases and BLM Grants.

i.              Each of the Ground Leases and BLM Grants is valid and in full force and effect in accordance with the terms thereof and has not been modified except as herein set forth. All of the rents and other charges payable under the Ground Leases and BLM Grants prior to the execution hereof have been paid, all of the terms, conditions and agreements contained in the Ground Leases and BLM Grants have been performed and no default exists under any of the Ground Leases or BLM Grants. This Deed of Trust is lawfully executed and delivered and is, and will be kept, a valid lien on the interests of Trustor therein.

ii.             Trustor will promptly pay, or cause to be paid, all rents, charges and other sums or amounts required to be paid by Trustor under the terms of the Ground Leases and BLM Grants, will further timely and fully keep and perform all of the covenants, terms, conditions and provisions of the Ground Leases and BLM Grants required to be performed and complied with by the tenant or grantee thereunder, and will not do or suffer to be done anything the doing of which, or refrain from doing anything the omission of which, will materially impair or have a material adverse effect upon the security of this Deed of Trust. Trustor shall provide evidence of such payments promptly upon the written request of Beneficiary. Until the obligations secured hereby have been indefeasibly paid in full, Trustor shall exercise all options to renew the Ground Leases and BLM Grants. Trustor shall do, or cause to be done, all things necessary to preserve and keep unimpaired the rights of Trustor as lessee or grantee under the Ground Leases and BLM Grants and to prevent any default under the Ground Leases and BLM Grants, or any termination, surrender, cancellation, forfeiture or impairment thereof, except as permitted under the Power Purchase Agreement.

iii.            Except as permitted under the Power Purchase Agreement, Trustor shall not extend, supplement, cancel or surrender or in any material way modify the terms of any Ground Leases, the BLM Grants, or other easements, licenses, crossing permits or other permits or agreements included within the Subject Property without Beneficiary’s prior written consent, which consent shall not be withheld unless such action is likely to adversely affect the security provided to Beneficiary under this Deed of Trust. Trustor expressly releases and surrenders unto Beneficiary all its right, power and authority to cancel, surrender, amend, modify, supplement or alter in any way the terms and provisions of the Ground Leases or BLM Grants, except as specifically provided in the Power Purchase Agreement or except with Beneficiary’s prior consent, which consent not be withheld unless such action is likely to adversely affect the security provided to Beneficiary under this Deed of Trust. Trustor will use commercially reasonable efforts to enforce the provisions of the Ground Leases and BLM Grants short of termination thereof to the end that Trustor may enjoy all of the rights granted to it as lessee or grantee under the Ground Leases and BLM Grants. Trustor will promptly notify Beneficiary of any breach by the lessor or grantor under any of the Ground Leases or BLM Grants and of any inability of such lessor or grantor to perform its obligations under any of the Ground Leases or BLM Grants. Trustor assigns to Beneficiary the proceeds of any claim Trustor may have against such lessor or grantor for such breach or inability. In the event of a Default or a material breach by Trustor of its obligations under this Deed of Trust, Beneficiary shall have the sole right to choose either (i) to proceed against such lessor or grantor in Trustor’s name or in Beneficiary’s name as agent for Trustor, and Trustor agrees to cooperate with Beneficiary in such action and to execute all documents required by Beneficiary in furtherance of such action, or (ii) to have Trustor proceed on its and Beneficiary’s behalf, in which event Beneficiary may participate in such proceedings, and Trustor will deliver to Beneficiary all documents required by Beneficiary for such participation. Trustor shall, at its expense, diligently prosecute such proceedings, shall deliver to Beneficiary copies of all papers served in connection therewith and shall consult and cooperate with Beneficiary and its attorneys and agents, provided that no settlement of such proceedings may be made by Trustor without Beneficiary’s prior written consent.

iv.            Trustor shall promptly notify Beneficiary of any material default by Trustor under any Ground Lease or BLM Grant or of the receipt by it of any notice of default from the lessor or grantor thereunder or notice of termination of any Ground Lease or BLM Grant pursuant to the provisions thereof and shall furnish to Beneficiary immediately any and all information which Beneficiary may reasonably request concerning the performance by Trustor of the covenants of the Ground Leases, the BLM Grants or of this Deed of Trust. Trustor shall promptly deposit with Beneficiary a copy of the Ground Leases and BLM Grants, certified as true, correct and complete by Trustor, and any and all documentary evidence received by it showing compliance by Trustor with the provisions of the Ground Leases and BLM Grants and will also deliver to Beneficiary a copy of any notice, communication, plan, specification or other instrument or document received or given by it in any way relating to or affecting the Ground Leases or BLM Grants which may concern or affect the estate of the lessor or the lessee in or under the Ground Leases, the Trustor under the BLM Grants, or in the real estate thereby demised.

q.             Covenants Regarding Facility Transmission Line Interests and the Facility Common Facilities’ Interests.

i.              Trustor has provided Beneficiary with true and correct copies of all easements, rights of way, common ownership, maintenance and other agreements existing with regard to the Facility Transmission Line Interests and the Facility Common Facilities’ Interests (collectively, the “Transmission and Common Facility Agreements”). Each of the Transmission and Common Facility Agreements is a valid and existing agreement, is in full force and effect in accordance with the terms thereof and has not been modified, except as set forth herein. All of payments and other charges payable by Trustor under the Transmission and Common Facility Agreements prior to the execution hereof have been paid, all of the terms, conditions and agreements contained in the Transmission and Common Facility Agreements have been performed and no default exists under the Transmission and Common Facility Agreements. This Deed of Trust is and will be kept a valid lien on the rights and interests of Trustor therein.

ii.             Trustor will promptly pay, or cause to be paid, all rents, charges and other sums or amounts required to be paid by Trustor under the terms of the Transmission and Common Facility Agreements, will further timely and fully keep and perform all of the covenants, terms, conditions and provisions of the Transmission and Common Facility Agreements required to be performed and complied with by Trustor thereunder, and will not do or suffer to be done anything the doing of which, or refrain from doing anything the omission of which, will impair the security of this Deed of Trust. Trustor shall provide evidence of such payments immediately upon the request of Beneficiary. Until the obligations secured hereby have been indefeasibly paid in full, Trustor shall keep the Transmission and Common Facility Agreements in full force and effect. Trustor shall do, or cause to be done, all things necessary to preserve and keep unimpaired the rights of Trustor under the Transmission and Common Facility Agreements and to prevent any default under the Transmission and Common Facility Agreements, or any termination, surrender, cancellation, forfeiture or impairment thereof.

iii.            Trustor covenants that it will not modify, extend, supplement or cancel any of the transmission and common facility agreements as to which Beneficiary has rights of review or approval under Sections 2.11 or 2.12 of the Power Purchase Agreement, or waive or release the other parties thereto of or from any obligations, conditions or agreements by said parties, and shall not have the power to do so, without Beneficiary’s prior written consent, which consent shall be granted upon confirmation by Beneficiary that such action is not likely to have an adverse effect on, or increase the risk of Beneficiary with regard to, the security provided to Beneficiary under this Deed of Trust. Trustor agrees to promptly notify Beneficiary of any breach by any party to the Transmission and Common Facility Agreements and to enforce the obligations of the other parties to the Transmission and Common Facility Agreements, to the end that Trustor may enjoy all of its rights under the Transmission and Common Facility Agreements. In the event of a Default or a material breach by Trustor of its obligations under this Deed of Trust, Beneficiary shall have the sole right to choose either (i) to proceed against such other parties in Trustor’s name or in Beneficiary’s name as agent for Trustor, and Trustor agrees to cooperate with Beneficiary in such action and to execute all documents required by Beneficiary in furtherance of such action, or (ii) to have Trustor proceed on its and Beneficiary’s behalf, in which event Beneficiary may participate in such proceedings, and Trustor will deliver to Beneficiary all documents required by Beneficiary for such participation. Trustor shall, at its expense, diligently prosecute such proceedings, shall deliver to Beneficiary copies of all papers served in connection therewith and shall consult and cooperate with Beneficiary and its attorneys and agents, provided that no settlement of such proceedings may be made by Trustor without Beneficiary’s prior written consent.

iv.            Trustor shall promptly give Beneficiary notice of any material default by Trustor under the Transmission and Common Facility Agreements or of the receipt by it of any notice of default from any party thereunder or notice of termination of any of the Transmission and Common Facility Agreements pursuant to the provisions thereof and shall furnish to Beneficiary immediately any and all information which Beneficiary may reasonably request concerning the performance by Trustor of the covenants of the Transmission and Common Facility Agreements. Upon the request of Beneficiary, Trustor shall promptly deposit with Beneficiary a copy of the Transmission and Common Facility Agreements, certified as true, correct and complete by Trustor, and any and all documentary evidence received by it showing compliance by Trustor with the provisions of the Transmission and Common Facility Agreements.

r.              Bankruptcy Rights and Remedies. The lien of this Deed of Trust attaches to all of Trustor’s rights and remedies at any time arising under or pursuant to Section 365 of the Bankruptcy Code (the “Bankruptcy Code”), including, without limitation, all of Trustor’s rights to remain in possession of the Subject Property. Trustor shall not commence any action, suit, proceeding or case, or file any application or make any motion, in respect of the Ground Leases or BLM Grants in any such case under the Bankruptcy Code without the prior written consent of Beneficiary. Trustor shall promptly, after obtaining knowledge thereof, notify Beneficiary orally of any filing by or against the lessor or Trustor of a petition under the Bankruptcy Code. Trustor shall thereafter forthwith give written notice of such filing to Beneficiary, setting forth any information available to Trustor as to the date of such filing, the court in which such petition was filed and the relief sought therein. Trustor shall promptly deliver to Beneficiary, following receipt, any and all notices, summons, pleadings, applications and other documents received by Trustor in connection with any such petition and any proceedings relating thereto.

s.             Beneficiary’s Lease. Notwithstanding the provisions of the foregoing paragraphs regarding termination of the Ground Leases or BLM Grants, upon a termination or rejection of one or more of the Ground Leases or BLM Grant by or for Trustor as a debtor under the Bankruptcy Code, Trustor acknowledges that Beneficiary may enter into (1) an instrument recognizing, confirming and giving legal effect to the continued existence of such Ground Lease or BLM Grant in favor of Beneficiary or its designee, or (2) a new lease or right-of-way grant in favor of Beneficiary or its designee (in either event the “Beneficiary’s Lease”) for the Subject Property pursuant to the terms of such Ground Lease or BLM Grant, or the provisions of a separate agreement between Beneficiary and the lessor, in such event, Beneficiary’s execution of Beneficiary’s Lease shall not be deemed to be in satisfaction in whole or in part of the obligations secured hereby and all of the other terms, covenants and conditions contained in this Deed of Trust shall remain as a lien on the Subject Property. Trustor hereby releases, remises, and quitclaims to Beneficiary any interest Trustor may have in Beneficiary’s Lease and further agrees and acknowledges that Beneficiary may assign Beneficiary’s Lease without notice, consent or joinder of Trustor. Trustor further waives any right Trustor may have to challenge the adequacy of any consideration received therefore.

4.             Default and Remedies. Should (i) a Default occur under the Power Purchase Agreement, as provided and defined therein; (ii) Trustor fail to pay any amount when due under this Deed of Trust, or other amounts due under any Ground Lease, BLM Grant, or any of the Transmisssion and Common Facility Agreements, which is not cured within thirty (30) days after receiving written notice thereof from Beneficiary; or (iii) Trustor fail to perform any of its other material duties or obligations under this Deed of Trust, which failure is not cured within sixty (60) days after receipt of written of such failure from Beneficiary (provided that if (A) such breach cannot be cured within such period, (B) such breach is susceptible of cure within an additional thirty (30) days, (C) Trustor is proceeding with diligence and in good faith to cure such breach, (D) the existence of such breach has not resulted in, and would not after considering the nature of the cure be reasonably expected to give rise to, a termination by the counterparty to any Ground Lease, BLM Grant, or Transmission and Common Facility Agreement, which is subject to breach, or to otherwise have a material adverse effect on the Subject Property or the validity or priority of Beneficiary’s security interests and lien on the Subject Property, then such cure period shall be extended an additional thirty (30) days), then Beneficiary shall have the right to foreclose the lien of this Deed of Trust. In addition, Beneficiary may exercise any remedy available at law or in equity to Beneficiary’s or under the Power Purchase Agreement, including but not limited to those listed below, in such sequence or combination as Beneficiary may determine in Beneficiary’s sole discretion:

a.             Performance of Defaulted Obligations. Beneficiary may make any payment or perform any other obligation under this Deed of Trust which Trustor has failed to make or perform as provided for herein. All payments made and expenses (including attorney’s fees) incurred by Beneficiary in this connection, together with interest thereon at the Default Rate from the date paid or incurred until repaid, will be part of the obligations secured by this Deed of Trust and will be immediately due and payable by Trustor to Beneficiary. In lieu of advancing Beneficiary’s own funds for such purposes, Beneficiary may use any funds of Trustor which may be in Beneficiary’s possession, including but not limited to insurance or condemnation proceeds and amounts deposited for taxes, insurance premiums, or other purposes.

b.             Specific Performance and Injunctive Relief. Notwithstanding the availability of legal remedies, Beneficiary will be entitled to obtain specific performance, mandatory or prohibitory injunctive relief, or other equitable relief requiring Trustor to cure or refrain from repeating any default.

c.             Possession of Subject Property. Beneficiary may enter and take possession of the Subject Property without seeking or obtaining the appointment of a receiver, may employ a managing agent for the Subject Property, and may lease or rent all or any part of the Subject Property, either in Beneficiary’s name or in the name of Trustor, and may collect the rents, issues, and profits of the Subject Property. Any revenues collected by Beneficiary under this section will be applied first toward payment of all expenses (including attorney’s fees) incurred by Beneficiary, together with interest thereon at the Default Rate from the date incurred until repaid, and the balance, if any, will be applied against the obligations secured hereby.

d.             Other Remedies. Beneficiary may exercise all rights and remedies set forth in the Power Purchase Agreement or in this Deed of Trust, including all rights of a secured party under the UCC, as defined in Article 5 hereof.

e.             Foreclosure.

i.              Trustee’s Sale. Beneficiary may foreclose this Deed of Trust by way of a trustee’s sale pursuant to the provisions of Title 57, Chapter 1, Utah Code Annotated, as currently in effect, as amended, or in any other manner then permitted by law (“Trustee Sale”). After the lapse of such time as may then be required by law following the recordation of said notice of default, and notice of default and notice of sale having been given as then required by law, Trustee, without demand on Trustor, shall sell the Subject Property on the date and at the time and place designated in said notice of sale, either as a whole or in separate parts or parcels, and in the absence of direction by Trustor, in such order as it may determine, at public auction to the highest bidder, the purchase price payable in lawful money of the United States at the time of the sale. To the extent allowed by law, the person conducting the sale may, for any cause he or she deems expedient, postpone the sale from time to time until it shall be completed and, in every such case, postponement shall be given by public declaration thereof at the time and place last appointed for sale. Trustee shall execute and deliver to the purchaser its trustee’s deed conveying said property so sold, but without any covenant or warranty, express or implied. The recitals in the trustee’s deed of any matters or facts shall be conclusive proof as to bona fide third parties of the truthfulness thereof. Any person, including Beneficiary, may bid at the sale. Trustee shall apply the proceeds of the sale to payment of (1) the costs and expenses of exercising the power of sale and of the sale, including the payment of Trustee’s and attorney’s fees; (2) the Secured Obligations; and (3) the remainder, if any, to the person or persons entitled thereto.

ii.             Judicial Foreclosure. Beneficiary shall also have the right to foreclose this Deed of Trust as a mortgage by appropriate proceedings in any court of competent jurisdiction (“Judicial Foreclosure”).

iii.            Expenses of Trustee’s Sale or Foreclosure. All reasonable fees, costs and expenses of any kind incurred by Beneficiary in connection with foreclosure of this

Deed of Trust, including, without limitation, the reasonable costs of any appraisals of the Subject Property obtained by Beneficiary, all reasonable costs of any receivership for the Subject Property advanced by Beneficiary, and all reasonable attorneys’ and consultants’ fees incurred by Beneficiary, appraisers’ fees, outlays for documentary and expert evidence, stenographers’ charges, publication costs and costs (which may be estimates as to items to be expended after entry of the decree) of procuring all such abstracts of title, title searches and examination and similar data and assurances with respect to title, as Trustee or Beneficiary may deem necessary either to prosecute such suit or to evidence to bidders at the sales that may be had pursuant to such proceedings the true conditions of the title to or the value of the Subject Property, together with and including a reasonable compensation to Trustee, shall constitute a part of the obligations secured hereby and may be included as part of the amount owing from Trustor to Beneficiary at any foreclosure sale.

iv.            Proceeds of Trustee’s or Foreclosure Sale. The proceeds of foreclosure sale of the Subject Property shall be distributed and applied in the following order of priority: first, on account of all costs and expenses incident to the foreclosure proceedings, second, to the obligations secured hereby, and lastly, to Trustor, or, if applicable to such person or persons legally entitled thereto.

v.             Insurance Upon Foreclosure. In case of an insured loss after Judicial Foreclosure or Trustee Sale proceedings have been instituted, the proceeds of any insurance policy or policies, if not applied to rebuilding or restoring the buildings or improvements, shall be used to pay the amount due under the obligations secured hereby. In the event of Judicial Foreclosure or Trustee Sale, Beneficiary or Trustee is hereby authorized, without the consent of Trustor, to assign any and all insurance policies to the purchaser at the sale, or to take such other steps as Beneficiary or Trustee may deem advisable to cause the interest of such purchaser to be protected by any of the said insurance policies.

f.              Appointment of Receiver. Beneficiary shall be entitled to the appointment of a receiver. Such receiver and his agents shall be empowered (a) to take possession of the Subject Property and any businesses conducted by Trustor or any other person (other than the lessor or other persons authorized by the lessor with respect to any rights to use portions of the Subject Property retained by the lessor as provided in the Ground Leases or by the BLM under the BLM Grants) thereon and any business assets used in connection therewith and, if the receiver deems it appropriate, to operate the same, (b) to exclude Trustor and Trustor’s agents and employees from the Subject Property, (c) to collect the rents, issues, profits, and income therefrom, (d) to complete any construction which may be in progress, (e) to do such maintenance and make such repairs and alterations as the receiver deems necessary, (f) to pay all taxes and assessments against the Subject Property and all premiums for insurance thereon, (g) to pay all utility and other operating expenses, and all sums due under any prior or subsequent encumbrance, and (h) generally to do anything which Trustor could legally do if Trustor were in possession of the Subject Property. All reasonable expenses incurred by the receiver or his agents shall constitute a part of the obligations secured hereby. Any revenues collected by the receiver shall be applied first to the expenses of the receivership, including attorneys’ fees incurred by the receiver and by Beneficiary, together with interest thereon at the Default Rate from the date incurred until repaid, and the balance shall be applied toward the obligations secured hereby and then to Trustor or in such other manner as the court may direct. Unless sooner terminated with the express consent of Beneficiary, any such receivership will continue until the obligations secured hereby have been discharged in full, or until title to the Subject Property has passed after foreclosure sale and all applicable periods of redemption have expired.

g.             Right to Make Repairs, Improvements. Should any part of the Subject Property come into the possession of Beneficiary after a Default under the Power Purchase Agreement, as provided and defined therein, or after a default under this Deed of Trust, Beneficiary may use, operate, and/or make repairs, alterations, additions and improvements to the Subject Property for the purpose of preserving it or its value. Trustor covenants to promptly reimburse and pay to Beneficiary, at the address set forth in the first paragraph of this Deed of Trust, or at such other place as may be designated by Beneficiary in writing, the amount of all reasonable expenses (including the cost of any insurance, taxes, or other charges) incurred by Beneficiary in connection with its custody, preservation, use or operation of the Subject Property, together with interest thereon from the date incurred by Beneficiary at the Default Rate, and all such expenses, costs, taxes, interest, and other charges shall be a part of the obligations secured hereby. It is agreed, however, that the risk of accidental loss or damage to the Subject Property is undertaken by Trustor and, except for Beneficiary’s willful misconduct or gross negligence, Beneficiary shall have no liability whatsoever for decline in value of the Subject Property, for failure to obtain or maintain insurance, or for failure to determine whether any insurance ever in force is adequate as to amount or as to the risks insured.

h.             Waivers. To the full extent that the covenants and waivers contained in this paragraph are permitted by law, but not otherwise, Trustor hereby waives any and all rights under, and covenants and agrees that it will not at any time insist upon or plead or in any manner whatsoever claim or take advantage of, any stay, exemption, moratorium or extension law now or hereafter in effect or any law now or hereafter in effect providing for the valuation or appraisement of the Subject Property or any part thereof prior to any sale or sales thereof and Trustor will not invoke or utilize any such law or laws or otherwise hinder, delay or impede the execution of any right, power or remedy herein or otherwise granted or delegated to Trustee or Beneficiary, but will suffer and permit the execution of every such right, power and remedy as though no such law or laws have been made or enacted.

5.             Uniform Commercial Code. This Deed of Trust, to the extent that it conveys or otherwise deals with (i) personal property, or (ii) items of personal property which are or may become fixtures, shall also be construed as a security agreement under the Uniform Commercial Code as in effect in the state of Utah (“UCC”), and this Deed of Trust constitutes a financing statement filed as a fixture filing in the Official Records of the county recorder of the county or counties in which the Subject Property, or any portion thereof is located with respect to any and all fixtures included within the term “Subject Property” as used herein and with respect to any personal property that may now be or hereafter become such fixtures. For purposes of the foregoing, Trustor is the debtor and owner of the Subject Property (with its address as set forth above), Beneficiary is the secured party (with its address as set forth below). Trustor grants to Beneficiary a valid and effective first priority security interest in all of Trustor’s right, title and interest in and to all portions of the Subject Property which constitute personal property, together with all replacements, additions, and proceeds. Except for Permitted Encumbrances, Trustor agrees that, without the written consent of Beneficiary and except as otherwise permitted under the Power Purchase Agreement, no other security interest will be created under the provisions of the UCC and no lease having a market value of over $500,000 will be entered into with respect to any goods, fixtures, equipment, appliances, or articles of personal property now attached to or used or to be attached to or used in connection with the Subject Property; provided that any lease entered into by Trustor having a market value of over $50,000 shall constitute Subject Property subject to the security interest under this Deed of Trust. Subject to the cure provisions of section 4 herein, upon Trustor’s failure to perform any of its material obligations under this Deed of Trust or upon the occurrence of a Default under the Power Purchase Agreement, as provided and defined therein, Beneficiary shall have the remedies of a secured party under the UCC and, at Beneficiary’s option, may also invoke the power of sale and all other remedies provided in this Deed of Trust as to the personal property and any other items of the Subject Property subject to this security interest. In exercising any remedies, Beneficiary may proceed against the items of Real Estate and any other items specified in Article 1 as part of the Subject Property separately or together and in any order whatsoever, without in any way affecting the availability of Beneficiary’s remedies under the UCC or of the remedies provided in this Deed of Trust.

6.             Beneficiary’s Actions. Without affecting the lien of this instrument, Beneficiary may, from time to time, release any obligation, extend, alter or renew the terms of payment or performance, substitute security, and/or release any portion of the Subject Property.

7.             Reconveyance by Trustee. Trustee may from time to time and only upon the written request of Beneficiary, reconvey, without warranty, any part of said property and/or join in any agreement subordinating the lien or charge hereof.

8.             Partial Payment. The acceptance by Beneficiary of any sum in payment, or part payment, of any obligation secured hereby, after the same is due or after the recording of a notice of default, shall not be considered a waiver of the right to require prompt payment when due, of other sums, nor shall such acceptance cure or waive any remaining default or invalidate any sale held pursuant to Notice for any remaining default.

9.             Severability. The invalidity of any one or more covenants, phrases, clauses, sentences or paragraphs of this Deed of Trust shall not affect the remaining portions of this Deed of Trust or any part thereof, and this Deed of Trust shall be construed as if such invalid covenants, phrases, clauses, sentences or paragraphs, if any, had not been inserted herein.

10.           Successors and Assigns. This Deed of Trust shall inure to the benefit of and be binding upon the heirs, legatees, devisees, administrators, executors, successors and assigns of the parties hereto. The use of the singular number shall include the plural number and the use of the plural number shall include the singular number. The use of the masculine gender shall include the feminine gender, and corporation or corporations that may be a party or parties hereto. The term Beneficiary shall mean the owners and holders of the obligation secured hereby, whether or not named as Beneficiary herein.

11.           Notices. Trustor requests all notices to be given to it shall be made to the address stated on the first page of this Deed of Trust. All notices required or permitted to be given hereunder shall be in writing and may be given in person or by United States mail, by commercial delivery service or by electronic transmission with verified receipt. Any notice directed to a party to this Deed of Trust shall become effective upon the earliest of the following: (i) actual receipt by that party; (ii) delivery to the designated address of that party, addressed to that party; or (iii) if given by certified or registered United States mail, two (2) days after deposit with the United States Postal Service, postage prepaid, addressed to that party at its designated address. Notwithstanding the foregoing, any copy of a notice of default recorded pursuant to Utah law and any notice of sale shall be sent to Trustor by certified or registered mail. The designated address of a party shall be the address of that party shown at the beginning of this Deed of Trust or such other address as that party, from time to time, may specify by notice to the other parties.

12.           Termination of Deed of Trust. This Deed of Trust shall terminate and be of no further force or effect upon the expiration or termination of the Power Purchase Agreement and the payment by Trustor of the Termination Payment, if any, as defined in and required in accordance with the Power Purchase Agreement and any other payments due to Beneficiary thereunder. Beneficiary agrees to deliver to Trustee (with a copy to Trustor) a release, satisfaction and request for reconveyance in recordable form within ten (10) days after such occurrence as provided in the preceding sentence. Upon receipt of such release, satisfaction and request for reconveyance and this Deed of Trust for cancellation (if required under applicable law), Trustee shall reconvey, without warranty, the estate in the Subject Property then held by Trustee. The grantee in such reconveyance may be designated and described as the “person or persons legally entitled thereto.

13.           Time of Essence and Waiver. Time is declared to be of the essence in this Deed of Trust. If Beneficiary chooses to waive any covenant, section, or provision of this Deed of Trust, or if any covenant, section, or provision of this Deed of Trust is construed by a court of competent jurisdiction to be invalid or unenforceable, it shall not affect the applicability, validity, or enforceability of the remaining covenants, paragraphs, or provisions.

14.           Conflicts. In the event of a conflict or inconsistency with the terms of this Deed of Trust and the terms of the Power Purchase Agreement, the terms of the Power Purchase Agreement shall control. Notwithstanding the foregoing, the rights and remedies afforded to beneficiaries under deeds of trust and provided to Beneficiary in this Deed of Trust shall be in addition to, and not in lieu of, rights and remedies provided to Beneficiary under the Power Purchase Agreement.

15.           Estoppel Certificate. Beneficiary agrees to provide Trustor with an estoppel certificate specifying whether there are any defaults hereunder (which shall include the amount of any outstanding Termination Payment then due), within ten (10) days after Trustor’s written request therefore.

16            Release Provisions. Beneficiary agrees to execute and deliver (or cause the Trustee to execute and deliver) a partial release of lien and amendment to this Deed of Trust in recordable form releasing any portion of the Subject Property for which the conditions of release pursuant to Sections 2.10, 2.11 and 2.12 of the Power Purchase Agreement have been met, as soon as practicable following Trustor’s written request therefore.

Executed as of this                     day of                                                    , 200  .

[TO BE EXECUTED AND DELIVERED AFTER RELEASE OF CONSTRUCTION FINANCING]

TRUSTOR:

Milford Wind Corridor Phase I, LLC, a Delaware limited liability company

By:
Its:
Title:

STATE OF	)

: ss.

COUNTY OF	)

The foregoing instrument was acknowledged before me this                 day of                    , 200  , by                                                       , the                                                   of Milford Wind Corridor Phase I, LLC, a Delaware limited liability company.

My Commission Expires:

NOTARY PUBLIC

Residing at:

Exhibit A

[Legal Descriptions of Fee Parcels, Leasehold Parcels and BLM Parcels, which include the Facility Premises, to be provided prior to execution of the Deed of Trust]

Power Purchase Agreement

Exhibit B

[Descriptions of each Ground Lease and BLM Grant to be provided prior to the execution of the Deed of Trust]

Exhibit C

[Legal description of the real property interests and description of all improvements, supporting equipment and property agreements pertaining to the Facility Transmission Line Interests, as defined in the Power Purchase Agreement, to be provided prior to the execution of the Deed of Trust]

Exhibit D

[Facility Common Facility Interests, as defined in the Power Purchase Agreement, to be provided prior to execution of the Deed of Trust]

APPENDIX F

Insurance

1.1          Insurance Required

Seller shall carry and maintain or cause to be carried and maintained, at all times during the Agreement Term, insurance coverage with the following limits: (a) Marine/Inland Marine Cargo and Builder’s Risk: $350 million, (b) Delay in Startup: up to $45 million, (c) Operational Property Damage/Machinery Breakdown: $350 million; and (d) Operational Business Interruption: up to $45 million. In the event a loss is sustained under the policy, such loss will be paid to (i) Seller for insurance claims to be settled prior to Buyer paying the Prepayment Amount to Seller, as required hereunder or (ii) an escrow agent for the benefit of Buyer and Seller, as provided in Section 14.19(c)(2) of this Agreement, for insurance claims to be settled after Buyer has paid the Prepayment Amount to Seller. The loss payee named in the insurance policies obtained pursuant to this Section 1.1 (a), (b), (c), and (d) shall be the escrow agent for the benefit of Buyer and Seller, as provided in Section 14.19(c)(2) of this Agreement, effective on the date that the Prepayment Amount is paid to Seller.

(a)           Marine/Inland Marine Cargo Insurance

All property and interests of every kind and description (including materials, equipment, machinery and spares) intended for the Facility or subsequent operations while in transit by land, air and/or sea.

All risks of physical loss or damage from a cause not excluded but including war, strikes, riots and civil commotions on a continuous open cover basis for the full amount as declared. Coverage shall be in effect from the commencement of loading of the property at the manufacturer’s or supplier’s premises anywhere in the world until the completion of its offloading at the final destination including loading and unloading and any storage or transhipment during the course of transit and including return shipments, if any, and shall cover all forms of conveyance.

Period: From the commencement of the financial closing for the construction financing of the Facility until the completion of offloading at the final destination of the last shipment of equipment for the Facility.

Sum Insured: The total shall be on the basis of 110% of the cost insurance freight (the CIF) value to arrival at the site of the property insured, subject to the limits for any one loss (as reasonably applicable) any one conveyance and in the course of transit a sum sufficient to cover the value, on the above basis, of the largest shipment; and any one location other than in the course of transit a sum sufficient to cover the maximum value, on a full replacement basis.

(b)           Marine Delay in Start Up Insurance

Indemnity: If any of the property insured under Section 1.1(a) above is lost, destroyed or damaged by any of the risks insured above including loss, destruction or damage which would but for the application of any deductible have been insured and causes delay to the Commercial Operation Date resulting in reduction in the anticipated revenue this insurance shall indemnify the Seller in respect of such loss of revenue less all non-continuing expenses during the Indemnity Period in respect of such costs as may cease or be reduced in consequence of the delay.

Period: From the date of purchase of this coverage until the final completion of the Facility construction phase, which may occur after the Commercial Operation Date.

Sum Insured: A sum sufficient to cover the sums that are the subject of the indemnity, for the indemnity period.

Indemnity Period: Not less than twelve (12) months from the date of loss.

Maximum Time Deductible: The first 30 days of any loss and in all.

(c)           Builder’s Risk

All property and interests of every kind and description (including materials, equipment, machinery and spares) intended for the Facility or subsequent operations at all times from the commencement of construction of the Facility through the final completion of the Facility construction phase, which may occur after the Commercial Operation Date, with a sum insured equal to the full replacement cost of the Facility, with no deduction for depreciation. This insurance shall be written on an “all-risk” basis and shall include coverage for flood, windstorm, earthquake, testing, expediting expenses, off-site storage and transportation. There shall be no exclusion for resultant damage caused by faulty workmanship, design or materials. Deductibles under the policy shall not exceed $250,000 per occurrence except for deductibles for natural catastrophe peril, which shall not exceed five percent (5%) of the insured loss. Seller shall immediately notify the Buyer in writing of any claims reported under the builder’s risk policy in excess of the deductible.

Increased cost of working: The additional expenditure necessarily and reasonably incurred for the purpose of avoiding or reducing delay which, without such expenditure would have taken place but not exceeding the amount of the anticipated revenue thereby avoided. Expediting Sublimit is $500,000.

(d)           Property/Operation All Risk

All property and interests of every kind and description (including materials, equipment, electric transmission and distribution, machinery and spares) intended for the Facility or subsequent operations at all times after the final completion of the Facility construction phase, which may occur after the Commercial Operation Date, in an amount equal to the full replacement value of the Facility for “all risks” of physical loss or damage including, but not limited to, coverage for earth movement, flood, windstorm, earthquake, sabotage, riots, civil commotion, testing, boiler and machinery, transit and off-site storage, but shall exclude coverage for any equipment owned or leased by the Buyer and its subcontractors and their personal property. The policy may contain separate sub limits and deductibles subject to insurance company underwriting guidelines. Deductibles under the policy shall not exceed $250,000 per occurrence, except for deductibles for natural catastrophe peril, which shall not exceed five percent (5%) of the insured loss. Business Interruption coverage shall be maintained by Seller in an amount covering a period of indemnity equal to twelve (12) months following a thirty (30) day deductible period from the date of loss. Such Business Interruption insurance shall only apply in the event of physical loss or damage to the Facility caused by an insured peril under the policy. In the event a loss is sustained under the policy, such loss will be paid to the escrow agent, as the loss payee, as provided in Section 14.19(c)(2) of this Agreement, for the benefit of Seller and Buyer.

(e)           Workers Compensation

Coverage shall comply with any statutory obligation imposed by Workers Compensation, Occupational Disease Laws, or similar laws, including where applicable, the United States Longshoremen’s and Harbor Workers’ Act, the Federal Employers’ Liability Act and the Jones Act. Employers’ Liability insurance shall have limits of not less than $1,000,000 per accident, $1,000,000 disease-policy limit and $1,000,000 disease-each employee.

(f)            Commercial General Liability

Insurance providing coverage for bodily injury, property damage and personal/advertising injury with a combined single limit of not less than $1,000,000 per occurrence and $2,000,000 aggregate. The policy shall include contractual liability and completed operations coverage. If any of the work performed under this Agreement includes blasting, excavating, pile driving, caisson work or any sub-surface or underground work, the policy shall include coverage for explosion, collapse and underground exposures.

(g)           Automobile Liability

Insurance for owned, non-owned and hired automobiles with a limit of not less than $1,000,000 per occurrence.

(h)           Excess liability/Umbrella

Insurance with a minimum limit of $8,000,000 per occurrence and annual aggregate. The excess liability limits shall apply in excess of the insurance required herein and shall contain a drop down provision in the event of exhaustion of the underlying limits.

Such minimum insurance limits required herein may be satisfied either by primary insurance or by any combination of primary and excess/umbrella insurance. The required insurance coverages shall be in effect on or before the commencement of on site construction of the Facility and shall be maintained in effect throughout the Term of this Agreement.

1.2          Evidence and Scope of Insurance

(a)           Seller shall provide the Buyer with one certified-true copy of each insurance policy evidencing coverage and additional insured status of Buyer, or endorsements acceptable to Buyer evidencing the same. Seller shall provide replacement certified-true copies of policies or endorsements within five (5) Days of any renewal of the required insurance. A complete copy of each policy shall be available at Seller’s offices during normal business hours for review by the Buyer upon written request.

(b)           All such insurance policies shall:

(i)            name the Buyer as an additional insured (except in the case of worker’s compensation insurance);

(ii)           provide that the Buyer shall receive 30 Days’ prior written notice of non-renewal, cancellation of, or significant modification to, any of such policies (except that such notice period will be 10 Days in case of non-payment of premiums); and

(iii)          provide a waiver of any rights of subrogation against the Buyer, its Affiliates or utility members and their officers, directors, agents, subcontractors, and employees.

The certified-true copies of insurance policies, or endorsements, provided to the Buyer shall indicate that the insurance policies have been endorsed as noted above.

(c)           All policies shall be written by one or more insurance companies authorized to do business in United States of America and be rated A VII or higher by A.M. Best.

(d)           All policies shall be written on an occurrence basis. The policies shall contain an endorsement that Seller’s policies shall be primary as respects the construction, operation, and maintenance of the Facility regardless of any insurance carried by others.

(e)           Any contractor or subcontractor providing services under this Agreement, including any third party operator of the Facility, shall maintain the same types of insurance on the same terms and limits as required of Seller.

(f)            If Seller fails to comply with its insurance obligations as specified in this Appendix F, the Buyer shall have the right, but not the duty, to procure the required insurance coverage. In such case, amounts paid directly by Buyer shall not be reimbursable to Seller pursuant to Appendix A.

(h)           The required insurance coverage shall in no way affect or otherwise limit the Seller’s liability with respect to its performance under this Agreement.

APPENDIX G

Remaining Prepayment Amount

Contract Year *	Remaining Prepayment Amount for 8,500,000 MWh of Guaranteed Generation

0.5	273,610,000

1.0	268,715,000

1.5	263,820,000

2.0	259,190,000

2.5	254,560,000

3.0	249,735,000

3.5	244,900,000

4.0	239,865,000

4.5	234,825,000

5.0	229,575,000

5.5	224,320,000

6.0	218,840,000

6.5	213,360,000

7.0	207,650,000

7.5	201,930,000

8.0	195,970,000

8.5	190,010,000

9.0	183,790,000

9.5	177,575,000

10.0	171,095,000

10.5	164,610,000

11.0	157,845,000

G-1

11.5	151,085,000

12.0	144,030,000

12.5	136,980,000

13.0	129,625,000

13.5	122,270,000

14.0	114,600,000

14.5	106,930,000

15.0	98,930,000

15.5	90,930,000

16.0	82,585,000

16.5	74,240,000

17.0	65,540,000

17.5	56,835,000

18.0	47,755,000

18.5	38,680,000

19.0	29,210,000

19.5	19,745,000

20.0	9,875,000

* 0.5 Contract Years is equal to 6 months

G-2

APPENDIX H

Circle Four Lease

LAND LEASE AGREEMENT

This Land Lease Agreement (this “Lease”) is made this 22nd day of February, 2007 (the “Effective Date”), between Circle Four LLC, a Delaware limited liability company with an address at 341 South Main Street, P.O. Box 100, Milford, UT 84751(together with its successors and assigns, the “Lessor”), and Milford Wind Corridor Phase I, LLC, a Delaware limited liability company with an address c/o UPC Wind Management, LLC, 100 Wells Avenue, Suite 201, Newton, MA 02459 (together with its successors and assigns, the “Lessee”). Lessor and Lessee are at times collectively referred to herein as the “Parties” or individually as a “Party.”

RECITALS:

A.            Lessor owns land situated in Beaver and Millard Counties, Utah. Approximately 13,130 acres of that land (the “Premises”) is described in Exhibit A attached to and made a part of this Lease, which together with all other rights, interests, privileges and appurtenances pertaining to the Premises, including (i) such rights as may exist under law allowing an owner to exploit wind energy occurring on the Premises (“Wind Rights”), and (ii) other easements and rights of ingress, egress and maintenance of the Premises and any rights as to adjacent roads, streets, and rights-of-way (such items in clause (ii) collectively, the “Other Appurtenances”) are the subject of this Lease.

B.            Lessee desires to lease from Lessor, and Lessor desires to lease to Lessee, the Premises, the Wind Rights and the Other Appurtenances (collectively, the “Leased Property”) for purposes of wind energy generation and related uses on the terms and conditions set forth herein.

NOW, THEREFORE, for good and valuable consideration, the Parties agree as follows:

1.     DEFINITIONS.

1.1 “Commencement Date” means the first (1st) day of the month following the date that the first WTG (as the term “WTG” is defined in Subsection 1.10) commences commercial electrical power production for purposes other than start up and testing.

1.2 “Improvements” is as defined in Section 6.

1.3 “Inflation Index” means the Consumer Price Index – Seasonally Adjusted U.S. City Average For All Items For All Urban Consumers, “CPI-U” of the Bureau of Labor Statistics of the United States Department of Labor (or any successor Department of Labor index).

1.4 “Lender(s)” means the banks, entities, or institutions providing financing for a Wind Energy Improvement from time to time.

1.5 “Liens” is as defined in paragraph 13.4.1.

1.6 “Security Assignee” is as defined in Subsection 17.2.

1.7 “Transportation Facilities” is as defined in Subsection 3.5.

1.8 “Transmission Facilities Easement” is as defined in Section 7.

1.9 “Wind Energy Improvement” is as defined in Section 6.

1.10 “WTG” means a wind turbine generator, consisting of pedestal, tower, rotors, generators, control equipment, electrical connections, and any other related or appurtenant facilities or equipment necessary to generate and transmit electricity.

2.     LEASE. Lessor hereby leases to Lessee and Lessee leases from Lessor the Leased Property upon and subject to the terms and conditions hereof.

3.     PURPOSE AND SCOPE OF LEASE. The Lease is for the use of the Leased Property for the purpose of converting wind energy to electricity and exploiting the Wind Rights, including the collection and transmission of electric power by installing, operating, maintaining, and integrating WTGs on the Leased Property in conjunction with similar uses on other properties, and for related activities. Without limiting the generality of the foregoing, Lessee shall have, subject to the limitations contained in this Lease, the following rights and privileges under this Lease:

3.1 The right to develop, erect, construct, install, replace, repair, relocate, remove, maintain, operate, and use, from time to time, WTGs, underground and above-ground electrical transmission and communications lines related to the operation of WTGs, electric transformers and substations, energy storage facilities, telecommunications equipment, roads, meteorological towers and wind measurement equipment, control buildings, maintenance yards, and related facilities and equipment on the Leased Property, which WTGs may be integrated with each other and with WTGs located on other properties;

3.2 The right to capture and to convert any or all of the wind resources of the Premises;

3.3 The right to investigate the potential of wind energy conversion including, but not limited to, conducting environmental and paleontological studies, soil tests, and studies of wind speed, wind direction and other meteorological data and geological studies, and other studies as may be required in connection with permitting the WTGs;

3.4 The right to develop, erect, construct, install, replace, repair, relocate, remove, maintain, operate, and use the following from time to time in connection with the WTGs (i) a line or lines of poles or towers, together with such wires and cables as from time to time are suspended therefrom, and/or underground wires and cables, for the transmission of electrical energy and/or for communication purposes, and all necessary and proper anchors, support structures, foundations, footings, crossarms and other appliances and fixtures for use in connection with said towers, wires and cables; (ii) one or more substations or interconnection or switching facilities from which the WTGs may interconnect to a utility transmission system or the transmission system of another purchaser of electrical energy; and (iii) roads associated with the foregoing (such towers, wires, cables, substations, facilities and other enumerated items in clauses (i), (ii) and (iii) are herein collectively called the “Transmission Facilities”);

3.5 The right of pedestrian and vehicular ingress, egress, and access over and across the Leased Property by means of roads and lanes thereon if existing, or otherwise by such roads, structure, route or routes as Lessee may construct or improve from time to time (“Transportation Facilities”);

3.6 The right of subjacent and lateral support to whatever is necessary for the operation and maintenance of Improvements on the Leased Property and other property used in connection with Wind Energy Improvements, including, without limitation, guy wires and supports;

3.7 The right to permit the rotors of WTGs located on adjacent properties to overhang the Leased Property and the right to permit the rotors of WTGs on the Leased Property to overhang any adjacent property owned by Lessor;

3.8 The right to grade, level, fill, clear and replant ground; and to excavate and use sand, gravel, caliche or other materials suitable for road cover solely to construct the Transportation Facilities on the Leased Property, all to the extent permitted by law and only at locations and in amounts approved by Lessor in its reasonable discretion;

3.9 The right to enter upon the Premises and to conduct Phase I and other environmental studies or audits of the Premises, including the air, soil, and water in and about the Premises, at any time; and

3.10 The right to undertake any other activities, whether accomplished by Lessee or a third party authorized by Lessee, that are reasonably necessary, useful or appropriate to accomplish any of the purposes or uses of the Lease set forth above.

4.     USES RESERVED BY LESSOR.

4.1 Subject to Subsections 4.2 and 13.3 below, Lessor expressly reserves all rights to use the Leased Property (excluding any Wind Rights) for purposes not granted to Lessee, including the installation and operation of animal husbandry facilities, to the extent that the lawful exercise of such reserved rights does not materially interfere with the construction, operation, or maintenance of the Improvements. Lessor will give sixty (60) days’ prior written notice to Lessee of any intended and new material use or development of the Premises or Other Appurtenances. If Lessee believes that interference with Lessee’s use of such Premises and Other Appurtenances will result from the proposed use of the Premises and Other Appurtenances by Lessor or its designees, Lessor will take all steps reasonably necessary to ensure the compatibility of Lessor’s intended use with Lessee’s use of such property. Lessee shall have no liability for costs associated with any use of the Premises or Other Appurtenances by Lessor pursuant to the rights reserved or not granted herein.

4.2 In furtherance of Subsection 4.1, in consideration of Lessee’s investment in the Improvements and the other covenants contained in this Agreement, Lessor shall limit its future activities on the Premises, and any grant of rights Lessor makes to any third party, whether the right of use is located on the Premises or elsewhere, as follows:

4.2.1 Except to the extent specifically provided in this Lease, Lessor shall not, and shall not authorize other persons or entities to, install structures or undertake other activities on the Premises that materially interfere with the wind speed or wind direction over the Premises or materially decrease efficiency of any WTG, including any WTGs located on lands adjoining the Premises, or the installation or operation of the Improvements.

4.2.2 Lessor will not grant or authorize any mineral extraction rights or mineral estates, hunting rights, or similar types of usage rights on the Premises which would reasonably be expected to materially interfere with the construction or operation of the Improvements or other allowed uses of the Leased Property; provided that Lessor shall have no liability to Lessee for any damages incurred by Lessee and caused by unauthorized uses, or caused by trespasses by unrelated third parties. Lessor shall not interfere with Lessee’s efforts to reasonably necessary to mitigate unauthorized uses or trespasses.

4.2.3 Lessor will not, and will not authorize any third party, to construct or install any structure or other improvement that is within the Minimum Distance of any WTG. The Minimum Distance for any such structure is as follows:

MD = 100 ft. + (H*20)

Where: MD = the Minimum Distance

H = maximum height above ground (in ft.) of any structure in excess of 15 ft.

Thus, for example, the Minimum Distance for a building with a maximum height above ground of 20ft. would be calculated as (20ft —15ft = 5ft=H; 5ft*20 = 100ft; 100ft + 100ft = 200ft = MD).

4.2.4 Lessor will consult with and obtain Lessee’s prior written approval as to all animal husbandry facilities and other structures constructed under 4.1 to be located by or under the direction of Lessor or its permitees within the Minimum Distance, whether located on or off the Premises. Lessee shall cooperate with Lessor in any such review, and Lessee shall consent to any such structures so long as, based upon appropriate professional engineering and meteorological opinions, the proposed structures at the proposed location are not likely to materially interfere with wind speed or wind direction over any portion of the Premises, cause a material decrease in the output or efficiency of any WTG, or otherwise materially interfere with Lessee’s operations on the Leased Property.

4.2.5. Each of Lessor and Lessee will use good faith, commercially reasonable efforts to avoid or minimize material interference with each Party’s respective operations on the Lease Property.

5.     EXCLUSIVENESS OF LEASE. Lessee’s granted rights hereunder to the Wind Rights and rights to erect and maintain WTGs and Wind Energy Improvements on the Premises set forth in Section 3.1-3.4 and 3.6-3.7 are exclusive of all other persons, including Lessor. Without limiting the generality of the foregoing, Lessor covenants not to convey or authorize the exploitation of Wind Rights or otherwise to grant or suffer any conflicting rights with respect to the Leased Property.

6.     OWNERSHIP OF WIND ENERGY IMPROVEMENTS. Lessor shall have no ownership or other interest in any Improvements (as defined below). Lessee shall have title to all Improvements at all times, whether or not the same shall be affixed to the Premises, and Lessee may remove any or all such Improvements at any time. As used in this Lease, the term “Improvements” means all facilities or equipment installed on the Leased Property for the purpose of producing electricity by wind power, including but not limited to WTGs, Transmission Facilities, structures, equipment, machinery, wire, conduit, fiber, cable, poles, materials and property of every kind and character constructed, installed and/or placed on, above or below the Leased Property by or on behalf of Lessee. This Lease contemplates that Improvements may be installed at separate times, in multiple stages to create one or more sets of integrated Improvements under separate capital structures and power sales arrangements, each defined as a “Wind Energy Improvement.” The Wind Energy Improvements may share some common facilities such as substations, transmission lines, and roads.

7.     TRANSMISSION FACILITIES EASEMENT. Lessee shall have the right to sublease to any utility, power provider, or other party (collectively, “Transmission Facility Assignees”) any of its rights granted hereunder to (a) construct, operate, and maintain the Transmission Facilities on the Leased Property, and (b) access such Transmission Facilities, including the right of ingress and egress into and across portions of the Leased Property and other adjacent property of Lessor, if any. All such sublease rights shall remain subject to the terms and conditions hereof. If requested by a Transmission Facility Assignee and Lessee, Lessor will provide written affirmation to such Transmission Facility Assignee of such easements and access rights as granted to Lessee herein (each a “Transmission Facility Easement”).

8.     SURVEY AND SITE PLAN. Lessee may survey the Premises and all elements of any Wind Energy Improvements at its own expense. Any site and/or construction plan(s) intended to be used by Lessee with respect to the Improvements, Transportation Facilities, or Transmission Facilities, including any plans required to be filed from time to time in connection with permitting each Wind Energy Improvement, shall be subject to the review and consent of Lessor; provided that such review shall be as timely as practical so as to avoid permitting or construction delays, and such consent will be provided so long as such plans maintain a distance between lines of WTGs, such that Lessor may install buildings up to 30 ft. in height above ground between such lines or arrays while conforming to the Minimum Distance. Once accepted by Lessor, Lessee may make immaterial alterations to such plans without prior Lessor consent and shall locate, construct, operate, and replace all Improvements in accordance with such plans. While the wind resource will dictate the location of the WTGs, Lessee shall use commercially.

reasonable efforts to accommodate requests of Lessor regarding the location of Transportation Facilities, Transmission facilities, and substations. No review and consent by Lessor shall constitute any warranty of Lessor or create any liability of Lessor. Lessee shall be solely responsible for designing, permitting, financing, constructing, operating, repairing, replacing, and maintaining each Wind Energy Improvement. Lessor is solely responsible for the placement and operation of its facilities on the Premises.

9.     TERM

9.1 This Lease shall be effective as of the Effective Date. The initial term of this Lease shall be until the last day in the December following the fortieth (40th) anniversary of the Commencement Date (“Initial Term”). The Lessee shall have the option to renew this Lease for up to two additional ten (10) year terms. If the Lessee is then in possession of the Premises and if there is not a notice of default from Lessor pending at the time the lease term ends (whether at the end of the Initial Term or the first extension), Lessee will be deemed to have exercised its option to extend the term hereof absent Lessee providing a written notice to Lessor to the effect that the extension will not be undertaken. If a notice of default is pending, the lease term may be extended only upon written consent from Lessor. Any such Lessee notice that it will not extend the lease shall be in writing by certified or registered mail, and made on or before sixty (60) days prior to the end of the Initial Term or any extension of the Initial Term. For the purposes of this Section 9, a notice of default shall be deemed to be pending if notice of default has been given by Lessor as provided in Section 18 and the default specified in the notice has not been corrected.

9.2 If the Commencement Date does not take place on or before the third anniversary of the Effective Date, then after the third anniversary date, the Lessor has the option to terminate this Lease by providing notice to Lessee thirty (30) days in advance of any such termination date (the “Termination Date”), with termination effective as of 11:59 p.m. on the 30th day following delivery of such notice; provided that before or after any such notice, if Lessee provides reasonable evidence that continuous construction of a Wind Energy Improvement is underway and will be completed by the fourth anniversary of the Effective Date, then Lessor may not invoke the Termination Date unless the Commencement Date has not occurred by the fourth anniversary of the Effective Date. If under these circumstances the Commencement Date has not occurred by the fourth anniversary of the Effective Date, or within such additional time as Lessor may specifically approve in writing, this Lease shall terminate at 11:59 p.m. on the on the 30th day following delivery of notice of termination. Absent a termination by Lessor hereunder, this Lease shall remain in full force and effect in accordance with all of its provisions during the Initial Term and any extension of the Initial Term, except that this Lease shall be subject to early termination as otherwise provided in this Lease.

9.3 When the Lease terminates for any reason, Lessor shall be entitled to file a notice thereof in the office of the recorder of each county in which a portion of the Premises is located.

10.   RENT; TAXES AND UTILITIES.

10.1 The rent payable by Lessee to Lessor for use of the Premises shall be determined and paid as set out in this Lease. All rents shall accrue and be deemed fully earned by Lessor on a daily basis.

10.2 Rent Payment. Payments due Lessor hereunder will be made to Lessor at the address provided for notices under this Lease, or to such other person, firm, or place as Lessor may from time to time designate.

10.3 Due Dates. All rent payments shall be paid annually, except as otherwise specifically provided herein. Rent shall be computed on a calendar year basis beginning on the Commencement Date and thereafter shall be paid in annual payments. All annual payments due hereunder shall be paid in arrears, and shall be due and payable on or before March 31 of the calendar year following the year in which the rental obligation accrues.

10.4 Initial Payments. In consideration of Lessor entering into this exclusive wind resources Lease with Lessee, assistance with initial wind assessments, and status as the primary private land owner necessary for the Improvements, Lessee shall pay two payments to Lessor: a one-time payment of $50,000 due at the time this Lease Agreement is signed by Lessor and a second payment of $135,000 due and payable on the Commencement Date. The first rental payment of $50,000 shall be deemed fully earned and due and payable when Lessor signs this Lease Agreement. The $135,000 rental amount shall be deemed fully earned and due and payable immediately upon the Commencement Date. Lessee shall be deemed in default under this Lease if each such payment is not received by Lessor within sixty (60) days of the due date.

10.5 Proration of Rent. All annual Base Rent payments shall be prorated from the date rent begins or the date on which an adjustment to rental rates occurs during any partial calendar year during which this Lease is in effect. For example, if the Commencement Date occurs on October 1, the obligation to pay Base Rent thereby commences on that date and the rent obligation payable March 31st of the following calendar year would be the amount that accrued beginning October lst and ending December 31st. Also as an example, if the Commencement Date is October 1st, the annual CPI-U rental adjustment or any other rental adjustment would take effect on October 1st and the rental payment due March 31st of the next calendar year would be the total of the rent accrued from January 1st to September 30th at the rate as adjusted by the CPU-1 on October 1st of the year previous to the one in which the rent accrued, and the rent that accrued from October 1st to December 31st at the rate as adjusted on October 1st.

10.6 Base Rent. Beginning as of the first day of the calendar month following the Effective Date through the Commencement Date, the Base Rent shall be $10,000 per year, with such amount pro rated for any partial year through the Commencement Date. Beginning as of the Commencement Date, the Base Rent due hereunder shall be:

10.6.1 During the first ten (10) years after the Commencement Date Lessee shall pay rent of $2,000 per year for each megawatt of wind generating capacity installed on the Leased

Property. Rental payable based on the generating capacity for each WTG shall prorated to the date the WTG is placed in service. Once a WTG is placed in service, the rental based on that WTG shall accrue whether or not the WTG is operated but shall cease to accrue upon permanent removal of such WTG from service. For the purposes of this paragraph 10.6.1, the date a WTG is placed in service shall mean the date a WTG first delivers electrical energy to Transmission Facilities for sale to or use by an electrical energy provider.

10.6.2 Beginning on the tenth anniversary of the Commencement Date and on each annual anniversary date thereafter the rental amount for each megawatt of installed generating capacity shall be adjusted based on the Inflation Index using the last calendar year prior to the tenth anniversary as the base year. For example, if the tenth anniversary of the Commencement Date is March 1, 2019, the base year for the inflation index would be the calendar year beginning January 31, 2018 and ending December 31, 2018. The rental amount shall be adjusted each year thereafter by the Inflation Index to the base year determined as stated above.

10.6.3 On the tenth anniversary of the Commencement Date, after giving effect to the adjustment in (b) above, the rental amount shall be increased by $1,000 for each megawatt of installed generation capacity. The $1,000 increase shall be in addition to the rental rate then in effect, as adjusted for changes in the Inflation Index. For example, if the annual rental rate of $2,000/mw/year had been adjusted to $2,060 by the 11th year pursuant to (b) above, the rental rate for the 11th year would become $3,060 for each megawatt of installed WTG capacity.

10.6.4 On the fifteenth anniversary of the Commencement Date, after giving effect to the adjustment in 10.6.2 above, the rental amount shall be increased by another $1,000 for each megawatt of installed WTG capacity. The $1,000 increase shall be in addition to the rental rate then in effect, as adjusted for changes in the Inflation Index. For example, if the annual rental rate of $3,060/mw/year had been adjusted to $3,533 by the 16th year pursuant to 10.6.2 above, the rental rate for the 16th year would become $4,533 for each megawatt of installed generation capacity.

10.6.5 The rental rate shall be adjusted after the rental increase on the fifteenth anniversary of the Commencement Date only by the Inflation Index adjustment stated above. If this Lease is extended under the options to extend provided in paragraph 9.1, the rental amount shall continue to be adjusted annually by the Inflation Index.

10.6.6 Lessee shall give Lessor notice of each change in generation capacity installed on the Premises and the total installed generation capacity at the time each WTG is placed in service and at each time a WTG is permanently removed from service. For the purposes of this paragraph 10.6.6, a WTG shall be deemed permanently removed when the WTG and all related facilities have been removed and the site restored.

10.6.7 In addition to the forgoing, Lessee will pay an annual rental amount equal to twenty cents ($0.20) per square foot for every square foot in excess of 2500 sq. feet of aggregate land surface associated with the total of control buildings, maintenance yards, and associated parking located on the Leased Property (“Footprint Rent”). Beginning on

the tenth anniversary of the Commencement Date and on each annual anniversary date thereafter such rental amount shall be adjusted based on the Inflation Index in the same manner as provided in 10.6.7 above. No such Footprint Rent applies to the Improvements enumerated in Section 3.1 hereof other than control buildings, maintenance yards, and associated parking.

10.7 Lessor’s Taxes. Lessor will pay prior to delinquency all real and personal property and other taxes, general and special assessments, and other charges of every description (collectively, “Taxes”) levied or assessed against the Leased Property and all improvements thereon other than (a) the Improvements and (b) any improvements placed on the Leased Property in connection with any Transmission Facilities Easement. Lessor shall provide Lessee with evidence that the entire Taxes bill covering the Leased Property (other than the Lessee Taxes, as defined in Subsection 10.8) has been paid at least twenty (20) days prior to the date(s) on which such Taxes payment would be delinquent. If Lessor does not provide Lessee with such evidence within five (5) days after receipt of written request for the same and if the Tax bill has not been paid, Lessee may, but shall not be obligated to, pay the taxing authorities the entire amount (including, but not limited to, any interest and penalties set forth thereon) due on the Taxes bill. Lessor shall reimburse Lessee such amount plus interest (computed from the date of Lessee’s payment) at a rate equal to the lesser of (i) the prime rate of interest as quoted by Wells Fargo Bank, N.A. or its successor, or (ii) the maximum rate allowed by applicable law, or Lessee may offset such amount, together with such interest, against any payments due Lessor under this Lease.

10.8 Lessee’s Taxes. Within twenty (20) days after Lessor receives the Taxes bill for any given year during the Initial Term or any extension thereof with respect to the leasehold estate created hereby or any real property owned by Lessee or any interconnecting utility, Lessor shall forward the same to Lessee. Lessee shall, prior to delinquency, pay directly to the taxing authority all property Taxes, if any, attributable to the leasehold estate created hereby and the Improvements on the Leased Property (“Lessee Taxes”). Lessee shall not be responsible for Taxes attributable to improvements installed by Lessor on the Leased Property or to the underlying value of the Leased Property itself nor shall Lessee be responsible for any Taxes that may be due and payable on the Leased Property on account of a change in ownership or use of the Leased Property, unless such change of use is attributable to Lessee as provided below. To the extent that any Lessee Taxes are jointly assessed with Taxes payable by Lessor, the Parties shall cooperate in a good faith effort to cause such Lessee Taxes to be separately assessed. Lessee shall also pay on behalf of or reimburse Lessor on or before the due date for any Greenbelt rollback tax assessments under the Utah Code Annotated Section 59-2-506 (if any) and any increase in ad valorem Taxes on the Premises resulting solely from Lessee’s use of the Premises. With respect to any Lessee Taxes, Lessee shall have the right to contest the validity and/or amount of such Lessee Taxes; provided that if such Lessee Taxes create a lien on Lessor’s interest in the Leased Property, then Lessee may only contest such Lessee Taxes if the proceeding in which it contests such Lessee Taxes operates to prevent or stay their collection or Lessee removes any such lien by bonding or otherwise. Lessor agrees to render to Lessee all reasonable assistance in contesting the validity or amount of any such contested Lessee Taxes, including joining in the signing of any protests or pleading which Lessee may deem advisable to file;

provided, however, that Lessee shall reimburse Lessor for its reasonable out-of-pocket expenses, including attorneys’ fees, incurred in connection with providing such services.

10.9 Utilities. To the extent that Lessee’s use of the Leased Property or operation of any Wind Energy Improvement involves the joint use with Lessor of electricity, gas, telephone services or other utilities, the parties shall cooperate in good faith to apportion the cost of such utilities. Subject to the specific written consent of Lessor, Lessee may construct, install, maintain and use one or more water wells upon the Leased Property for potable water uses; in such event, Lessor shall retain ownership of all water available from such well(s), but Lessor will allow Lessee to use water from such wells at no cost to Lessee for the limited use of potable water reasonably necessary for Lessee’s personnel and minor cleaning and maintenance. The water rights to be furnished at no cost by Lessor to Lessee shall not exceed 1.0 acre feet per year for all uses under this Lease, except upon the prior written consent of Lessor. Lessor shall have the right, but not the obligation, to conduct all proceedings before the Utah Division of Water Rights and in any judicial review proceedings for all applications pertaining to such water rights. Lessee shall bear the cost of all such proceedings. Lessor shall reasonably cooperate with Lessee to obtain such water rights approvals.

11.   USE GOVERNMENTAL APPROVALS. Lessee’s uses of the Leased Property are subject to receipt of all of the certificates, permits, zoning changes or variances, easements, rights of way, and other federal, state or local authorizations and/or approvals (collectively, the “Governmental Approvals”) that may be required by any federal, state or local government, agency or other authority (“Governmental Authorities”) under any applicable federal, state, or local law, rule, regulation, ordinance, statute, order or decree (“Legal Requirements”) as well as satisfactory soil boring tests which will permit the Lessee use of the Leased Property as set forth above. Lessee shall have the right in its sole discretion, to contest by appropriate legal proceedings, brought in the name of Lessee or in the names of both Lessee and Lessor where appropriate or required, the validity or applicability to the Leased Property, Transmission Facilities, Improvements, or Wind Energy Improvements of any Legal Requirement, Taxes or the like, now or hereafter made or issued by any Governmental Authority. Lessor shall cooperate in every reasonable way in such contest, at no material out-of-pocket expense to Lessor. If any of such Governmental Approvals should be finally rejected or denied or any Governmental Approval issued to the Lessee is canceled, expires, lapses or is otherwise withdrawn or terminated, or soil boring tests are found to be unsatisfactory so that the Lessee in its sole discretion will be unable to use the Leased Property for its intended purposes or the Lessee determines that the Leased Property is no longer technically compatible for its intended use, the Lessee shall have the right to terminate this Lease. Notice of the Lessee’s exercise of its right to terminate shall be given to the Lessor in writing by certified mail, return receipt requested, and shall be effective upon the mailing of such notice by the Lessee. Except with respect to any surviving provisions hereof, including provisions with respect to indemnity, taxes, removal of Improvements and any outstanding rent due, this Lease shall become null and void and the Parties shall have no further obligations.

12.   LESSEE’S REPRESENTATIONS, WARRANTIES AND COVENANTS. Lessee hereby represents, warrants and covenants to Lessor as follows:

12.1 Lessee’s Authority. Lessee has full power, authority, capacity and legal right to enter into, execute and deliver this Lease. Each person signing this Lease on behalf of Lessee is authorized to do so. This Lease constitutes a valid and binding agreement enforceable against Lessee in accordance with its terms.

12.2 Legal Status/Approvals. Lessee (a) is duly organized or formed, validly existing and in good standing under the laws of its state of organization or formation; (b) is duly qualified to transact business and is in good standing in the state of Utah; and (c) has full power and authority to lease the Leased Property and carry on its business as now conducted. Lessee has all necessary approvals, governmental and otherwise, to execute and deliver this Lease and the execution and delivery of this Lease by Lessee will not place Lessee in default of any agreements to which Lessee is a party or bound.

12.3 Liens. Lessee shall keep Lessor’s interest in the Leased Property free and clear of all Liens and mechanics liens and claims of liens for labor and services performed on, and materials, supplies or equipment furnished to, the Leased Property in connection with Lessee’s use of the Leased Property; provided, however, that if (a) such a Lien does arise on Lessor’s interest in the Leased Property, (b) Lessee has a right to contest such Lien and (c) Lessee, within thirty (30) days after it receives notice of the filing of such Lien, either bonds around such Lien or establishes appropriate reserves therefore, or, otherwise, removes such Lien from the Leased Property pursuant to applicable law, then Lessee shall not be deemed to have breached this Section. Lessee shall indemnify and defend Lessor and the Premises against any lien or claim of lien arising in any way from Lessee’s use of the Premises.

12.4 Hazardous Materials. Lessee shall not violate in any material respect any Legal Requirement relating to the generation, manufacture, production, use, storage, release or threatened release, discharge, disposal, transportation or presence of any substance, material or waste which is now or hereafter classified as hazardous or toxic, or which is regulated under current or future Legal Requirement (collectively, “Hazardous Materials”) on or under the Leased Property. Lessee will at the end of this Lease remove any Hazardous Materials from the Premises deposited there by Lessee, except as specifically approved in writing by Lessor.

12.5 Estoppel Certificate by Lessee. Lessee shall at any time, and from time to time, within fifteen (15) days after a written request by Lessor, execute and deliver to Lessor a written statement certifying that this Lease is in full force and effect (or modified and stating the modification). Such statement shall also state that, to Lessee’s knowledge, there are no defaults existing at the time of execution of the statement, or (to the extent applicable) if existing, the nature of such defaults.

12.6 Gates and Fences. Lessee shall have the right to install and maintain gates, cattle guards and other security structures where necessary or useful in connection with Lessee’s use of the Leased Property. The location of all gates and fences remains subject to Lessor review pursuant to Section 8 above.

12.7 Bio-Security and Animal Welfare. If Lessor installs any animal husbandry facilities on the Premises, Lessee shall cause its personnel entering any such facility or bringing a vehicle within fifty yards of such facility to comply with Lessor’s Bio-Security Management System and Animal Welfare System Requirements, each as currently in effect, or as supplemented or changed from time to time (copies of which shall promptly be provided to Lessee). Lessor shall be entitled to immediately prevent any officers, employees, agents, subcontractors, or others, as well as any equipment, materials, tools, or any other substance or item from entering or approaching any Lessor facility if such entry would breach Lessor’s bio-security or animal welfare protocols.

13.     LESSOR’S REPRESENTATIONS, WARRANTIES AND COVENANTS. Lessor hereby represents, warrants, and covenants to Lessee as follows:

13.1 Lessor’s Authority. Lessor has full power, authority, capacity and legal right to enter into, execute and deliver this Lease, and to assign, warrant, set-over, transfer and convey the Leased Property pursuant to the terms of this Lease. Each person signing this Lease on behalf of Lessor is authorized to do so. This Lease constitutes a valid and binding agreement enforceable against Lessor and the Leased Property in accordance with its terms.

13.2 Legal Status; Approvals. Lessor (a) is duly organized or formed, validly existing and in good standing under the laws of its state of organization or formation; (b) is duly qualified to transact business and is in good standing in the state of Utah; and (c) has full power and authority to own the Leased Property and carry on its business as now conducted and proposed to be conducted. Lessor has all necessary approvals to execute and deliver this Lease and the execution and delivery of this Lease by Lessor will not place Lessor in default of any agreements to which Lessor is a party or bound.

13.3 Quiet Use. Lessor covenants and agrees that Lessee shall have the quiet use and enjoyment of the Leased Property in accordance with the terms of this Lease without hindrance or interruption from Lessor or any other person or persons, subject to all items of record as of the date hereof or arising from prescriptive or adverse use of the Premises.

13.4 Liens.

13.4.1 Lessor represents that as of the Effective Date, to Lessor’s knowledge without further inquiry, there are no liens, encumbrances, leases for wind energy or that will interfere with the rights granted to Lessee under this Lease, mortgages, deeds of trust, security interests, licenses, mineral estates, or other exceptions (collectively, “Liens”) encumbering or affecting all or any portion of the Leased Property that could materially and adversely affect Lessee’s use of the Leased Property, except to the extent disclosed in the public record or arising from adverse or prescriptive uses not known to Lessor.

13.4.2 To Lessor’s knowledge, there are no currently existing options, rights of refusal, sales contracts, or other such rights in favor of any third parties relating to the Leased Property or any interest therein that could materially interfere with the development, construction, installation, maintenance, or operation by Lessee of the Improvements or that allow any party other than Lessee to exploit the Wind Rights or that could materially and adversely affect Lessee’s use of the Leased Property, except to the extent disclosed in the public record.

13.4.3 At Lessee’s request, Lessor will use commercially reasonable efforts to remove, or subordinate to Lessee’s reasonable satisfaction, any existing liens or encumbrances that, in the opinion of Lessee, materially interfere with Lessee’s use of the Leased Property.

13.4.4 If, after the date hereof, Lessor creates or allows additional Liens with respect to the Leased Property or any part thereof, Lessor shall, prior to granting such Lien, notify such Lien holder of this Lease, and obtain from such holder a written subordination agreement with Lessee providing that such holder will (i) subordinate such Lien to Lessee’s interest under this Lease, (ii) agree not to disturb Lessee’s possession or rights under this Lease or terminate this Lease, so long as Lessor is not entitled to terminate this Lease under the provisions hereof, (iii) provide notice to Lessee, its Lenders and any Security Assignee under Section 17.2 of defaults under the Lien documents, and (iv) comply with such other requirements as may be reasonably required by Lessee, its Lenders and any Security Assignee under Section 17.2 to protect the interests of Lessee, its Lenders, or any Security Assignee under Section 17.2, all in a form reasonably acceptable to Lessee and in recordable form. Lessee may, at its sole option, cure or correct Lessor’s default and upon doing so, Lessee shall be subrogated to any and all rights, titles, liens and equities of the holders of such mortgage or security interest to the extent of such cure, and the Lessee shall be entitled to deduct and setoff against all rents that may otherwise become due under this Lease the sums paid by Lessee to cure or correct such defaults.

13.5         Requirements of Governmental Authorities. Lessor shall fully cooperate with Lessee, at no out-of-pocket expense to Lessor, in connection with (i) obtaining and complying with any land use, environmental or other Governmental Approvals required for the financing, construction, installation, relocation, replacement, maintenance, operation or removal of any Wind Energy Improvements, including without limitation execution of applications for such Approvals and (ii) providing affidavits or documents from Lessor customarily required by title companies.

13.6         Hazardous Materials. Lessor represents that to its knowledge: there are no Hazardous Materials located on the Leased Property in any amount which would require reporting under applicable Legal Requirements; the Leased Property has not been used for the generation, treatment, storage, or disposal of Hazardous Materials; and there are no underground storage tanks located on the Leased Property.

13.7                           No Litigation. Lessor is not a party to any, and to Lessor’s knowledge, there are no pending or threatened, legal, administrative, arbitral or other proceedings, claims, actions or governmental or regulatory investigations of any kind or nature whatsoever against Lessor (a) challenging the validity or propriety of this Lease, the documents executed in connection herewith, and/or transactions contemplated in this Lease and/or such documents or (b) which could reasonably be expected to have a material adverse effect on the ownership, operation or value of the Leased Property or any part thereof or interest therein. Lessor shall promptly (i) inform Lessee of any disagreements, disputes, threatened litigation or pending litigation between any Lessor and any other party that may materially impact Lessee’s use of the Leased Property, (ii) promptly give Lessee copies of any notices, correspondence or other written or digital communication received by Lessor in connection with any such disagreement, dispute, threatened litigation or pending litigation.

13.8                           Estoppel Certificates from Lessor. Lessor shall at any time and from time to time, within fifteen (15) days after a written request by Lessee, execute and deliver to Lessee a written statement certifying that this Lease is in full force and effect (or modified and stating the modification). Such statement shall also state that, to Lessor’s knowledge, there are no defaults existing at the time of execution of the statement, or (to the extent applicable) if existing, the nature of such defaults, and (b) attest to such other factual matters relating to this Lease as Lessee shall reasonably request.

13.9                           Noise/Interference. Lessor acknowledges and agrees that incident to the uses permitted by the Lease shall be the continuous creation of audible and electromagnetic noise and interference, radio frequency interference or cell tower interference related to the maintenance, operation and use of the Wind Energy Improvements, including WTGs, Transmission Facilities and other Improvements, and as further set forth in Section 16.2, Lessor waives, on behalf of Lessor and its officers, employees, permittees, invitees and agents (the “Lessor Parties”), the right to make any claims for Losses as a result thereof.

13.10                     No Liability for Failure to Develop or Operate. Lessor acknowledges and agrees that Lessee may or may not elect to construct, install or develop WTGs, Wind Energy Improvements, Transmission Facilities and/or Improvements on the Leased Property in its sole discretion, and Lessee shall have no responsibility or liability to Lessor or any other party in the event Lessee does not construct, install or develop WTGs, Wind Energy Improvements, Transmission Facilities and/or Improvements on the Leased Property. Furthermore, nothing in this Lease may be interpreted as imposing on Lessee, or any other party, any obligation to continuously operate any Wind Energy Improvements constructed, developed or installed on the Leased Property, subject to the provisions of 10.6.

13.11                     Confidentiality. Lessor shall maintain in confidence, except to the extent required by law, for the sole benefit of Lessee, all information pertaining to the financial terms of or payments under this Lease, Lessee’s site or product design, methods of operation, methods of construction, power production or availability of the Wind Energy Improvements whether disclosed by Lessee or discovered by Lessor, unless such information either (a) is in the public domain by reason of prior publication through no act or omission of Lessor or the other Lessor Parties, or (b) was already known to Lessor at the time of disclosure and which Lessor is free to use or disclose without breach of any obligation to any person or entity. Lessor shall not publish or otherwise disclose such information to others, except as necessary to financial advisors, consultants, retained experts, constituent entities of any Lessor, and lawyers or other professionals, who receive such information under an obligation of confidentiality.

13.12                     Surface Waivers. At its discretion, Lessee may seek executed waivers from each party owning or leasing a mineral interest underlying any portion of the Premises the development of which might interfere with Lessee’s rights under this Lease by each such mineral owner or lessee, on terms reasonably satisfactory to Lessee. Lessor will use reasonable efforts to cooperate with Lessee in such efforts.

14.              LESSEE INSURANCE. Prior to commencing any activities at the Premises, Lessee at its own cost and expense will obtain and maintain and comply with the following insurance requirements throughout the Initial Term and any extensions thereof:

14.1 General Liability. Lessee shall obtain and maintain, from an insurance company or companies and in a form acceptable to Lessor, a policy or policies of commercial general liability insurance, or its equivalent, covering all of Lessee’s activities and operations on the Premises or that in any way may be the source of any liability claim against Lessor. Such policy or policies shall provide protection against liability for bodily injury and death and for damage to property. Liability coverage shall provide at least ONE MILLION DOLLARS ($1,000,000.00) in any one occurrence, with an annual aggregate limit of at least $2,000,000. Lessee shall have Lessor named as an additional insured on each such policy, or as an insured indemnitee, or provide contractual liability endorsement in favor of and satisfactory to Lessor.

14.2 Property Coverage for Lessee’s Improvements. Lessee shall maintain commercially adequate property insurance for damage or destruction to its Improvements situated on the Premises.

14.3 Worker’s Compensation. Lessee shall maintain any required workers’ compensation insurance protecting against liability to each of its employees regarding activities and operations related to the transportation and delivery services required by this Lease. Employer liability coverage under workers’ compensation shall be at least FIVE HUNDRED THOUSAND DOLLARS ($500,000) in all areas in which workers’ compensation insurance provides coverage.

14.4 Auto and Truck Insurance. Lessee shall obtain vehicle insurance on all vehicles used on the Premises. This insurance coverage shall include liability coverage of at least ONE MILLION DOLLARS ($1,000,000).

14.5 Evidence of Insurance. Lessee shall provide to Lessor, upon request, evidence of all insurance policies (or self-insurance plans) required under this agreement. Such insurance policies shall provide for thirty (30) days written notice to Lessor prior to cancellation of any coverage required herein, unless a shorter notice period is approved in writing by Lessor. Lessor will consider in good faith, and will not unreasonably withhold its consent to, any request by Lessee to self-insure any of the required coverages upon a showing by Lessee of the legality of self-insurance and sufficient financial resources to support a self-insurance program.

14.6 Failure to Obtain Required Insurance.  Failure to obtain satisfactory insurance and proof of insurance, or to provide self-insurance and evidence thereof, shall constitute a default under this Lease. If Lessee fails to obtain any types or amounts of insurance required under this Lease, Lessor shall have the right, but shall not be obligated, to immediately obtain such insurance and keep the same in effect. In such an event, Lessee shall pay Lessor the premium costs of such insurance and any other actual costs incurred by Lessor in obtaining such insurance within ten (10) days after demand.

14.7 Increase in Insurance Limits.  Lessor may require by written notice an increase in the insurance limits specified in this Section 14 based on inflation or commercial adequacy. The inflation adjustment shall be made by one of the following methods:

14.7.1 The coverage limits for each policy of insurance required shall be increased on each five-year anniversary of the Effective Date using the Inflation Index, with 2007 as the base year, or another index approved in writing by Lessor, for each year that the Inflation Index is greater than the base year. The limits required by this paragraph shall not exceed commercially reasonable limits.

14.7.2 Notwithstanding the provision for inflation adjustment, if the policy limits established by such adjustment do not comply with applicable law or are substantially less than prevailing commercial practices for the activities conducted by Lessee, then upon request from Lessor to Lessee, Lessee shall revise its policies to provide commercially reasonable coverage limits.

15.         LESSOR INSURANCE. If Lessor commences new and material commercial activities on the Premises, then at the request of Lessee, Lessor shall procure and maintain during the Initial Term and any extension thereof, at its sole cost and expense, a policy or policies of insurance in amounts not less than a combined single limit of $1,000,000 per occurrence and $2,000,000 in the aggregate, insuring against any and all liability to the extent obtainable for injury or death of a person or persons or damage to property occasioned by or arising out of or in connection with Lessor’s occupation and material use of the Leased Property. Lessee shall be named as an additional insured on such policy or policies. Lessor shall provide copies of certificates evidencing such coverage from time to time upon Lessee’s request. The limits of any insurance coverage required under this Section 15 shall be subject to adjustment as required under Subsection 14.7.

16.   INDEMNITY AND RELEASE.

16.1 Indemnity. To the fullest extent permitted by law, each Party (an “Indemnifying Party”) shall indemnify, defend and hold harmless the other Party and its consultants, owners, agents, employees, and any company of which such Party is a subsidiary or any company owned by an entity of which such Party is a subsidiary (the “Indemnified Parties”) from and against claims, damages, losses and expenses, including, but not limited to attorneys fees (collectively, “Losses”), arising out of or resulting from (a) the Indemnifying Party’s activities or operations (i) on the Premises or (ii) which may create any liability claim against the Indemnified Parties, including, without limitation, in the case of Lessee, liens for material or labor furnished to the Premises at the instance of Lessee, except to the extent that such Losses are caused by one or more Indemnified Parties, or (b) inaccuracies in or breaches of the Indemnifying Party’s representations, warranties, covenants or agreements contained herein. Should either Party suffer a Loss because of an act or omission of the other Party, the other Party’s employees or agents, or another for whose acts the other Party is legally liable, claim shall be made in writing to the other Party within a reasonable time after such Loss occurred. Any obligation of indemnity hereunder will be limited to claims in excess of $10,000. This duty to indemnify the Indemnified Parties shall extend beyond termination of the Lease provided for in this Lease and shall continue for so long as the Indemnified Parties can be held liable for any claim or injury arising from any activities of Lessee, whether such activity occurs on the Premises or elsewhere.

16.2 Release by Lessor.  LESSOR, ON ITS OWN BEHALF AND ON BEHALF OF EACH INDEMNIFIED PARTY, HEREBY IRREVOCABLY RELEASES AND DISCHARGES EACH LESSEE INDEMNIFIED PARTY FROM ANY LOSSES ATTRIBUTABLE TO (i) INTERFERENCE WITH WIND ON ANY PROPERTY OWNED IN WHOLE OR IN PART BY LESSOR THAT IS ADJACENT TO THE LEASED PROPERTY, OR (ii) AUDIBLE NOISE, ANY EFFECT OF ELECTROMAGNETIC FIELDS OR BACKGROUND STRAY VOLTAGE ON PERSONS OR LIVESTOCK, ELECTROMAGNETIC NOISE OR INTERFERENCE, RADIO FREQUENCY INTERFERENCE OR CELL TOWER INTERFERENCE, IN EACH CASE TO THE EXTENT CAUSED BY ANY OF THE IMPROVEMENTS.

17.   ASSIGNMENT AND SUBDIVISION.

17.1 Assignment by the Parties. This Lease and the rights of any Party to this Lease and the Leased Property, Wind Energy Improvements, Transmission Facilities and Improvements may be assigned, encumbered, or mortgaged, in whole or in part, (and may be sublet by Lessee) without the prior written consent of the non-assigning Party, but no such assignment, encumbrance, mortgage, deed of trust, or sublease shall operate to enlarge the obligations or diminish the rights of the non-assigning Party hereto, nor relieve the assigning Party of its indemnification obligations hereunder (except as expressly provided below, with respect to the release of the assigning Party). Notwithstanding the foregoing, no assignment, encumbrance, mortgage, or sublease of this Lease or the rights of any Party hereunder or to the Leased Property, Wind Energy Improvements, Transmission Facilities or Improvements, however accomplished, shall be binding on the non-assigning Party until after the non-assigning Party has been furnished with written notice thereof and an executed original counterpart of the instrument establishing such persons’ rights under this Lease and/or to the Leased Property, Wind Energy Improvements, Transmission Facilities and Improvements. Except as otherwise provided herein, in the event of an assignment or sublease of this Lease by any Party hereto that is not for collateral or other security purposes, such Party shall be relieved of all obligations under this Lease as to the interest so assigned to the extent that such obligations relate to periods of time following such assignment and are assumed by the party to whom assigned, and liability for obligations relating to the interest so assigned and assumed and relating to the periods of time from and after such assignment shall rest exclusively upon such assignee; provided, that no such assignment shall release the assigning Party from its removal obligations under Section 21 hereof absent a demonstration to Lessor’s reasonable satisfaction that the assignee is financially capable of assuming such obligations. Without limiting the generality of the foregoing, any such assignment shall not relieve the assigning Party from any obligation that arose or accrued prior to such assignment.

17.2 Security Assignment by Lessee; Cure Rights of Security Assignee.

17.2.1 In connection with Lessee’s financing of the Project, Lessee and every successor and assign of Lessee may, without Lessor’s prior written consent, mortgage, collaterally assign, or otherwise encumber and grant security interests in all or any part of Lessee’s rights or interests in this Lease, or any part or parts thereof, or any of the Wind Energy Improvements, Improvements or Transmission Facilities, under one or more leasehold mortgage(s), or deed(s) of trust, and may assign this Lease, or any part or parts thereof, and any subleases as collateral security for such leasehold mortgage(s), upon the condition that all rights acquired under such leasehold mortgage(s) or trustee(s) shall be subject to each and all of the covenants, conditions, and restrictions set forth in this Lease, and to all rights and interests of Lessor herein, none of which covenants, conditions, or restrictions is or shall be waived by Lessor by reason of the right given to so grant leasehold mortgages or deed(s) of trust with respect to such interest in this Lease.

17.2.2 If Lessee grants to any party (a “Security Assignee”) a Lien on or security interest in all or any part of or any interest in its rights hereunder, Wind Energy Improvements, Transmission Facilities, or Improvements for security purposes, the Security Assignee shall have no obligation or liability under this Lease prior to the time, if ever, that that such Security Assignee succeeds to the rights of the Lessee under the Lease, or to the Wind Energy Improvements, Transmission Facilities or Improvements by foreclosure or conveyance in lieu of foreclosure.

17.2.3 A Security Assignee shall have the right, but not the obligation, at any time prior to the termination or exercise of any other remedy, to pay any or all amounts due from Lessee hereunder and to do any other act or thing required of Lessee as necessary to cure any Lessee default and to prevent the termination of the Lease or the exercise of any other remedy. Security Assignee shall be entitled to a minimum of thirty (30) days to cure a monetary default if Lessee fails to cure within Lessee’s cure period, and sixty (60) days to cure a non-monetary default, if Lessee fails to cure within Lessee’s cure period; provided, further, that such period shall be extended for non-monetary defaults as reasonably necessary to effect a cure if and to the extent the same is not susceptible of cure within such sixty (60) day period but Security Assignee commences such cure within such period (or as soon as Security Assignee obtains possession of the Leased Property) and diligently prosecutes the same to completion. In furtherance of the foregoing, as a precondition to exercising any rights or remedies as a result of any alleged default by Lessee, Lessor shall give written notice of the alleged default to each Security Assignee of which Lessor has received notice concurrently with delivery of such notice to Lessee, specifying in detail the alleged default and not less than thirty (30) days prior written notice of the date Lessor (subject to the notice provision set forth in Section 18.2) will commence the exercise of termination or any other remedy under this Lease. Upon any payment or cure by Security Assignee provided for in this Section 17.2.3, Security Assignee shall be subrogated to the rights of the Lessor in respect of the defaulted payment and interest payable thereon and shall be entitled to receive such defaulted payment and interest as shall be provided in the agreement or other instrument granting the Security Assignee a Lien or security interest in all or any part of or interest in this Lease, the Leased Property, the Wind Energy Improvement, Transmission Facilities or Improvements or as shall be provided in any other agreement between the Lessee and the Security Assignee, and Lessor shall not be entitled to terminate this Lease and any notice of termination or breach previously given shall be void.

17.2.4 There shall be no voluntary cancellation, surrender or amendment to this Lease by joint action of Lessor and Lessee without the prior written consent of the Secured Assignee.

17.2.5 Lessor shall execute any instruments that a Secured Party may reasonably request with respect to acknowledging (i) the right of Lessee or its assignee or sublessee to erect or install the Improvements, and that same shall not be deemed to be nor become part of the Premises, (ii) the right of the Secured Party to maintain a lien or security interest in the Improvements superior to any claim or interest of Lessor, and (iii) the right to remove any or all Improvements in the event of default in the instrument creating the lien or security interest, subject to the terms hereof regarding remediation of the Premises.

17.3 New Lease. If this Lease is rejected by a trustee or debtor-in-possession in any bankruptcy or insolvency preceding except in the case where Lessee shall elect to retain its rights under the Lease pursuant to Section 365(h) of the U.S. Bankruptcy Code or other similar applicable law, or the Lease is terminated by operation of law or as a result of any default, and within one hundred twenty (120) days after such rejection or termination a Security Assignee shall have arranged to the reasonable satisfaction of Lessor for the payment of all fees or other charges due and payable by Lessee as of the date of such rejection or termination, then Lessor shall execute and deliver to Security Assignee or its designee a new lease to the Leased Property which (a) shall be for a term equal to the remainder of the term of the Lease before giving effect to such rejection or termination, (b) shall contain the same covenants, agreements, terms, provisions and limitations as this Lease (except for any requirements that have been fulfilled by Lessee prior to rejection or termination of the Lease), (c) shall include that portion of the Lease, Leased Property, Wind Energy Improvements or Improvements in which Security Assignee had a security interest on the date of rejection or termination, (d) shall enjoy the same priority as this Lease over any Lien or other interest created by Lessor, (e) may be made subject to the same security interest held by Security Assignee prior to any such rejection by a trustee or debtor-in-possession in any bankruptcy or insolvency proceeding; and, until such time as such new lease is executed and delivered, the Security Assignee may enter, use and enjoy the Leased Property and conduct operations thereon as if this Lease were still in effect.

17.4 Third Party Beneficiary.  For purposes of enforcing it rights and remedies and the obligations of the Lessor and the Lessee under this Lease, Security Assignee shall be an express third party beneficiary thereof and may enforce such rights and remedies and such obligations of the Lessor and Lessee.

17.5 Subdivision/Separation.  In order to satisfy the financing and transactional requirements of the separate Lenders and power purchasers of each Wind Energy Improvement, the Lessee may, upon prior written notice to Lessor and subject to applicable law, (i) subdivide the leasehold estate and all rights and obligations of Lessee granted hereby into separate leasehold estates (the “Subdivided Leaseholds”), referencing specific portions of the Premises to be included in each Subdivided Leasehold; and (ii) assign each Subdivided Leasehold to a single purpose limited liability company or legal entity that will own the Wind Energy Improvement located within the Subdivided Leasehold. In lieu of such subdivisions, at the request of Lessee, Lessor and Lessee will (i) amend this Lease to remove portions of the Leased Property other than that required for the initial Wind Energy Improvement; and (ii) cause Lessor and any designee of Lessee to execute one or more separate leases with respect to such removed portions of the Leased Property, each in form and substance materially identical to this Lease (with such changes as shall be necessary to reflect such removal). In order to comply with the separate financial and security requirements of separate Wind Energy Improvements, the segregated leasehold estates will not be subject to cross defaults with each other, allowing each lessee and its Security Assignees to enjoy quiet title to their respective leasehold rights and interests regardless of any default of another lessee.

18.   DEFAULT AND TERMINATION.

18.1 Lessee’s Right to Terminate.  In addition to its other termination rights herein, Lessee shall have the right to terminate the Lease as to all or any part of the Leased Property at any time, effective upon thirty (30) days’ written notice to Lessor from Lessee.

18.2 Lessor’s Right to Terminate.  Subject to Section 17.2.3, Lessor shall have the right to terminate the Lease if (a) a material default in the performance of Lessee’s obligations under this Lease shall have occurred and remains uncured, (b) Lessor notifies Lessee and Security Assignee in writing of the default, which notice sets forth in reasonable detail the facts pertaining to the default, and (c)(i) if the default is a failure to pay undisputed charges or sums due and payable, then if the default, shall not have been remedied within sixty (60) days after Lessee and Security Assignee receive notice thereof, or (ii) if the default is other than a payment default described in clause (c)(i), then if the default shall not have been remedied within one hundred twenty (120)

days after Lessee and Security Assignee receive notice thereof, or if the default will take longer than one hundred twenty (120) days for Lessee to remedy, Lessee is not working diligently to remedy such default.

18.3 Effect of Termination. Upon termination of the Lease, whether as to the entire Leased Property or a portion thereof, Lessee shall, upon written request by Lessor, prepare and place of record in the county or counties in which the Leased Property is located, a release of all of Lessee’s right, title and interest in and to the Leased Property, or to that part thereof as to which the Lease has been terminated. Subject to Section 21, following termination of the Lease as to all or any part of the Leased Property, Lessee shall peaceably and quietly leave, surrender and return the Leased Property (or applicable portion thereof) to Lessor. All further rights and obligations of Lessor and Lessee under this Lease will cease and terminate as of the date of any termination with respect or in regard to the Leased Property, or to that part as to which the Lease has been terminated; except for the provisions of Section 21 and those obligations that expressly survive the termination of this Lease.

18.4 Remedies.  If either Lessor or Lessee breaches this Lease, the non-breaching Party shall have all rights and remedies available to such non-breaching Party at law and in equity. In consideration of the investment being made by Lessee in reliance on the provisions herein, including Sections 3 and 4 hereto regarding coordination of Lessor and Lessee activities on the Premises, Lessee shall have the special remedy of specific enforcement with respect to Lessor breaches of this Agreement that adversely affect the operation of any Wind Energy Improvement. In order to protect its investment in future agricultural installations, Lessor shall have the special remedy of specific performance with respect to the bio-security provisions set forth in Section 12.7.

18.5 Safety Risks/Emergency. Notwithstanding any other term hereof, Each Party may undertake such actions as may be reasonable under the circumstances to avoid imminent death, injury or damage to the persons or property of themselves or others, without incurring liability hereunder or to avoid violation of any federal, state, or local government, agency, or other authority under any applicable federal, state, or local law, rule, regulation, ordinance, statute, order, or decree. Lessor may undertake any action it deems necessary under the circumstances to cure a breach by Lessee of Lessor’s Bio-Security Management System or Animal Welfare System requirements, and Lessee shall reimburse Lessor the reasonable cost of any such cure.

19. CONDEMNATION.

19.1 Complete Taking.  If during the Initial Term or any extension thereof there shall be taken for any public or quasi-public use under any statute or by right of eminent domain or by private purchase in lieu thereof, the entire Leased Property or any substantial portion of the Leased Property which is sufficient to render the remaining portion thereof unsuitable, in the sole judgment of Lessee, for restoration for continued use by Lessee for the purposes of this Lease, Lessee shall have the right to terminate this Lease as of the date of such taking. Such termination shall be without prejudice to the rights of either Lessor or Lessee to recover compensation from the condemning authority for any Loss caused by such condemnation.

19.2 Partial Taking.  If during the Term there shall be taken for any public or quasi-public use under any statute or by right of eminent domain or by private purchase in lieu thereof, a portion of the Leased Property which is not sufficient to require termination of this Lease as provided in Section 19.1 above, then this Lease shall continue in full effect as to the untaken portion notwithstanding such taking, and the rent payable hereunder shall be equitably adjusted based on the circumstances. In the event of any lesser taking as described in this Section19.2, Lessee shall be entitled to the portion of the net award for such taking (whether paid by way of damages, rent or otherwise) allocable to the Improvements placed on the Leased Property by Lessee, or to the relocation of the same.

19.3 Apportionment, Distribution of Award. On any taking, all sums awarded shall be apportioned between the Parties in proportion to their respective: (i) costs of relocating or removing property; (ii) anticipated lost revenues or profits; (iii) other remaining values of their respective interests.

20.              RIGHTS UPON SALE.  If Lessor desires during the Initial Term or any extension thereof to sell, transfer or otherwise dispose (a “Sale”) of all or any portion of its interest in the Leased Property to a third party (“Purchaser”), Lessor shall (a) obtain from the Purchaser a bona fide written offer to acquire such interest, stating the terms and conditions upon which the Sale is to be made and the consideration offered therefore, and (b) give written notification to Lessee of its intention to so sell or otherwise dispose of its interest in the Leased Property, which notification shall be accompanied by a copy of Purchaser’s offer. Lessee shall have the option to purchase all but not less than all of the interest in the Leased Property offered by Lessor upon the same terms and conditions as offered by the Purchaser, which option may be exercised by giving written notification to Lessor within twenty (20) days after notice of Lessor’s intent to sell or otherwise dispose of the interest in the Leased Property. If Lessee fails to timely exercise its purchase option, Lessor shall be entitled to consummate the Sale to the Purchaser upon terms and conditions that are materially no less favorable than are set forth in Purchaser’s offer, with such Purchaser taking subject to this Lease. If Lessee timely elects to exercise its purchase option, it shall designate the time, date, and place of closing, provided that the date of closing shall be within sixty (60) days of the date of Lessee’s exercise of its purchase option.

21.              REMOVAL UPON TERMINATION. Upon termination of the Lease, Lessee shall, within ninety (90) days, remove its building(s), equipment, cables, fixtures, and all personal property and otherwise restore the Premises, reasonable wear and tear and casualty excepted, it being understood that WTG foundations shall be removed to at least five feet (5’) below grade and covered with topsoil, and at the request of Lessor, any access roads and crane pads will be contoured to match the surrounding terrain and seeded. Lessor agrees and acknowledges that all of the Improvements, equipment, fixtures and personal property of Lessee shall remain the property of Lessee, and Lessee shall have the right to remove the same, whether or not said items are considered fixtures and attachments to real property under applicable law. If such time for removal causes Lessee to remain on the Premises after the 90th day following termination of this Lease, Lessee shall pay Base Rent at the then existing monthly rate until such time as the removal of the building(s), equipment, cables, fixtures and all personal property are completed. Lessee shall be responsible to remove any hazardous materials or environmental contamination from the Premises that it caused to be located thereon.

22. MISCELLANEOUS.

22.1 Force Majeure.  If performance of this Lease or of any obligation hereunder (other than an obligation to pay any amounts described in Section 10) is prevented or substantially restricted or interfered with by reason of an event of “Force Majeure” (defined below), the affected Party shall be excused from such performance to the extent of and for the duration of such prevention, restriction, or interference. The affected Party shall promptly notify the other Party in writing of the event of Force Majeure and shall use its reasonable efforts to avoid or remove such causes of nonperformance, and shall continue performance hereunder whenever such causes are removed. The term “Force Majeure” means causes beyond the reasonable control of and without the fault or negligence of the Party claiming Force Majeure, including, but not limited to, acts of God, labor unrest (including, but not limited to, slowdowns, picketing, boycotts or strikes), floods, earthquakes, storms, fires, lightning, explosions, power failures or power surges, vandalism, theft, terrorism, the unauthorized cutting of power, transmission or other lines, wires or cables to a Wind Energy Improvement, epidemics, wars, revolutions, riots, civil disturbances, sabotage, changes in law or applicable regulations subsequent to the date hereof and actions or inactions by any federal, state or local legislative, executive, administrative judicial agency or body which in any of the foregoing cases, by exercise of due foresight such Party could not reasonably have expected to avoid, and which, by the exercise of due diligence, it is unable to overcome.

22.2 Exclusion of Warranties. Lessor and Lessee specifically acknowledge that Lessee is responsible to evaluate the condition and suitability of the Leased Property for use by Lessee for the purposes set out in this Lease. LESSOR EXPRESSLY EXCLUDES ANY WARRANTY THAT THE PREMISES OR ANY IMPROVEMENTS OR EQUIPMENT LOCATED ON THE PREMISES ARE SUITABLE OR FIT FOR LESSEE’S USE FOR THE PURPOSES INTENDED BY LESSEE OR FOR ANY PURPOSE.

22.3 Further Assurances. Each Party shall, whenever reasonably requested by the other, execute, acknowledge and deliver, or cause to be executed, acknowledged and delivered, all conveyances, assignments and all other instruments and documents as may be reasonably necessary in order to complete the transactions herein provided and to carry out the terms and provisions of this Lease.

22.4 Severability. If, at any time, any provision of this Lease is or becomes illegal, invalid, or unenforceable in any respect under the law of any jurisdiction, neither the legality, validity, or enforceability of the remaining provisions hereof nor shall the legality, validity, or enforceability of such provision under the law of any other jurisdiction in any way be affected or impaired thereby and the Parties shall promptly negotiate to restore this Lease as near as possible to its original intent and economic effect.

22.5 Tax Credits.  Lessee and Lessor acknowledge and agree that as between Lessee and Lessor, Lessee is, to the extent allowed by law, to have the benefit of all federal, state, and local tax credits and other benefits associated with the generation of electricity from a “clean” or renewable power source. Except as provided above, if under applicable law the holder of a leasehold interest becomes ineligible for any tax credit, benefit, or incentive for alternative energy expenditure established by any local, state, or federal government, then, at Lessee’s option, Lessor and Lessee, to the extent practicable, shall amend this Lease or replace it with a different instrument, so as to convert Lessee’s interest in the Leased Property to a substantially equivalent interest that makes Lessee eligible for such tax credit, benefit, or incentive; provided, however, that any such change shall not materially reduce Lessor’s rights or benefits hereunder.

22.6 No Partnership. Nothing contained in this Lease shall be construed to create a partnership or joint venture between the Parties or their successors in interest and Lessor shall not have any ownership in the Wind Energy Improvements or any rights to the electricity generated thereby except and to the extent set forth in a written agreement by and between Lessor and Lessee.

22.7 Construction.  The Parties acknowledge that their attorneys have reviewed and revised this Lease and that any rule of construction to the effect that any ambiguities are to be resolved against the drafting Party shall not be employed in the interpretation of this Lease or any amendments or exhibits hereto. Each Party was represented by legal counsel in the negotiations of this Lease.

22.8 Counterparts. This Lease may be executed by facsimile [provided that a duplicate copy with an original signature is transmitted to the other Party within the following ten (10) days] and in multiple counterparts, no one of which need be executed by all parties hereto, each of which shall constitute an original. Counterparts thus executed shall together constitute one and the same instrument.

22.9 Integration. This Lease contains all agreements, promises and understandings between the Lessor and the Lessee and that no verbal or oral agreements, promises or understandings shall be binding upon either the Lessor or the Lessee in any dispute, controversy or proceeding at law, and any addition, variation or modification to this Lease shall be void and ineffective unless made in writing and signed by the Parties. This lease supersedes in all respects that certain Option Agreement between the parties hereto, dated October 8, 2003, as subsequently amended on April 15, 2005 and April 1, 2006, and such Option Agreement is of no further effect.

22.10 Governing Law. This Lease and the performance thereof shall be governed, interpreted, construed and regulated in accordance with the laws of the State of Utah.

22.11 Notices. All notices hereunder must be in writing and shall be deemed validly given if sent by certified mail, return receipt requested, or by commercial courier, provided the courier’s regular business is delivery service and provided further that it guarantees delivery to the addressee by the end of the next business day following the courier’s receipt from the sender, addressed as follows (or any other address that the Party to be notified may have designated to the sender by like notice):

to the Lessor:	Circle Four LLC

ATTN: Jim Webb
Circle Four Farms
P.O. Box 100
Milford, UT 84751-0100

with a copy (which shall not constitute notice) to:

Waddingham & Peterson, P.C.
Attorneys at Law
362 West Main
Delta, UT 84624

to the Lessee:
Milford Wind Corridor Phase I, LLC
c/o UPC Wind Management, LLC
100 Wells Avenue, Suite 201

Newton, MA 02459
with a copy to:
UPC Wind Management, LLC
100 Wells Ave., Suite 201
Newton, MA 02459

Attn: General Counsel

Notice shall be effective upon mailing or delivering the same to a commercial courier, as permitted above.

22.12 Successors.  This Lease shall extend to and bind the heirs, personal representatives, successors, trustees, and assigns of the Parties hereto.

22.13 Recording. The Lessor agrees to the recordation of this Lease, or at the request of Lessee, to execute a Memorandum(s) of this Lease, which the Lessee may record at the appropriate Recorder’s Office for the county or counties in which the Premises are located. The date set forth in any Memorandum of Lease is for recording purposes only and bears no reference to commencement of either term or rent payments.

22.14 Casualty.  In the event of damage by fire or other casualty whatsoever to the Leased Property that cannot reasonably be expected to be repaired within forty-five (45) days following same or, if the Premises is damaged by fire or other casualty whatsoever so that such damage may reasonably be expected to disrupt the Lessee’s operations at the Premises for more than forty-five (45) days, or if any event makes it impossible for the Lessee to effectively and practicably operate Lessee's business at a reasonable profit as determined by Lessee, then the Lessee may at any time following such fire or other casualty or event, terminate this Lease upon sixty (60) days written notice to the Lessor. Any such notice of termination shall cause this Lease to expire with the same force and effect as though the date set forth in such notice were the date originally set as the expiration date of this Lease, and the Parties shall make an appropriate adjustment, as of such termination date, with respect to payments due to the other under this Lease.

22.15 Submission of Lease. The submission of this Lease for examination does not constitute an offer to lease the Premises, and this Lease becomes effective only upon the full execution of this Lease by the Parties.

22.16 Authority to Execute. Agreement. Each of the Parties hereto warrants to the other that the person or persons executing this Lease on behalf of such Party has the full right, power and authority to enter into and execute this Lease on such Party's behalf and that no consent from any other person or entity is necessary as a condition precedent to the legal effect of this Lease.

22.17 Applicable Legal Requirements. The Lessee shall use the Leased Property as may be required or as permitted by applicable Legal Requirements. The Lessee agrees to keep the Leased Property in material conformance with all applicable Legal Requirements and agrees to reasonably cooperate with the Lessor regarding any compliance required by the Lessor in respect to its use of the Premises.

22.18 Arbitration.

22.18.1 Any claim shall, at the request of either Party, be referred to a senior representative of each of the Parties for resolution on an informal basis as promptly as practicable. If the senior representatives are unable to resolve the dispute within thirty (30) calendar days of such referral or such other period as the Parties may mutually agree, the Parties may submit the matter to binding arbitration in accordance with this Section 22.18.

22.18.2 Any controversy arising out of or relating to this Lease, including but not limited to the interpretation of the Lease, may be subject to arbitration upon the mutual agreement of the Parties. Should the Parties elect to proceed with arbitration, an award shall be final and judgment may be entered on the award. All Parties to this Lease are bound, each to the other, by this arbitration clause, provided that each such Party has signed this Lease or has signed another agreement or document that incorporates this Lease by reference, or signs any other agreement to be bound by this arbitration clause.

22.18.3 The Parties hereto agree to be bound by the Utah Uniform Arbitration Act, Utah Code Ann. §§ 78-31a-101, et seq, or any subsequent recodification or enactment of a replacement to these provisions. The arbitrators shall apply Utah law in evaluating the evidence presented.

22.18.4 Arbitration shall be in accordance with the Commercial Arbitration Rules of the American Arbitration Association in effect at the time arbitration is initiated. The scope of the arbitration shall be determined by the arbitrator or arbitrators depending upon the size of the claim and the controlling Commercial Arbitration Rules. The arbitration hearings shall be held at the Offices of the American Arbitration Association located in Salt Lake City, Utah. Should any Party refuse or neglect to appear or participate in the arbitration proceedings after due notice, the arbitrator or arbitrators are empowered to decide the controversy in accordance with whatever evidence is presented ex parte. Each side shall bear its own costs and attorney fees incurred for the time, expense, and trouble of the arbitration. The costs and fees associated with pursuing the arbitration with the American Arbitration Association shall be borne equally by all the parties.

22.18.5 This Section 22.18 shall survive the termination or expiration of this Agreement.

22.18.6 Judgment upon the award rendered by the arbitrators may be entered in any court having jurisdiction.

22.19 Captions.  The captions contained in this Lease are inserted for convenience only and are not intended to be part of this Lease. They shall not affect or be utilized in the construction or interpretation of this Lease.

22.20 Publicity. Neither Party shall use the name, trademark, logo, or other identifying information of the other Party or its affiliates in any publicity display or advertising without the other Party's prior written approval.

22.21 Survival.  Any provision of this Lease that expressly or by implication comes into or remains in force following the termination of this Lease shall survive the termination or expiration of this Lease for the period set forth in such provision, or if no period is set forth in such provision, for the period that is coextensive with the applicable statute of limitations. The provisions of the Lease relating to indemnification from one Party to the other Party for events prior to such termination shall survive any termination or expiration of this Lease. Additionally, any provisions of this Lease which require performance subsequent to the termination or expiration of this Lease shall also survive such termination or expiration.

22.22 Attorneys Fees. Each Party shall bear its own attorney's fees and costs incurred in connection with any claim, controversy or dispute arising under or in connection with this Lease.

[THIS SPACE INTENTIONALLY LEFT BLANK]

IN WITNESS WHEREOF, the Parties hereto have set their hands and affixed their respective seals the day and year first above written.

WITNESS:	LESSOR:

/s/ Troy N	By:	/s/ Dwight D. Potter
Name: Dwight D. Potter
Manager

CIRCLE FOUR LLC

By:

Name:

Title:

WITNESS:	LESSEE:

MILFORD WIND CORRIDOR PHASE I,
LLC

By:
Name:

Title:

IN WITNESS WHEREOF, the Parties hereto have set their hands and affixed their respective seals the day and year first above written.

WITNESS:	LESSOR:

CIRCLE FOUR LLC

By:
Name:

Title:

By:
Name:

Title:

WITNESS:	LESSEE:

	By:	/s/ Paul Gaynor
/s/ Rita Dolan	Name: Paul Gaynor
Noor Rita Dolan	Title: President

Acknowledgment of Lessor

STATE OF	)

: SS.

COUNTY OF	)

On this             day of                             , 2007, personally appeared before me                           , who, being by me duly sworn, did say that he is the manager of CIRCLE FOUR, LLC and that the foregoing instrument was signed by him in behalf of said limited liability company, by authority, and said limited liability company executed the same.

Notary Public

Acknowledgment of Lessee

STATE OF California)

: ss.

On this 22nd day of Feb 4, 2007, personally appeared before me Paul Gaynor, who, being by me duly sworn, did say that he is the President of MILFORD WIND CORRIDOR PHASE I, LLC and that the foregoing instrument was signed by Paul Gaynor in behalf of said limited liability company, by authority, and s. limited liability company executed the same.

/s/ [ILLEGIBLE]
Notary Public

Acknowledgment of Lessor

[ZAMA MAZUREK

Commission #

1667285 Notary

Public - California t

San Diego County -

My Comm. Expires May
16, 2010

Acknowledgment of Lessor

STATE OF a1-idt.>

ss.

On this 22	County of	6a1.1-eit)
Dwight D Potter

/s/ Patty Goff
Notary Public

Acknowledgment of Lessee

STATE OF

: ss.

nd.d ay of relyij, 2007, personally appeared before me                       , who, being b me duly sworn, did say that he is the manager of CIRCL FOUR, LLC and that the foregoing instrument was signed by him in behalf of said limited liability company, by authority, and said limited liability company executed the same.

COUNTY OF                          )

On this               day of                         , 2007, personally appeared before me                             , who, being by me duly sworn, did say that he is the                   of MILFORD WIND CORRIDOR PHASE I, LLC and that the foregoing instrument was signed by                                     in behalf of said limited liability company, by authority, and said limited liability company executed the same.

Acknowledgment of Lessor

Notary Public

Exhibit A

PREMISES

The Premises consist of the following Parcels located in Beaver County and Millard County, Utah:

PARCEL 1:

LOTS 3 AND 4; THE EAST HALF OF THE SOUTHWEST QUARTER AND THE NORTHEAST QUARTER OF SECTION 7, TOWNSHIP 26 SOUTH, RANGE 9 WEST, SALT LAKE BASE AND MERIDIAN.

PARCEL 2:

ALL OF SECTION 18, TOWNSHIP 26 SOUTH, RANGE 9 WEST, SALT LAKE BASE AND MERIDIAN.

PARCEL 3:

LOTS 3 AND 4; THE EAST HALF OF THE SOUTHWEST QUARTER AND THE SOUTHEAST QUARTER OF SECTION 19, TOWNSHIP 26 SOUTH, RANGE 9 WEST, SALT LAKE BASE AND MERIDIAN.

PARCEL 4:

THE EAST HALF AND THE SOUTHEAST QUARTER OF THE SOUTHWEST QUARTER OF SECTION 30, TOWNSHIP 26 SOUTH, RANGE 9 WEST, SALT LAKE BASE AND MERIDIAN.

PARCEL 5:

THE NORTH HALF OF SECTION 31, TOWNSHIP 26 SOUTH, RANGE 9 WEST, SALT LAKE BASE AND MERIDIAN.

PARCEL 6:

THE WEST HALF OF SECTION 13, TOWNSHIP 26 SOUTH, RANGE 10 WEST, SALT LAKE BASE AND MERIDIAN.

PARCEL 7:

THE SOUTH HALF OF SECTION 14, TOWNSHIP 26 SOUTH, RANGE 10 WEST, SALT LAKE BASE AND MERIDIAN.

PARCEL 8:

THE EAST HALF OF SECTION 15, TOWNSHIP 26 SOUTH, RANGE 10 WEST, SALT LAKE BASE AND MERIDIAN.

PARCEL 9:

ALL OF SECTION 23, TOWNSHIP 26 SOUTH, RANGE 10 WEST, SALT LAKE BASE AND MERIDIAN.

PARCEL 10:

ALL OF SECTION 24, TOWNSHIP 26 SOUTH, RANGE 10 WEST, SALT LAKE BASE AND MERIDIAN.

PARCEL 11:

ALL OF SECTION 26, TOWNSHIP 26 SOUTH, RANGE 10 WEST, SALT LAKE BASE AND MERIDIAN.

PARCEL 12:

ALL OF SECTION 27, TOWNSHIP 26 SOUTH, RANGE 10 WEST, SALT LAKE BASE AND MERIDIAN.

PARCEL 13:

THE EAST HALF OF SECTION 33, TOWNSHIP 26 SOUTH, RANGE 10 WEST, SALT LAKE BASE AND MERIDIAN.

PARCEL 14:

ALL OF SECTION 34, TOWNSHIP 26 SOUTH, RANGE 10 WEST, SALT LAKE BASE AND MERIDIAN.

PARCEL 15:

ALL OF SECTION 35, TOWNSHIP 26 SOUTH, RANGE 10 WEST, SALT LAKE BASE AND MERIDIAN.

PARCEL 16:

LOTS 1, 2, 3 AND 4 AND THE SOUTH HALF OF THE NORTH HALF OF SECTION 2, TOWNSHIP 27 SOUTH, RANGE 10 WEST, SALT LAKE BASE AND MERIDIAN.

PARCEL 17:

THE NORTH HALF OF SECTION 19, TOWNSHIP 26 SOUTH, RANGE 9 WEST, SALT LAKE BASE AND MERIDIAN.

PARCEL 18:

ALL OF SECTION 11, TOWNSHIP 27 SOUTH, RANGE 10 WEST, SALT LAKE BASE AND MERIDIAN.

PARCEL 19:

LOTS 3 AND 4; THE SOUTHEAST QUARTER AND THE EAST HALF OF THE SOUTHWEST QUARTER OF SECTION 10, TOWNSHIP 27 SOUTH, RANGE 10 WEST, SALT LAKE BASE AND MERIDIAN.

PARCEL 20:

LOTS 1, 2, 3 AND 7; THE SOUTHWEST QUARTER OF THE NORTHEAST QUARTER; THE NORTH HALF OF THE SOUTHWEST QUARTER AND THE SOUTH HALF OF THE NORTHWEST QUARTER OF SECTION 3, TOWNSHIP 27 SOUTH, RANGE 10 WEST, SALT LAKE BASE AND MERIDIAN.

PARCEL 21:

LOTS 4, 5, 6, 8, 9, 10 AND 11, SECTION 3, TOWNSHIP 27 SOUTH, RANGE 10 WEST, SALT LAKE BASE AND MERIDIAN.

PARCEL 22:

THE NORTHEAST QUARTER OF THE SOUTHEAST QUARTER AND THE SOUTHWEST QUARTER OF THE SOUTHEAST QUARTER OF SECTION 10, TOWNSHIP 26 SOUTH, RANGE 10 WEST, SALT LAKE BASE AND MERIDIAN.

PARCEL 23:

THE WEST HALF OF SECTION 17, TOWNSHIP 26 SOUTH, RANGE 9 WEST, SALT LAKE BASE AND MERIDIAN.

PARCEL 24:

THE WEST HALF OF SECTION 20, TOWNSHIP 26 SOUTH, RANGE 9 WEST, SALT LAKE BASE AND MERIDIAN.

PARCEL 25:

THE WEST HALF OF THE WEST HALF; THE EAST HALF OF THE NORTHWEST QUARTER AND THE NORTHEAST QUARTER OF THE SOUTHWEST QUARTER OF SECTION 29, TOWNSHIP 26 SOUTH, RANGE 9 WEST, SALT LAKE BASE AND MERIDIAN.

PARCEL 26:

LOTS 3 AND 4; THE SOUTH HALF OF THE NORTHWEST QUARTER; THE NORTH HALF OF THE SOUTHWEST QUARTER AND THE SOUTHEAST QUARTER OF THE SOUTHWEST QUARTER OF SECTION 5, TOWNSHIP 27 SOUTH, RANGE 9 WEST, SALT LAKE BASE AND MERIDIAN.

PARCEL 27:

THE SOUTH HALF OF SECTION 31, TOWNSHIP 25, SOUTH, RANGE 9 WEST, SALT LAKE BASE AND MERIDIAN.

PARCEL 28:

ALL OF SECTION 32, TOWNSHIP 25 SOUTH, RANGE 9 WEST, SALT LAKE BASE AND MERIDIAN.

PARCEL 29:

THE NORTHEAST QUARTER OF SECTION 33, TOWNSHIP 25 SOUTH, RANGE 9 WEST, SALT LAKE BASE AND MERIDIAN.

PARCEL 30:

THE NORTHWEST QUARTER OF SECTION 33, TOWNSHIP 25 SOUTH, RANGE 9 WEST, SALT LAKE BASE AND MERIDIAN.

PARCEL 31:

THE SOUTHEAST QUARTER OF SECTION 6, TOWNSHIP 26 SOUTH, RANGE 9 WEST, SALT LAKE BASE AND MERIDIAN.

PARCEL 32:

THE SOUTH HALF OF SECTION 29, TOWNSHIP 25 SOUTH, RANGE 9 WEST, SALT LAKE BASE AND MERIDIAN.

PARCEL 33:

THE SOUTH HALF OF SECTION 30, TOWNSHIP 25 SOUTH, RANGE 9 WEST, SALT LAKE BASE AND MERIDIAN.

PARCEL 34:

THE NORTH HALF OF SECTION 29, TOWNSHIP 25 SOUTH, RANGE 9 WEST, SALT LAKE BASE AND MERIDIAN.

LESS: THE SOUTH HALF OF THE NORTHWEST QUARTER OF SAID SECTION 29.

APPENDIX I

Guaranteed Generation and Prepayment Amount Table

Guaranteed Generation (MWh)
From	Through and Including	Prepayment Amount ($)

8,490,000	8,500,000	269,502,397
8,480,000	8,489,980	269,308,470
8,470,000	8,479,980	269,114,544
8,460,000	8,469,980	268,920,617
8,450,000	8,459,980	268,726,691
8,440,000	8,449,980	268,532,764
8,430,000	8,439,980	268,338,838
8,420,000	8,429,980	268,144,911
8,410,000	8,419,980	267,950,985
8,400,000	8,409,980	267,757,058
8,390,000	8,399,980	267,563,132
8,380,000	8,389,980	267,369,205
8,370,000	8,379,980	267,175,279
8,360,000	8,369,980	266,981,353
8,350,000	8,359,980	266,787,426
8,340,000	8,349,980	266,593,500
8,330,000	8,339,980	266,399,573
8,320,000	8,329,980	266,205,647
8,310,000	8,319,980	266,011,720
8,300,000	8,309,980	265,817,794
8,290,000	8,299,980	265,623,867
8,280,000	8,289,980	265,429,941
8,270,000	8,279,980	265,236,014
8,260,000	8,269,980	265,042,088
8,250,000	8,259,980	264,848,161
8,240,000	8,249,980	264,654,235
8,230,000	8,239,980	264,460,309
8,220,000	8,229,980	264,266,382
8,210,000	8,219,980	264,072,456
8,200,000	8,209,980	263,878,529
8,190,000	8,199,980	263,684,603
8,180,000	8,189,980	263,490,676
8,170,000	8,179,980	263,296,750
8,160,000	8,169,980	263,102,823
8,150,000	8,159,980	262,908,897
8,140,000	8,149,980	262,714,970

8,130,000	8,139,980	262,521,044
8,120,000	8,129,980	262,327,118
8,110,000	8,119,980	262,133,191
8,100,000	8,109,980	261,939,265
8,090,000	8,099,980	261,745,338
8,080,000	8,089,980	261,551,412
8,070,000	8,079,980	261,357,485
8,060,000	8,069,980	261,163,559
8,050,000	8,059,980	260,969,632
8,040,000	8,049,980	260,775,706
8,030,000	8,039,980	260,581,779
8,020,000	8,029,980	260,387,853
8,010,000	8,019,980	260,193,926
8,000,000	8,009,980	260,000,000
7,990,000	7,999,980	259,806,074
7,980,000	7,989,980	259,612,147
7,970,000	7,979,980	259,418,221
7,960,000	7,969,980	259,224,294
7,950,000	7,959,980	259,030,368
7,940,000	7,949,980	258,836,441
7,930,000	7,939,980	258,642,515
7,920,000	7,929,980	258,448,588
7,910,000	7,919,980	258,254,662
7,900,000	7,909,980	258,060,735
7,890,000	7,899,980	257,866,809
7,880,000	7,889,980	257,672,882
7,870,000	7,879,980	257,478,956
7,860,000	7,869,980	257,285,030
7,850,000	7,859,980	257,091,103
7,840,000	7,849,980	256,897,177
7,830,000	7,839,980	256,703,250
7,820,000	7,829,980	256,509,324
7,810,000	7,819,980	256,315,397
7,800,000	7,809,980	256,121,471
7,790,000	7,799,980	255,927,544
7,780,000	7,789,980	255,733,618
7,770,000	7,779,980	255,539,691
7,760,000	7,769,980	255,345,765
7,750,000	7,759,980	255,151,839
7,740,000	7,749,980	254,957,912
7,730,000	7,739,980	254,763,986
7,720,000	7,729,980	254,570,059
7,710,000	7,719,980	254,376,133
7,700,000	7,709,980	254,182,206

7,690,000	7,699,980	253,988,280
7,680,000	7,689,980	253,794,353
7,670,000	7,679,980	253,600,427
7,660,000	7,669,980	253,406,500
7,650,000	7,659,980	253,212,574
7,640,000	7,649,980	253,018,647
7,630,000	7,639,980	252,824,721
7,620,000	7,629,980	252,630,795
7,610,000	7,619,980	252,436,868
7,600,000	7,609,980	252,242,942
7,590,000	7,599,980	252,049,015
7,580,000	7,589,980	251,855,089
7,570,000	7,579,980	251,661,162
7,560,000	7,569,980	251,467,236
7,550,000	7,559,980	251,273,309
7,540,000	7,549,980	251,079,383
7,530,000	7,539,980	250,885,456
7,520,000	7,529,980	250,691,530
7,510,000	7,519,980	250,497,603
7,500,000	7,509,980	250,303,677
7,490,000	7,499,980	250,109,751
7,480,000	7,489,980	249,915,824
7,470,000	7,479,980	249,721,898
7,460,000	7,469,980	249,527,971
7,450,000	7,459,980	249,334,045
7,440,000	7,449,980	249,140,118
7,430,000	7,439,980	248,946,192
7,420,000	7,429,980	248,752,265
7,410,000	7,419,980	248,558,339
7,400,000	7,409,980	248,364,412
7,390,000	7,399,980	248,170,486
7,380,000	7,389,980	247,976,559
7,370,000	7,379,980	247,782,633
7,360,000	7,369,980	247,588,707
7,350,000	7,359,980	247,394,780
7,340,000	7,349,980	247,200,854
7,330,000	7,339,980	247,006,927
7,320,000	7,329,980	246,813,001
7,310,000	7,319,980	246,619,074
7,300,000	7,309,980	246,425,148
7,290,000	7,299,980	246,231,221
7,280,000	7,289,980	246,037,295
7,270,000	7,279,980	245,843,368
7,260,000	7,269,980	245,649,442

7,250,000	7,259,980	245,455,516
7,240,000	7,249,980	245,261,589
7,230,000	7,239,980	245,067,663
7,220,000	7,229,980	244,873,736
7,210,000	7,219,980	244,679,810
7,200,000	7,209,980	244,485,883
7,190,000	7,199,980	244,291,957
7,180,000	7,189,980	244,098,030
7,170,000	7,179,980	243,904,104
7,160,000	7,169,980	243,710,177
7,150,000	7,159,980	243,516,251
7,140,000	7,149,980	243,322,324
7,130,000	7,139,980	243,128,398
7,120,000	7,129,980	242,934,472
7,110,000	7,119,980	242,740,545
7,100,000	7,109,980	242,546,619
7,090,000	7,099,980	242,352,692
7,080,000	7,089,980	242,158,766
7,070,000	7,079,980	241,964,839
7,060,000	7,069,980	241,770,913
7,050,000	7,059,980	241,576,986
7,040,000	7,049,980	241,383,060
7,030,000	7,039,980	241,189,133
7,020,000	7,029,980	240,995,207
7,010,000	7,019,980	240,801,280
7,000,000	7,009,980	240,607,354
6,990,000	6,999,980	240,413,428
6,980,000	6,989,980	240,219,501
6,970,000	6,979,980	240,025,575
6,960,000	6,969,980	239,831,648
6,950,000	6,959,980	239,637,722
6,940,000	6,949,980	239,443,795
6,930,000	6,939,980	239,249,869
6,920,000	6,929,980	239,055,942
6,910,000	6,919,980	238,862,016
6,900,000	6,909,980	238,668,089
6,890,000	6,899,980	238,474,163
6,880,000	6,889,980	238,280,237
6,870,000	6,879,980	238,086,310
6,860,000	6,869,980	237,892,384
6,850,000	6,859,980	237,698,457
6,840,000	6,849,980	237,504,531
6,830,000	6,839,980	237,310,604
6,820,000	6,829,980	237,116,678

6,810,000	6,819,980	236,922,751
6,800,000	6,809,980	236,728,825
6,790,000	6,799,980	236,534,898
6,780,000	6,789,980	236,340,972
6,770,000	6,779,980	236,147,045
6,760,000	6,769,980	235,953,119
6,750,000	6,759,980	235,759,193
6,740,000	6,749,980	235,565,266
6,730,000	6,739,980	235,371,340
6,720,000	6,729,980	235,177,413
6,710,000	6,719,980	234,983,487
6,700,000	6,709,980	234,789,560
6,690,000	6,699,980	234,595,634
6,680,000	6,689,980	234,401,707
6,670,000	6,679,980	234,207,781
6,660,000	6,669,980	234,013,854
6,650,000	6,659,980	233,819,928
6,640,000	6,649,980	233,626,001
6,630,000	6,639,980	233,432,075
6,620,000	6,629,980	233,238,149
6,610,000	6,619,980	233,044,222
6,600,000	6,609,980	232,850,296
6,590,000	6,599,980	232,656,369
6,580,000	6,589,980	232,462,443
6,570,000	6,579,980	232,268,516
6,560,000	6,569,980	232,074,590
6,550,000	6,559,980	231,880,663
6,540,000	6,549,980	231,686,737
6,530,000	6,539,980	231,492,810
6,520,000	6,529,980	231,298,884
6,510,000	6,519,980	231,104,957
6,500,000	6,509,980	230,911,031
6,490,000	6,499,980	230,717,105
6,480,000	6,489,980	230,523,178
6,470,000	6,479,980	230,329,252
6,460,000	6,469,980	230,135,325
6,450,000	6,459,980	229,941,399
6,440,000	6,449,980	229,747,472
6,430,000	6,439,980	229,553,546
6,420,000	6,429,980	229,359,619
6,410,000	6,419,980	229,165,693
6,400,000	6,409,980	228,971,766
6,390,000	6,399,980	228,777,840
6,380,000	6,389,980	228,583,914

6,370,000	6,379,980	228,389,987
6,360,000	6,369,980	228,196,061
6,350,000	6,359,980	228,002,134
6,340,000	6,349,980	227,808,208
6,330,000	6,339,980	227,614,281
6,320,000	6,329,980	227,420,355
6,310,000	6,319,980	227,226,428
6,300,000	6,309,980	227,032,502
6,290,000	6,299,980	226,838,575
6,280,000	6,289,980	226,644,649
6,270,000	6,279,980	226,450,722
6,260,000	6,269,980	226,256,796
6,250,000	6,259,980	226,062,870
6,240,000	6,249,980	225,868,943
6,230,000	6,239,980	225,675,017
6,220,000	6,229,980	225,481,090
6,210,000	6,219,980	225,287,164
6,200,000	6,209,980	225,093,237
6,190,000	6,199,980	224,899,311
6,180,000	6,189,980	224,705,384
6,170,000	6,179,980	224,511,458
6,160,000	6,169,980	224,317,531
6,150,000	6,159,980	224,123,605
6,140,000	6,149,980	223,929,678
6,130,000	6,139,980	223,735,752
6,120,000	6,129,980	223,541,826
6,110,000	6,119,980	223,347,899
6,100,000	6,109,980	223,153,973
6,090,000	6,099,980	222,960,046
6,080,000	6,089,980	222,766,120
6,070,000	6,079,980	222,572,193
6,060,000	6,069,980	222,378,267
6,050,000	6,059,980	222,184,340
6,040,000	6,049,980	221,990,414
6,030,000	6,039,980	221,796,487
6,020,000	6,029,980	221,602,561
6,010,000	6,019,980	221,408,635
6,000,000	6,009,980	221,214,708
5,990,000	5,999,980	221,020,782
5,980,000	5,989,980	220,826,855
5,970,000	5,979,980	220,632,929
5,960,000	5,969,980	220,439,002
5,950,000	5,959,980	220,245,076
5,940,000	5,949,980	220,051,149

5,930,000	5,939,980	219,857,223
5,920,000	5,929,980	219,663,296
5,910,000	5,919,980	219,469,370
5,900,000	5,909,980	219,275,443
5,890,000	5,899,980	219,081,517
5,880,000	5,889,980	218,887,591
5,870,000	5,879,980	218,693,664
5,860,000	5,869,980	218,499,738
5,850,000	5,859,980	218,305,811
5,840,000	5,849,980	218,111,885
5,830,000	5,839,980	217,917,958
5,820,000	5,829,980	217,724,032
5,810,000	5,819,980	217,530,105
5,800,000	5,809,980	217,336,179
5,790,000	5,799,980	217,142,252
5,780,000	5,789,980	216,948,326
5,770,000	5,779,980	216,754,399
5,760,000	5,769,980	216,560,473
5,750,000	5,759,980	216,366,547
5,740,000	5,749,980	216,172,620
5,730,000	5,739,980	215,978,694
5,720,000	5,729,980	215,784,767
5,710,000	5,719,980	215,590,841
5,700,000	5,709,980	215,396,914
5,690,000	5,699,980	215,202,988
5,680,000	5,689,980	215,009,061
5,670,000	5,679,980	214,815,135
5,660,000	5,669,980	214,621,208
5,650,000	5,659,980	214,427,282
5,640,000	5,649,980	214,233,356
5,630,000	5,639,980	214,039,429
5,620,000	5,629,980	213,845,503
5,610,000	5,619,980	213,651,576
5,600,000	5,609,980	213,457,650
5,590,000	5,599,980	213,263,723
5,580,000	5,589,980	213,069,797
5,570,000	5,579,980	212,875,870
5,560,000	5,569,980	212,681,944
5,550,000	5,559,980	212,488,017
5,540,000	5,549,980	212,294,091
5,530,000	5,539,980	212,100,164
5,520,000	5,529,980	211,906,238
5,510,000	5,519,980	211,712,312
5,500,000	5,509,980	211,518,385

APPENDIX J

Quality Assurance Program

Seller shall implement a Quality Assurance Program to provide assurance that design, purchasing, manufacturing, shipping, storage, construction, testing and examination of all equipment, materials and services related to the Facility will comply with the requirements of this Agreement and the manufacturers’ and/or suppliers’ requirements for successful operation of the Facility.

Quality at Seller

What is quality? Seller believes that quality is the unit of measure for assessing fulfillment of project goals. A quality project meets or exceeds the contract requirements and accepted standards of professional and industry practice. Furthermore, high quality projects are those that address client and societal needs more successfully than “low” quality projects. While this may seem like a straightforward definition, the process to ensure quality is much more involved and includes quality management, quality planning, quality control, quality assurance, a quality system, and total quality management.

“Quality assurance” refers to a process that reduces the potential for error throughout the phases of a project. On projects with a Quality Assurance Program, the chances of producing a poor quality deliverable are substantially reduced. Quality control procedures are an integral part of quality assurance. Historically, industry has used the term “quality control” to indicate a checking procedure for verifying the quality of deliverables. This checking commonly occurs at the end of the process, long after an error may have been made and compounded by subsequent work. While quality control checks at the end of a project are an essential exercise, scheduled periodic reviews at each phase of project conceptual and final design are integral to Seller’s Quality Assurance Program. In addition, quality maintenance which meet or exceed manufacturers’ and/or suppliers’ requirements and best industry practices must be an integral part of Seller’s Quality Assurance Program.

The Quality Management Process

The surest way to achieve satisfactory quality is to adhere to a proven quality process. The term “quality” most accurately refers to a project’s ability to satisfy needs when considered as a whole and each part of the process meets or exceeds the standards of Prudent Utility Practices.

The Seller project management team is responsible for proactively planning and directing the quality of the work process, services, and deliverables. The Seller project management team targets six areas to monitor quality:

1)              A written work plan with accompanying Q/A Manual

2)              Detailed review of the project design at the planning and conceptual design phase

3)              Detailed review of project final design prior to construction

4)              A quality control program during construction to verify implementation is in compliance with design documents and document any changes.

5)              Independent engineering review of the entire project process, from design review through commercial operation

6)              A written maintenance manual for the Facility for the duration of Commercial Operation that complies with the maintenance manuals of the manufacturers and suppliers from whom the Sellers have purchased equipment and/or material and best industry practices.

Written Work Plan and Q/A Manual

The idea of a written work plan and Q/A manual is to incorporate quality assurance in all areas of project execution. Seller has found that quality needs to be institutionalized into the project process, not only in the budgeting process, but everywhere. For example, specific tasks and duties need to be allocated to specific individuals; roles and interface points need to be clearly defined; individual assignments need to be realistic; special attention needs to be paid to complex areas within projects; schedules need to be realistic and achievable; and lastly the work culture needs to be enjoyable and open so that employees are empowered to react quickly to symptoms of quality problems before they actually manifest.

Seller’s quality program shall be documented in a written work plan and Quality Assurance manual (the “Q/A Manual”). The form and the format of the Q/A Manual shall be developed by the Seller, but must comply with Prudent Utility Practices and follow manufacturers and suppliers recommendations without deviation. The content of the Q/A Manual shall provide written descriptions of policies, procedures and methodology to accomplish a quality project. Seller shall submit three (3) copies of the Q/A Manual within ninety (90) days after the Effective Date to Buyer or Buyer’s Agent. The Q/A Manual shall be kept current by the Seller throughout the term of this Agreement through the submittal of revisions, as appropriate, by the Seller to Buyer or Buyer’s Agent.

The Q/A Manual shall describe the authority and the responsibility of the Persons in charge of the Quality Assurance Program and inspection activities. It shall also provide the plan for detailed review of project conceptual design and final design, hold points, and methodology for document control and comment. Furthermore, it shall provide the plan and strategy for quality control and review during the construction project and for maintenance and operations during Commercial Operation. The Q/A Manual shall strive; at a minimum, to define control procedures or methods to assure the following:

(a)          The design documents, drawings, specifications, Q/A procedures,

records, inspection procedures and purchase documents are maintained to be current, accurate and in compliance with all applicable laws and regulations.

(b)        The purchased materials, equipment and services comply with the requirements of this Agreement.

(c)         The materials received at the site are inspected for compliance with specifications

(d)        The subcontracted work is adequately inspected by third parties

(e)         Proper methods are employed for the qualification of personnel who are performing Work

(f)           Proper documentation, control and disposition of nonconforming equipment and materials is maintained

(g)        Proper records are kept and available following project completion to ensure accurate documentation of as-built conditions.

(h)        Detailed and complete plan for maintenance and operation during commercial operations consistent with manufacturers and suppliers recommendations and best industry practices.

Conceptual Design Review

Seller has a team of professionals who develop and review the Facility layout and Facility conceptual design. The team consists of specialists in land-use and planning, permitting, meteorology, engineering, construction, project management, and finance. A preliminary site plan is developed and meetings are held to assess optimization of wind resource, constructability, minimization of cultural and biological impacts, land use restrictions, and landowner requirements. Preliminary road design will also be started and access to the site will be reviewed in detail. When this plan is ready for review, a formal plan and map is created and a final internal review is conducted. Following that is detailed studies for biological, cultural and other types of impacts by third parties. The site plan is then reviewed, modified as necessary, and then used to begin the permitting and public review process. The site plan is further modified based on comments in that process. At that point, the site plan can be issued for construction, and final engineering can commence.

In parallel with this process, preliminary conceptual design is started for the major areas of the project, including the substation, transmission line, foundations, underground collection system, communications system, and road and grading is done to develop construction estimates as well as materials specifications. All of these areas of conceptual designs are used to check and verify the assumptions used for development of the site plan.

Final Engineering Design

Following finalization of the site plan, the detailed design is done for the collection system, fiber-optic network, foundations, roads & grading, transmission line, and substation by third party engineering firms licensed to practice in the state in which the Facility is to be constructed. Each firm has their own quality assurance and checking procedures, however Seller reviews the final work products in detail to check with conformance with this Agreement and provides comments as a second round of quality assurance. When Seller’s comments have been incorporated, the design of each area is considered final, that design is then submitted to an independent engineer for review and comment. This ensures that another entity, in addition to Seller has done a comprehensive review of all project areas and details to ensure conformance with this Agreement.

In parallel with final design and checking activities, final geotechnical studies will be conducted at the site, and a final wind resource assessment will be performed with the issued-for-construction project layout. If existing subsurface conditions are different from what is expected, the foundation locations could be slightly modified or the foundation design on a specific turbine could be modified. Any changes of this nature would be documented in as-built design drawings and approved in advance by Seller.

Quality Assurance at the Construction Site

Seller will hire a third party general contractor to construct the Facility. This contractor will be required to have its own quality assurance program in place using its own staff, as well as third party inspectors. The two primary areas of focus at the site are assuring conformance of construction to design drawings, and conformance of materials to specifications. The general contractor will be required to provide third party inspectors and testing for materials including concrete slump testing; rebar and concrete placement; cable trenching, soil compaction testing, etc. The general contractor will also be required to maintain a set of red-line drawings during the course of construction to document any changes to the design documents. Proposed Facility changes would be reviewed and approved in the field by the Seller construction management team prior to implementation.

Quality assurance of turbine erection is achieved through a combination of procedures and processes. The general contractor will provide rigorous inspection of its installation crew. The turbine supplier will have technical advisors on site to inspect and sign off on turbine components received, oversee and monitor turbine erection, and approve mechanical completion. In addition, Seller will have its own construction management team on site consisting of a construction manager and quality inspectors who will observe performance of all areas of the work and ensure compliance with design documents. A team consisting of the turbine supplier, Seller, and the general contractor will walk down each turbine at mechanical completion to develop a comprehensive punchlist of any unfinished or incorrect work. This punchlist is maintained by the contractor, and is signed off by Seller upon completion of the punchlist items. Lastly, the independent engineer performs periodic audits during construction to oversee critical items, spot checks individual turbines, confirms construction progress, reports on any perceived issues, and provides independent reporting and assessments to the Buyer and Buyer’s Agents

Following completion of the Facility, the general contractor will be required to provide as-built all design drawings and records of all materials testing conducted at the site. This documentation will be maintained at the Facility generation site during operations of the Facility.